Execution Version

SECURITIES PURCHASE AGREEMENT
by and among
MASONITE CORPORATION,
THE COMPANY STOCKHOLDERS,
THE COMPANY WARRANT HOLDERS,
EPI HOLDINGS, INC.,
and
BRUCE E. PROCTON, AS COMPANY EQUITYHOLDERS’ REPRESENTATIVE
_____________________
Dated as of November 2, 2022

TABLE OF CONTENTS
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3.20	State Takeover Laws	52
3.21	COVID-19 Matters	52
3.22	No Other Representations or Warranties	53

Article IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY STOCKHOLDERS AND COMPANY WARRANT HOLDERS

4.1	Title to Shares	53
4.2	Authority; No Violation	54
4.3	Consents and Approvals	55
4.4	Brokers	55
4.5	Legal Proceedings	55
4.6	No Other Representations or Warranties	55

Article V

REPRESENTATIONS AND WARRANTIES OF BUYER

5.1	Corporate Organization	56
5.2	Authority; No Violation	56
5.3	Consents and Approvals	56
5.4	Financing	57
5.5	Brokers	57

Article VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1	Conduct of Business of the Company Prior to the Closing	57
6.2	Company Forbearances	57
6.3	Notification of Certain Matters	61

Article VII

ADDITIONAL AGREEMENTS

7.1	Reasonable Best Efforts	62
7.2	Access to Information	64
7.3	Confidentiality	65
7.4	Additional Agreements	65
7.5	Employee Benefit Plans	66
7.6	Indemnification; Tail Policies	67
7.7	Further Assurances	69
7.8	Acquisition Proposals	69
7.9	Public Announcements	69
7.10	Takeover Statutes	70
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7.11	Transaction Expenses	70
7.12	2022 Financial Statements	71
7.13	Director Resignations	71
7.14	Termination of Affiliate Agreements	71
7.15	Non-Solicitation; Non-Competition	71
7.16	Financial Information	72
7.17	Certain Tax Matters	72
7.18	Litigation Support	75
7.19	Financing and Financing Cooperation	76
7.20	Drag-Along Notice; SPA Joinder	78
7.21	Buyer’s Acknowledgment	78

Article VIII

CONDITIONS PRECEDENT

8.1	Conditions to Each Party’s Obligation to Effect the Closing	79
8.2	Conditions to Obligations of Buyer	79
8.3	Conditions to Obligations of the Company and the Company Stockholders	81

Article IX

TERMINATION AND AMENDMENT

9.1	Termination	81
9.2	Effect of Termination	83

Article X

SURVIVAL AND INDEMNIFICATION

10.1	Survival	83
10.2	Indemnification by Company Stockholders and Company Warrant Holders	84
10.3	Indemnification Procedures	87
10.4	Release of Indemnity Holdback Amount	88
10.5	Exclusive Remedy	90

Article XI

MISCELLANEOUS

11.1	Amendment	90
11.2	Expenses	91
11.3	Notices	91
11.4	Interpretation	92
11.5	Waiver of Jury Trial	93
11.6	Counterparts; Electronic Signatures	93
11.7	Entire Agreement	93
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11.8	Governing Law; Jurisdiction	93
11.9	Assignment	94
11.10	Third-Party Beneficiaries	94
11.11	Specific Performance	94
11.12	Severability	95
11.13	Company Equityholders’ Representative	95
11.14	Release	98
11.15	Financing Parties	99
11.16	Non-Recourse	100
11.17	Representation by Counsel	100

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INDEX OF DEFINED TERMS

Page
1492 Capital	1
2022 Audited Financial Statements	71
Accounting Principles	15
Acquisition Proposal	69
Action	33
Affiliate Agreement	48
Agreement	1
Allocation Schedule	10
Anti-Corruption Laws	34
Antitrust Laws	23
Audited Financial Statements	24
Base Purchase Price	2
Business Covered Person	71
Business Day	92
Buyer	1
Buyer 401(k) Plan	67
Buyer Material Adverse Effect	56
Buyer Subsidiary	53
C Corporation	28
Capital Contribution	4
CARES Act	16
Change of Control Payments	15
Claim Notice	88
Closing	3
Closing Cash	15
Closing Date.	3
Closing Indebtedness	15
Closing Purchase Price	15
Closing Statement	12
Closing Working Capital	16
Closing Working Capital Adjustment	16
Code	6
Commercial Tax Agreement	27
Common Estimated Closing Consideration	5
Company	1
Company 401(k) Plan	66
Company Board	1
Company Common Shares	7
Company Credit Agreement	77
Company Disclosure Schedule	18
Company Dragged Stockholder	78
Company Employee	33
Company Employee Plan	33
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Company Equity Award	7
Company Equity Plan	7
Company Equity Securities	21
Company Equityholders	7
Company Equityholders’ Representative	1, 95
Company Financial Statements	24
Company Indemnified Parties	68
Company IP Rights	46
Company Leased Properties	42
Company Leases	42
Company Material Adverse Effect	19
Company Owned Properties	42
Company Preferred Shares	7
Company Products	47
Company PSU	7
Company Real Property	42
Company Registered IP	44
Company RSU	7
Company Share Capital	1
Company Shares	8
Company Stockholder Excluded Claims	98
Company Stockholder Related Parties	98
Company Stockholder Release	98
Company Stockholders	1
Company Stockholders Agreement	20
Company Subsidiary	20
Company Subsidiary Equity Securities	21
Company Tax Returns	72
Company Warrant	8
Company Warrant Holders	1
Company-Owned IP Rights	47
Confidential Communications	100
Confidentiality Agreement	64
Continuing Employee	66
Contracts	36
Contributor	45
Copyrights	47
Covered Company Stockholders	89
Cyprium Investors V	1
Cyprium Parallel V	1
Deductible	86
Direct Claim	88
Disbursing Agent	8
Disbursing Agent Agreement	6
Disbursing Agent Designated Account	6
Dispute Notice	13
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Dispute Resolution Period	13
DOJ	63
Enforceability Exceptions	23
Environmental Law	41
ERISA	33
ERISA Affiliate	33
Estimated Closing Cash	9
Estimated Closing Indebtedness	9
Estimated Closing Purchase Price	2
Estimated Closing Statement	9
Estimated Closing Working Capital	9
Estimated Closing Working Capital Adjustment	2
Estimated Unpaid Closing Change of Control Payments	9
Estimated Unpaid Closing Transaction Expenses	9
Excluded Taxes	16
Expense Fund Amount	3
Expense Reimbursement Fee	83
Export Controls	35
Final Closing Purchase Price	14
Financing	78
Financing Entities	78
Financing Parties	78
First Extended Outside Date	82
Fraud	90
FTC	63
Fully-Diluted Company Common Shares	8
Fundamental Representations	84
GAAP	17
Government Contract	39
Governmental Entity	23
Hazardous Substance	41
Holdback Amount	3
HSR Act	23
Illustrative Allocation Schedule	11
Illustrative Calculation of Net Working Capital	15
Illustrative Closing Statement	17
Import Restrictions	35
Income Taxes	28
Indebtedness	17
Indemnified Parties	84
Indemnifying Party	84
Indemnity Holdback Amount	3
Indemnity Release Holdback Amount	8
Independent Accounting Firm	13
Information Privacy and Security Laws	51
Initial Outside Date	82
-viii-

Insurance Policies	48
Integration Committee	64
Intellectual Property Rights	47
IRS	33
Judgment	34
Judgments	34
Laws	34
Liability	18
Lien	43
Losses	84
Major Customers	43
Major Suppliers	44
Marks	47
Material Contracts	36
Nationwide	1
New Plans	66
Objection Notice	88
OFAC	35
Old Plans	66
Open Source License	47
Open Source Material	47
Organizational Documents	20
Outside Date	82
Outstanding Claims	90
Overpayment Amount	14
Pandemic	52
Pandemic-Relief Debt	53
Patents	47
Payoff Amount	77
Payoff Letters	77
Per Common Share Closing Consideration	8
Per Preferred Share Closing Consideration	8
Per Share Equity Award Closing Consideration	8
Permits	34
Permitted Liens	42
Person	92
Personal Data	52
Pre-Closing Tax Period	28
Pre-Closing Tax Refund	75
Pre-Closing Tax Returns	72
Pre-Closing Transactions	65
Preferred Estimated Closing Consideration	8
Preferred Liquidation Preference	8
Pro Rata Share	9
Proceeding	34
Proceedings	34
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Protected Information	52
PSU Closing Consideration	5
Purchase Price	2
Purchase Price Adjustment Holdback Amount	3
Registered IP	47
Release	42
Release Amount	90
Release Claims	98
Release Date	88
Released Parties	98
Relevant Matters	93
Representative Losses	96
Representatives	64
Restraints	79
Restricted Parties	36
RSU Closing Consideration	5
Share and Warrant Purchase	1
Share Purchase	1
Software	47
SPA Joinder	78
Straddle Period	29
Tail Policies	68
Takeover Statutes	52
Tax	29
Tax Proceeding	27
Tax Return	29
Taxes	29
Third Party Claim	87
Trade Secrets	47
Transaction Expenses	18
Transactions	1
Transfer Taxes	70
UK	51
Underpayment Amount	14
Unpaid Closing Change of Control Payments	12
Unpaid Closing Transaction Expenses	18
WARN Act	32
Warrant Purchase	1
Zoning Laws	42

Exhibits

Exhibit A        Illustrative Calculation of Net Working Capital
Exhibit B        Illustrative Closing Statement
Exhibit C        Form of Joinder
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SECURITIES PURCHASE AGREEMENT
SECURITIES PURCHASE AGREEMENT, dated as of November 2, 2022 (this “Agreement”), by and among Masonite Corporation, a Delaware corporation (“Buyer”), Cyprium Investors V LP, a Delaware limited partnership (“Cyprium Investors V”), Cyprium Parallel Investors V LP, a Delaware limited partnership (“Cyprium Parallel V”), 1492 Capital LLC, an Ohio limited liability company (“1492 Capital”), Nationwide Defined Benefit Master Trust, an employee pension plan organized in New York (“Nationwide”), Bruce E. Procton, a natural person, the Rose E. Procton Irrevocable Trust u/a/d 12/31/12, the Alexander M. Procton Irrevocable Trust u/a/d 12/31/12, the Jonas M. Procton Irrevocable Trust u/a/d 12/31/12, Kevin MacDonald, a natural person, Walter Hammond, a natural person, Greg McGehee, a natural person, and Lawrence P. Repar, a natural person, collectively, the “Company Stockholders”), Cyprium Investors V, Cyprium Parallel V, 1492 Capital and Nationwide, collectively, the “Company Warrant Holders”), EPI Holdings, Inc., a Delaware corporation (the “Company”), and Bruce E. Procton, a natural person (“Company Equityholders’ Representative”), as the Company Equityholders’ Representative.
W I T N E S S E T H:
WHEREAS, as of the date of this Agreement, the Company Stockholders (together with the Company Dragged Stockholders) collectively own (a) 434,263 Company Common Shares and (b) 200,625 Company Preferred Shares, and, as of immediately prior to the Closing, the Company Stockholders (together with the Company Dragged Stockholders) will own all of the Company Shares which shall represent all of the issued and outstanding share capital of the Company (the “Company Share Capital”);
WHEREAS, at the Closing, on the terms and subject to the conditions set forth in this Agreement, the Company Stockholders (including the Company Dragged Stockholders) desire to sell, and Buyer desires to purchase, all of the Company Shares (the “Share Purchase”) and the Company Warrant Holders desire to sell and Buyer desires to purchase, all of the Company Warrants (the “Warrant Purchase” and together with the Share Purchase, collectively, the “Share and Warrant Purchase”), in each case, for the consideration set forth in Article I and Article II, and, together with the consummation of the other transactions contemplated by this Agreement (including the Pre-Closing Transactions) are referred to as the “Transactions”;
WHEREAS, each of the boards of directors of Buyer and the board of directors of the Company (the “Company Board”) have determined that it is advisable, fair to and in the best interests of their respective companies and their stockholders or equityholders (as applicable) to approve and enter into this Agreement and to consummate the Transactions, including the Share and Warrant Purchase; and
WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Transactions, including the Share and Warrant Purchase, and also to prescribe certain conditions to the Transactions, including the Share and Warrant Purchase.

NOW, THEREFORE, in consideration of the covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I

PURCHASE AND SALE; CLOSING
1.1    Purchase and Sale of Company Shares and Company Warrants. At the Closing, on the terms and subject to the conditions set forth in this Agreement, the Company Stockholders and Company Warrant Holders, severally and not jointly, shall sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from the Company Stockholders and Company Warrant Holders, good and valid title to all of the rights and interests in and to the Company Shares and the Company Warrants, respectively, free and clear of all Liens, other than those restrictions under applicable securities Laws.
1.2    Purchase Price. The aggregate consideration to be paid by Buyer to the Company Equityholders shall be an amount in cash equal to the Estimated Closing Purchase Price, calculated pursuant to Section 2.1 and payable as set forth in Section 1.6, subject to adjustments (if any) as provided in Section 2.3 and Article X (such Estimated Closing Purchase Price, as so adjusted, the “Purchase Price”).
As used in this Agreement:
“Estimated Closing Purchase Price” means (a) three hundred seventy-five million dollars ($375,000,000) (the “Base Purchase Price”), plus (b) Estimated Closing Cash, minus (c) the Estimated Closing Indebtedness, minus (d) the Estimated Unpaid Closing Transaction Expenses, minus (e) the Estimated Unpaid Closing Change of Control Payments (excluding the amount of such payments funded by the Capital Contribution pursuant to Section 1.4(a)(x)), plus (f) the Estimated Closing Working Capital Adjustment, if any, minus (g) the Holdback Amount, minus (h) the Expense Fund Amount. For the avoidance of doubt, the Estimated Closing Purchase Price shall be determined in a manner so as to not inappropriately “double count” any components thereof.
“Estimated Closing Working Capital Adjustment” means:
(a) if the Estimated Closing Working Capital is less than forty-two million dollars ($42,000,000), then the Estimated Closing Working Capital Adjustment shall be a negative amount equal to the difference between such amount and forty-two million dollars ($42,000,000);
(b) if the Estimated Closing Working Capital is between forty-two million dollars ($42,000,000) and forty-two million six hundred thousand dollars ($42,600,000), then the Estimated Closing Working Capital Adjustment shall be zero dollars ($0);
(c) if the Estimated Closing Working Capital exceeds forty-two million six hundred thousand dollars ($42,600,000), then the Estimated Closing Working Capital Adjustment shall be a positive amount equal to the difference between forty-two million six hundred thousand dollars ($42,600,000) and such amount;

“Expense Fund Amount” means two hundred fifty thousand dollars ($250,000).
“Holdback Amount” means the sum of the Purchase Price Adjustment Holdback Amount and the Indemnity Holdback Amount.
“Indemnity Holdback Amount” means eighteen million dollars ($18,000,000), as may be adjusted pursuant to Section 2.3(d).
“Purchase Price Adjustment Holdback Amount” means two million dollars ($2,000,000).
1.3    Closing Date. Subject to the terms and conditions of this Agreement, the closing of the Share and Warrant Purchase (the “Closing”) will take place electronically by exchange of the closing deliverables by the means provided in Section 11.6 as promptly as reasonably practicable on the first Business Day that is the first Business Day of a calendar month occurring after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VIII to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date, time or place is agreed to in writing by the Company and Buyer. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.4    Closing Deliverables.
(a)    By the Company, the Company Stockholders, and the Company Warrant Holders. At the Closing, the Company, the Company Stockholders, or the Company Warrant Holders (as applicable) shall deliver, or cause to be delivered, to Buyer:
(i)    Transfer Instruments. To the extent that the Company Shares are in certificate form, stock certificates evidencing all such Company Shares, free and clear of all Liens, other than restrictions on transfer imposed by applicable securities Laws, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer Tax stamps affixed thereto, and to the extent that the Company Shares are not in certificate form, deliver to Buyer stock powers or other instruments of transfer duly executed in form for transfer, free and clear of Liens, with respect to the Company Shares and such other documentation as is reasonably required to transfer the Company Shares in full to Buyer;
(ii)    Indebtedness. Any Payoff Letters required to be delivered pursuant to Section 7.19(e);
(iii)    IRS Form W-9. A properly completed and validly executed IRS Form W-9 of each Company Stockholder and Company Warrant Holder;
(iv)    Resignation Letters. The resignation letters contemplated by Section 7.13;
(v)    Company’s Officer’s Certificate. The officer’s certificate required to be delivered pursuant to Section 8.2(e);

(vi)    Additional Agreements. Duly executed counterparts to each of the additional agreements set forth in Section 7.4;
(vii)    Disbursing Agent Agreement. Duly executed counterparts by the Company Equityholders’ Representative and the Disbursing Agent of the Disbursing Agent Agreement;
(viii)    Affiliate Agreements. Evidence of the termination of the Affiliate Agreements pursuant to Section 7.14; and
(ix)    Company Equity Plan. Evidence of the termination of the Company Equity Plan.
(x)    Bruce E. Procton Capital Contribution. On or before the Closing Date, Bruce E. Procton shall make a capital contribution in cash to the Company in an amount sufficient to enable the Company or a Company Subsidiary to pay bonuses to employees of the Company or a Company Subsidiary in a total amount of (A) one million two hundred thousand dollars ($1,200,000), plus (B) the Company’s or Company Subsidiary’s portion of any payroll taxes owed by the Company or any Company Subsidiary with respect to such bonuses (the “Capital Contribution”).
(b)    By Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to the Company:
(i)    Buyer’s Officer’s Certificate. The officer’s certificate required to be delivered pursuant to Section 8.3(c);
(ii)    Additional Agreements. Duly executed counterparts to each of the additional agreements set forth in Section 7.4; and
(iii)    Disbursing Agent Agreement. Duly executed counterparts by Buyer of the Disbursing Agent Agreement.
1.5    Effect on Company Shares and Company Equity Awards.
(a)    Company Preferred Shares. On the terms and subject to the conditions set forth in this Agreement, in consideration for the sale and transfer of all Company Preferred Shares owned by the applicable Company Stockholder as of immediately prior to the Closing (as set forth on the Allocation Schedule), each Company Stockholder, severally and not jointly, shall be entitled to receive an amount of cash, without interest, equal to the product obtained by multiplying (i) the Per Preferred Share Closing Consideration by (ii) the total number of Company Preferred Shares held by such Company Stockholder. In addition, and with respect to each Company Stockholder, severally and not jointly, Buyer may deduct any withholding amounts as further described in this Article I.
(b)    Company Common Shares and Company Warrants. On the terms and subject to the conditions set forth in this Agreement, in consideration for the sale and transfer of all Company Common Shares owned by such Company Stockholder or Company Warrant owned by such Company Warrant Holder, as applicable, as of immediately prior to the Closing (as set forth on the Allocation Schedule), each Company Stockholder and Company Warrant Holder, severally and not jointly, shall be entitled to receive an amount of cash, without interest, equal to (i) the product obtained by multiplying (A) the Per Common Share Closing Consideration by (B) the total number of Company Common Shares held by such Company Stockholder or the total number of Company Common Shares underlying the Company Warrant held by such Company Warrant Holder, as applicable (the “Common Estimated Closing Consideration”), plus or minus (as applicable) (ii) if any, such Company Stockholder’s or Company Warrant Holder’s Pro Rata Share of any amount paid, or of any amount released, from the Purchase Price Adjustment Holdback Amount, to the applicable Company Stockholders pursuant to Section 2.3, plus (iv) if any, such Company Stockholder’s or Company Warrant Holder’s Pro Rata Share of the Indemnity Release Holdback Amount, in each case, as shown in the Allocation Schedule. In addition, and with respect to each Company Stockholder and Company Warrant Holder, severally and not jointly, Buyer may deduct any withholding amounts as further described in this Article I.
(c)    Company RSUs. At the Closing, each Company RSU outstanding as of immediately prior to the Closing, whether vested or unvested, will automatically, without any action on the part of Buyer, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon (but subject to applicable withholding), equal to the product obtained by multiplying (i) the Per Share Equity Award Closing Consideration by (ii) the total number of Company Common Shares subject to such Company RSU (the “RSU Closing Consideration”).
(d)    Company PSUs. At the Closing, each Company PSU outstanding as of immediately prior to the Closing, whether vested or unvested, will automatically, without any action on the part of Buyer, the Company or the holder thereof, be cancelled and converted into and will become the right to receive an amount in cash, without interest thereon (but subject to applicable withholding), equal to the product obtained by multiplying (i) the Per Share Equity Award Closing Consideration by (ii) the total number of Company Common Shares subject to such Company PSU, with the achievement of the performance-based vesting metrics applicable to each Company PSU based on achievement of the applicable performance metrics at the level specified in the applicable award agreement (the “PSU Closing Consideration”).
(e)    Cancellation of Company-Owned Shares. Notwithstanding anything to the contrary herein, at the Closing, all shares of Company Share Capital that are owned by the Company or by any Company Subsidiary immediately prior to the Closing shall be cancelled and extinguished at the Closing without any present or future right to receive any portion of the Purchase Price or other consideration whatsoever.
(f)    Further Actions. Prior to the Closing, the Company shall take all actions necessary or appropriate to effect the cancellation and conversion of Company RSUs and Company PSUs upon the Closing and otherwise to give effect to this Section 1.5.
(g)    No Further Ownership Rights in Company Share Capital. The portion of the Purchase Price delivered to the Company Equityholders in accordance with the terms hereof shall be deemed to have been delivered in full payment and satisfaction of all rights pertaining to the Company Shares, Company RSUs and Company PSUs. There shall be no further registration of transfers on the records of the Company of any Company Shares, Company RSUs or Company PSUs which were outstanding immediately prior to the Closing. If, after the Closing, any document evidencing Company Shares, Company RSUs or Company PSUs are presented to Buyer for any reason, they shall be cancelled and exchanged as provided in this Article I.
1.6    Payment Procedures at Closing.
(a)    Prior to the Closing, Buyer, the Company Equityholders’ Representative, and the Disbursing Agent shall enter into a distribution agent agreement, in a form reasonably satisfactory to Buyer and the Company Equityholders’ Representative (the “Disbursing Agent Agreement”).
(b)    At the Closing, Buyer shall pay or deposit (or cause to be paid or deposited), as applicable:
(i)    to the Disbursing Agent, for the benefit of the holders of Company Shares and the Company Warrant Holders, by wire transfer of immediately available funds, to the account designated by the Disbursing Agent (the “Disbursing Agent Designated Account”), an aggregate amount of cash to which such holders of Company Shares and Company Warrant Holders become entitled pursuant to Section 1.5(a) or Section 1.5(b), as applicable. As promptly as reasonably practicable, but in any event no later than two (2) Business Days, after the Closing Date, the Disbursing Agent shall pay to the holders of Company Shares and Company Warrant Holders the aggregate amount of cash to which such holders of Company Shares and Company Warrant Holders become entitled pursuant to Section 1.5(a) or Section 1.5(b), as set forth on the Allocation Schedule, as applicable;
(ii)    with the Company, by wire transfer of immediately available funds, the aggregate RSU Closing Consideration owed to all holders of Company RSUs and the aggregate PSU Closing Consideration owed to all holders of Company PSUs. As promptly as reasonably practicable, but in any event no later than five (5) Business Days, after the Closing Date, the applicable holders of Company RSUs and Company PSUs shall receive a payment from the Company, through its payroll system or payroll provider in the case of employee holders, of all amounts required to be paid to such holders in respect of the Company RSUs and Company PSUs that are cancelled and converted pursuant to Section 1.5(c) or Section 1.5(d), as applicable; provided that, to the extent any such amounts relate to a Company RSU or Company PSU that is nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company shall pay such amounts without interest at the earliest time permitted under the terms of the applicable agreement, plan or arrangement relating to such Company RSU or Company PSU that shall not trigger a Tax or penalty under Section 409A of the Code;
(iii)    the Payoff Amounts by wire transfer of immediately available funds to the recipients specified in the applicable Payoff Letter;
(iv)    on behalf of the Company Stockholders, the Company Warrant Holders, and the Company and Company Subsidiaries (as applicable), the Estimated

Unpaid Closing Transaction Expenses (as provided by the Company Stockholders pursuant to Section 2.1) by wire transfer of immediately available funds as directed by the Company Stockholders in the Estimated Closing Statement; and
(v)    the Expense Fund Amount, by wire transfer of immediately available funds, to the Company Equityholders’ Representative to the account set forth on the Allocation Schedule.
The parties acknowledge that the Payoff Amounts and the Estimated Unpaid Closing Transaction Expenses are obligations of the Company, incurred on or before the Closing Date, and nothing in this Agreement shall be deemed to make them obligations of Buyer. Payment of such Payoff Amounts or Estimated Unpaid Closing Transaction Expenses by Buyer (whether directly or indirectly) or any of its affiliates on behalf of the Company Stockholders and Company Warrant Holders on the Closing Date is being made for convenience only.
As used in this Agreement:
“Company Common Shares” means shares of common stock, par value $0.001 per share, of the Company designated as “Common Stock” pursuant to the Amended and Restated Certificate of Incorporation of the Company.
“Company Equity Award” means, as of any determination time, each Company RSU, Company PSU or any other award to any Company Employee of rights of any kind to receive any Company Equity Security or the value of which is determined with reference to any equity security of the Company, in either case, under any Company Equity Plan or otherwise that is outstanding.
“Company Equity Plan” means the EPI Holdings, Inc. 2020 Equity Incentive Plan (as amended and restated effective April 30, 2021), as amended, or any other plan that provides for the award to any Company Employee of rights of any kind to receive Company Equity Securities or benefits measured in whole or in part by reference to Company Equity Securities.
“Company Equityholders” means, collectively, the Company Stockholders, the holders of Company Equity Awards and the Company Warrant Holders, in each case, as of any determination time prior to the Closing.
“Company Preferred Shares” means shares of preferred stock, par value $0.001 per share, of the Company designated as “Preferred Stock” pursuant to the Amended and Restated Certificate of Incorporation of the Company.
“Company PSU” means, as of any determination time, each performance-vested restricted stock unit award that is outstanding with respect to Company Common Shares, whether granted under a Company Equity Plan or otherwise.
“Company RSU” means, as of any determination time, each time-vested restricted stock unit award that is outstanding with respect to Company Common Shares, whether granted under a Company Equity Plan or otherwise.

“Company Shares” means, collectively, the Company Preferred Shares and the Company Common Shares.
“Company Warrant” means (a) that certain warrant exercisable into up to 82,136 Company Common Shares, issued to Cyprium Investors V LP on December 2, 2019, as amended and restated as of April 5, 2020, (b) that certain warrant exercisable into up to 75,355 Company Common Shares, issued to Cyprium Parallel Investors V LP on December 2, 2019, as amended and restated as of April 5, 2020, (c) that certain warrant exercisable into up to 32,782 Company Common Shares, issued to 1492 Capital LLC on December 2, 2019, as amended and restated as of April 5, 2020, and (d) that certain warrant exercisable into up to 10,352 Company Common Shares, issued to Nationwide Defined Benefit Master Trust on December 2, 2019, as amended and restated as of April 5, 2020.
“Disbursing Agent” means Wells Fargo Bank, National Association.
“Fully-Diluted Company Common Shares” means (a) the aggregate number of Company Common Shares outstanding immediately prior to the Closing (other than Company Common Shares owned by the Company which are to be cancelled and retired in accordance with Section 1.5(e)), plus (b) the aggregate number of Company Common Shares underlying the Company RSUs outstanding immediately prior to the Closing as determined under Section 1.5(c), plus (c) the aggregate number of Company Common Shares underlying the Company PSUs outstanding immediately prior to the Closing as determined under Section 1.5(d), plus (d) the number of Company Common Shares underlying the Company Warrants.
“Indemnity Release Holdback Amount” means the Release Amount, if any, to be released to the Indemnifying Parties at the Release Date pursuant to Section 10.4(a).
“Per Common Share Closing Consideration” means an amount equal to (a)(i) the Estimated Closing Purchase Price, minus (ii) the Preferred Estimated Closing Consideration, minus (iii) the aggregate RSU Closing Consideration in respect of all Company RSUs, minus (iv) the aggregate PSU Closing Consideration in respect of all Company PSUs, divided by (b) the sum of (x) the number of Company Common Shares outstanding immediately prior to the Closing and (y) the number of Company Common Shares underlying the Company Warrants.
“Per Preferred Share Closing Consideration” means an amount equal to (a) the Preferred Liquidation Preference (the “Preferred Estimated Closing Consideration”) divided by (b) the number of Company Preferred Shares outstanding immediately prior to the Closing.
“Per Share Equity Award Closing Consideration” means an amount equal to (a)(i) the Estimated Closing Purchase Price, (ii) minus the Preferred Estimated Closing Consideration, plus (iii) the Holdback Amount, plus (iii) the Expense Fund Amount, divided by (b) the Fully-Diluted Company Common Shares.
“Preferred Liquidation Preference” means an amount set forth on the Allocation Schedule and calculated in accordance with the Amended and Restated Certificate of Incorporation of the Company.

“Pro Rata Share” means, (a) with respect to a particular Company Stockholder or Company Warrant Holder, the percentage set forth in the Allocation Schedule and obtained by dividing the (i) the Common Estimated Closing Consideration received by such Company Stockholder or Company Warrant Holder, as applicable, by (ii) the aggregate Common Estimated Closing Consideration owed to all holders of Company Common Shares and Company Warrant Holders, and (b) with respect to a particular Indemnifying Party, the percentage obtained by dividing (i) such Indemnifying Person’s Pro Rata Share, as determined pursuant to sub-clause (a) of this definition, by (ii) the aggregate Pro Rata Shares of all Indemnifying Parties, as determined pursuant to sub-clause (a) of this definition.
1.7    Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld therefrom under the Code or any applicable provision of Tax Law. Buyer shall use commercially reasonable efforts to provide Company Equityholders’ Representative with five (5) days’ written notice of any such deduction and withholding prior to the date that the payment of any amount from which such deduction and withholding will be made (other than any deduction and withholding in respect of amounts (x) treated as compensation for Tax purposes or (y) payable to Company Stockholders and Company Warrant Holders that failed to deliver a properly completed and validly executed IRS Form W-9). Buyer shall reasonably cooperate with any assistance requested by the Company Equityholders’ Representative to reduce and/or eliminate the amount of any such deduction and withholding to the extent permitted by applicable law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the person in respect of which such deduction or withholding was made.
ARTICLE II

CONSIDERATION; ALLOCATION SCHEDULE; ADJUSTMENT PROCESS
2.1    Estimated Closing Purchase Price. Prior to the Closing, the Company, the Company Stockholders, and the Company Warrant Holders shall prepare, in consultation with Buyer, and, at least five (5) Business Days prior to the anticipated Closing Date, deliver to Buyer a good faith estimate of each of the following: (i) the Closing Cash (the “Estimated Closing Cash”), (ii) the Closing Indebtedness (the “Estimated Closing Indebtedness”), (iii) the Unpaid Closing Transaction Expenses (the “Estimated Unpaid Closing Transaction Expenses”), (iv) the Unpaid Closing Change of Control Payments (“Estimated Unpaid Closing Change of Control Payments”), (v) the Closing Working Capital (the “Estimated Closing Working Capital”) and (vi) the resulting Estimated Closing Purchase Price derived therefrom (such statement, the “Estimated Closing Statement”). The Estimated Closing Statement shall be prepared in accordance with this Agreement, including the defined terms herein, and the Accounting Principles, and shall be duly certified by an officer of the Company. Upon delivery of the Estimated Closing Statement, the Company, the Company Stockholders, and the Company Warrant Holders shall, and shall cause the Company Subsidiaries to, (x) provide Buyer and its representatives with reasonable supporting documentation for the calculations included therein, (y) provide Buyer and its representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees involved in the preparation of the Estimated Closing Statement for purposes of their review of the Estimated Closing Statement, and (z) reasonably cooperate with Buyer and its representatives in connection with such review, including providing on a timely basis all other information Buyer reasonably considers necessary or useful in connection with its review of the Estimated Closing Statement. The Company, the Company Stockholders, and the Company Warrant Holders shall reasonably consider any comments of Buyer or its representatives with respect to the Estimated Closing Statement and shall revise the Estimated Closing Statement to reflect any reasonable revisions proposed by Buyer (which revised Estimated Closing Statement, for the avoidance of doubt, shall be the Estimated Closing Statement for all purposes of this Agreement). For illustrative purposes only, the Illustrative Closing Statement sets forth an illustrative calculation of Closing Cash, Closing Indebtedness, Unpaid Closing Transaction Expenses, Unpaid Closing Change of Control Payments and Closing Working Capital as of November 1, 2022.
2.2    Allocation Schedule.
(a)    At least seven (7) Business Days prior to the Closing Date, the Company shall deliver to Buyer an allocation schedule (the “Allocation Schedule”) setting forth:
(i)    the name, mailing addresses, telephone numbers, email addresses and status as a U.S. Person or as other than a U.S. Person for each Company Equityholder;
(ii)    (A) the number of Company Preferred Shares held by each Company Stockholder, (B) the number of Company Common Shares held by each Company Stockholder, (C) the number of Company Common Shares underlying the Company Warrants, (D) the number of Company Common Shares subject to each Company RSU held by each holder thereof as determined under Section 1.5(c), and (E) the number of Company Common Shares subject to each Company PSU held by each holder thereof as determined under Section 1.5(d);
(iii)    The Pro Rata Share of each Company Stockholder, Company Warrant Holder and each Indemnifying Party;
(iv)    The total number of Fully-Diluted Company Common Shares;
(v)    the Preferred Liquidation Preference;
(vi)    the Capital Contribution;
(vii)    the portion of the Change of Control Payments allocated to each applicable recipient;
(viii)    (A) the Per Preferred Share Closing Consideration; (B) the portion of the Preferred Estimated Closing Consideration (specifying the cash amount) allocated to each Company Stockholder pursuant to Section 1.5(a) in respect of Company Preferred Shares held by such Company Stockholder; (C) the Per Common Share Closing Consideration; (D) the Common Estimated Closing Consideration (specifying the cash amount) payable to each Company Stockholder and Company Warrant Holder pursuant to

Section 1.5(b); (E) the RSU Closing Consideration (specifying the cash amount) payable to each holder thereof pursuant to Section 1.5(c); (F) the PSU Closing Consideration (specifying the cash amount) payable to each holder thereof pursuant to Section 1.5(d); and (G) the total amount of Taxes to be withheld from each Company Equityholder in the case of each of clauses (A) through (F), as well as, in the case of each of clauses (A) through (G), reasonably detailed calculations with respect to the components and subcomponents thereof (including any exchange (or similar) ratio on which such calculations are based);
(ix)    the Disbursing Agent Designated Account;
(x)    All formulas and calculations related to the payment of the Purchase Price and the components and subcomponents thereof; and
(xi)    a certification, duly executed by an authorized officer of the Company, that the information and calculations delivered pursuant to clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) and (x) of this Section 2.2(a) are, and will be as of immediately prior to the Closing, (A) true and correct in all respects, (B) in accordance with (both in respect of the allocation of the Estimated Closing Purchase Price and the distribution of any portion of the Purchase Price Adjustment Holdback Amount or the Indemnity Holdback Amount in accordance with this Agreement) the applicable provisions of this Agreement, the Organizational Documents of the Company, the Company Stockholders Agreement and applicable Laws, and (C) in the case of the Company RSUs and Company PSUs, in accordance with the Company Equity Plan and any applicable grant or similar agreement with respect to each Company RSU and Company PSU.
(b)    Section 2.2(b) of the Company Disclosure Schedule contains an illustrative Allocation Schedule (the “Illustrative Allocation Schedule”) prepared by the Company as if the Closing occurred as of the date of this Agreement and, without limiting any other covenants, agreements, representations or warranties of the Company, the Company Stockholders, and the Company Warrant Holders under this Agreement or the rights or remedies of Buyer with respect thereto, the Allocation Schedule will be substantially in the form of the Illustrative Allocation Schedule and will take into account any changes to the Company’s capitalization between the date of this Agreement and the date of delivery of the Allocation Schedule to Buyer pursuant to Section 2.2(a). The Company will review any comments to the Allocation Schedule provided by Buyer or any of its Representatives and consider in good faith and incorporate any reasonable comments proposed by Buyer or any of its Representatives. Notwithstanding the foregoing or anything to the contrary herein, the information required to be provided in the Illustrative Allocation Schedule under Section 2.2(a)(vii), (i) other than the allocation contemplated by clause (ii) hereof, shall be provided by the Company within five (5) Business Days as of the date of this Agreement and (ii) with respect to the allocation among recipients of a portion of the Change of Control Payments in an approximate aggregate amount of one million, two hundred thirty-three thousand, three hundred forty-seven ($1,233,347) shall be provided by the Company within thirty (30) calendar days of the date of this Agreement.
(c)    If the Estimated Closing Statement is updated after the initial delivery of the Estimated Closing Statement pursuant to Section 2.1 then concurrently with the delivery of such updated Estimated Closing Statement by the Company to Buyer, the Company shall deliver an updated Allocation Schedule to Buyer which takes into account the changes set forth in the updated Estimated Closing Statement. Prior to any payment to the Company Equityholders pursuant to this Agreement following the Closing, the Company Equityholders’ Representative shall deliver an updated Allocation Schedule providing for the allocation of such payment. Nothing set forth in any Allocation Schedule, including any updated Allocation Schedule delivered pursuant to this Agreement, shall increase the aggregate amount of the Estimated Closing Purchase Price, the Closing Purchase Price or the Purchase Price from that contemplated by the definitions of such terms.
(d)    Notwithstanding the foregoing or anything to the contrary herein, (i) Buyer and its affiliates will be entitled to rely upon the Allocation Schedule for purposes of allocating the transaction consideration to the Company Equityholders under this Agreement, and (ii) upon delivery and payment of the Purchase Price, allocated in accordance with the Allocation Schedule and in accordance with this Agreement, Buyer and its respective affiliates shall be deemed to have satisfied all obligations with respect to the payment of consideration under this Agreement, and none of them shall have (A) any further obligations to the Company, any Company Equityholder or any other Person with respect to the payment of any consideration under this Agreement, or (B) any Liability with respect to the allocation of the consideration under this Agreement, and the Company, the Company Stockholders, Company Warrant Holders and the Company Equityholders’ Representative hereby irrevocably waive and release Buyer and its affiliates (and, on and after the Closing, the Company and its affiliates) from any and all claims arising out of or resulting from or related to such Allocation Schedule and the allocation of the Purchase Price, as the case may be, among each Company Equityholder as set forth in such Allocation Schedule.
2.3    Purchase Price Adjustment.
(a)    As soon as reasonably practicable after the Closing Date, and in any event within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to the Company Equityholders’ Representative a statement that shall set forth a good faith calculation of, in each case, as of the Closing: (i) the Closing Cash, (ii) the Closing Indebtedness, (iii) the Unpaid Closing Transaction Expenses, (iv) the Change of Control Payments to the extent not paid prior to the Closing (the “Unpaid Closing Change of Control Payments”), (v) the Closing Working Capital, and (vi) the resulting Closing Purchase Price derived therefrom (such statement, the “Closing Statement”). The Closing Statement shall be prepared in accordance with this Agreement, including the defined terms herein, and the Accounting Principles, and shall be duly certified by an officer of the Company. Upon delivery of the Closing Statement, Buyer shall, and shall cause the Company and the Company Subsidiaries to, (x) provide the Company Equityholders’ Representative and its Representatives with reasonable supporting documentation for the calculations included therein, (y) provide the Company Equityholders’ Representative and its Representatives with reasonable access during normal business hours to the books, records (including work papers, schedules, memoranda and other documents), supporting data, facilities and employees involved in the preparation of the Closing Statement for purposes of their review of the Closing Statement, and (z) reasonably cooperate with the Company Equityholders’ Representative and its Representatives in connection with such review, including providing on a timely basis all other information the Company Equityholders’ Representative reasonably considers necessary or useful in connection with its review of the Closing Statement. The parties hereto acknowledge that (i) the sole purpose of the determination of Closing Working Capital is to adjust the Closing Purchase Price so as to ensure compliance with GAAP and to reflect the change in Closing Working Capital resulting from the operation of the Company and the Company Subsidiaries, and (ii) such change can be measured properly only if the calculation is done in accordance with the Accounting Principles.
(b)    Within thirty (30) days following delivery to the Company Equityholders’ Representative of the Closing Statement, the Company Equityholders’ Representative shall deliver written notice to Buyer of any dispute the Company Equityholders’ Representative in good faith has with respect to the calculation of any items set forth in the Closing Statement (the “Dispute Notice”); provided, however, that if the Company Equityholders’ Representative does not deliver any Dispute Notice to Buyer within such thirty (30)-day period, the Closing Statement will be deemed final, conclusive and binding on the parties hereto. The Dispute Notice, if any, shall set forth in reasonable detail (i) each item on the Closing Statement that the Company Equityholders’ Representative disputes and (ii) the proposed correct amount of such item. Upon receipt by Buyer of a Dispute Notice, Buyer and the Company Equityholders’ Representative shall negotiate in good faith to resolve any dispute set forth therein. If Buyer and the Company Equityholders’ Representative fail to resolve any such dispute within thirty (30) days after delivery of the Dispute Notice (the “Dispute Resolution Period”), then Buyer and the Company Equityholders’ Representative jointly shall engage, within ten (10) Business Days following the expiration of the Dispute Resolution Period, Ernst & Young LLP or, if Ernst & Young LLP is unavailable or is unwilling to serve, another recognized independent accounting firm selected jointly by Buyer and the Company Equityholders’ Representative (the “Independent Accounting Firm”) to resolve any such dispute; provided that, if Buyer and the Company Equityholders’ Representative are unable to agree on the Independent Accounting Firm, then each of Buyer and the Company Equityholders’ Representative shall select a recognized independent accounting firm, and the two (2) firms will mutually select a third (3rd) recognized independent accounting firm to serve as the Independent Accounting Firm hereunder. As promptly as practicable, and in any event not more than fifteen (15) days following the engagement of the Independent Accounting Firm, Buyer and the Company Equityholders’ Representative shall each prepare and submit a presentation detailing their respective complete statement of proposed resolution of each issue still in dispute to the Independent Accounting Firm (and such presentation, and all other communications with the Independent Accounting Firm, will be simultaneously made or delivered to the other party). Within the five (5) day period after submission of the presentations described in the foregoing sentence, each of Buyer and the Company Equityholders’ Representative may in their discretion prepare and submit a response to the other’s presentation. Buyer and the Company Equityholders’ Representative shall instruct the Independent Accounting Firm to, as soon as practicable after the submission of the presentations described in the two immediately preceding sentences and in any event not more than thirty (30) days following the engagement of the Independent Accounting Firm, make a final determination of the appropriate amount of each of the line items that remain in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of Buyer and the Company Equityholders’ Representative). With respect to each disputed line item, such determination, if not in accordance with the position of either Buyer or the Company Equityholders’ Representative, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Buyer and the Company Equityholders’ Representative, as applicable, in the Closing Statement and the Dispute Notice, respectively. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accounting Firm shall be limited to those line items that remain in dispute as indicated in the Dispute Notice (and that have not been thereafter resolved by written agreement of Buyer and the Company Equityholders’ Representative) and whether any disputed determinations were properly calculated in accordance with the provisions of this Agreement. All determinations made by the Independent Accounting Firm, and the Closing Statement, as modified by the Independent Accounting Firm and to reflect any items resolved by written agreement of Buyer and the Company Equityholders’ Representative, will be final, conclusive and binding on the parties absent manifest error. The fees, costs and expenses of the Independent Accounting Firm will be allocated between Buyer, on the one hand, and the Company Equityholders’ Representative (on behalf of the Company Equityholders), on the other hand, based upon the percentage which the portion of the contested amount not awarded to Buyer, on the one hand, and the Company Equityholders’ Representative (on behalf of the Company Equityholders), on the other hand, bears to the amount actually contested by such person, as determined by the Independent Accounting Firm. For example, if the Company Equityholders’ Representative submits a Dispute Notice that the Closing Purchase Price is one thousand dollars ($1,000) greater than the amount determined by Buyer, and Buyer contests only five hundred dollars ($500) of the amount claimed by the Company Equityholders’ Representative, and if the Independent Accounting Firm ultimately resolves the dispute by awarding the Company Equityholders’ Representative (on behalf of the Company Equityholders) three hundred dollars ($300) of the five hundred dollars ($500) contested, then the costs and expenses of the Independent Accounting Firm will be allocated sixty percent (60%) (i.e., 300 ÷ 500) to Buyer and forty percent (40%) (i.e., 200 ÷ 500) to the Company Equityholders’ Representative (on behalf of the Company Equityholders).
(c)    The “Final Closing Purchase Price” means the Closing Purchase Price as finally determined pursuant to Section 2.3(a), which may be less than, equal to or greater than the Estimated Closing Purchase Price.
(d)    If the Estimated Closing Purchase Price shall exceed the Final Closing Purchase Price (such excess, the “Overpayment Amount”), then (i) Buyer shall be entitled to retain the full amount of the Overpayment Amount from the Purchase Price Adjustment Holdback Amount, (ii) to the extent the Purchase Price Adjustment Holdback Amount exceeds the Overpayment Amount, Buyer shall pay or cause to be paid the remaining Purchase Price Adjustment Holdback Amount (after the retention in full by Buyer of the Overpayment Amount) in cash to the Disbursing Agent Designated Account, for the benefit of, and distribution to, the Company Stockholders and the Company Warrant Holders, in accordance with their respective Pro Rata Shares, and (iii) to the extent the Purchase Price Adjustment Holdback Amount is less than the Overpayment Amount, Buyer shall be entitled to retain the entire Purchase Price Adjustment Holdback Amount, and, at Buyer’s sole discretion, Buyer shall be entitled to either (A) a payment from each of the Company Stockholders and the Company Warrant Holders, by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer, in accordance with their Pro Rata Share of the amount of such excess, or (B) to obtain such amount out of the Indemnity Holdback Amount. Any cash payment contemplated by this paragraph shall be made within five (5) Business Days of the date on which the Final Closing Purchase Price is finally determined pursuant to this Section 2.3.
(e)    If the Final Closing Purchase Price shall exceed the Estimated Closing Purchase Price (such excess, the “Underpayment Amount”), then Buyer shall pay or cause to be paid the amount that equals the (i) Purchase Price Adjustment Holdback Amount plus (ii) the

Underpayment Amount in cash to the Disbursing Agent Designated Account, for the benefit of, and distribution to, the Company Stockholders and the Company Warrant Holders, in accordance with their respective Pro Rata Shares. Any such payment shall be made within five (5) Business Days of the date on which the Final Closing Purchase Price is finally determined pursuant to this Section 2.3.
(f)    Notwithstanding anything in this Agreement to the contrary, following the Closing, the process set forth in this Section 2.3 shall be the sole and exclusive remedy of the parties and their respective affiliates for any disputes related to the calculations and components and amounts of the Final Closing Purchase Price, except as set forth in Article X.
As used in this Agreement:
“Accounting Principles” means the accounting principles, procedures and methodologies used for purposes of preparing the illustrative calculation of net working capital as set forth in Exhibit A (the “Illustrative Calculation of Net Working Capital”).
“Change of Control Payments” means the aggregate amount of all change of control, bonus, retention, success or other payments or benefits (other than payments contemplated by Section 1.6(b)(ii)) that are payable by the Company or any of its affiliates to any Company Employee or any other Person as a result of the consummation of the Transactions (whether alone or in connection with any other event and whether or not such payments are immediately due upon the Closing), including the amount of the employer portion of any payroll, social security, unemployment or other Taxes payable in connection with such payments. For the avoidance of doubt, Change of Control Payments shall be determined in a manner so as to not inappropriately “double count” any components thereof. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that (i) the Change of Control Payments, including the allocation thereof, are obligations of the Company, incurred on or before the Closing Date, and nothing in this Agreement shall be deemed to make them obligations of Buyer and (ii) the Company shall, no later than five (5) Business Days after the Closing Date, pay to the applicable recipients of the Change of Control Payments (through its payroll system or payroll provider) the amounts of the Change of Control Payments as set forth on the Allocation Schedule.
“Closing Cash” means, without duplication, the aggregate amount of all cash and cash equivalents (excluding marketable securities, crypto-currencies and short-term investments) exclusively owned by the Company and the Company Subsidiaries, in each case, as of immediately prior to the Closing; provided, however, that Closing Cash shall exclude the Capital Contribution made pursuant to Section 1.4(a)(x).
“Closing Indebtedness” means the Indebtedness of the Company and the Company Subsidiaries, in each case, as of immediately prior to the Closing.
“Closing Purchase Price” means (a) the Base Purchase Price, plus (b) Closing Cash, minus (c) the Closing Indebtedness, minus (d) the Unpaid Closing Transaction Expenses, minus (e) the Unpaid Closing Change of Control Payments (excluding the amount of such payments funded by the Capital Contribution pursuant to Section 1.4(a)(x)), plus (f) the Closing Working Capital Adjustment, if any, minus (g) the Holdback Amount, minus (h) the Expense Fund Amount. For the avoidance of doubt, the Closing Purchase Price shall be determined in a manner so as to not inappropriately “double count” any components thereof.
“Closing Working Capital” means (a) the aggregate value of the current assets of the Company and the Company Subsidiaries (as reflected in the asset line item shown in the Illustrative Calculation of Net Working Capital) minus (b) the aggregate value of the current liabilities of the Company and the Company Subsidiaries (as reflected in the liability line item shown in the Illustrative Calculation of Net Working Capital), in each case, as of immediately prior to the Closing and calculated in accordance with the Accounting Principles. For avoidance of doubt, Closing Working Capital shall not include any asset or liability in respect of current or deferred Taxes or amounts included in Closing Cash, Closing Indebtedness, Closing Transaction Expenses or Closing Change of Control Payments so as to not inappropriately “double count” any components thereof.
“Closing Working Capital Adjustment” means:
(a) if the Closing Working Capital is less than forty-two million dollars ($42,000,000), then the Closing Working Capital Adjustment shall be a negative amount equal to the difference between such amount and forty-two million dollars ($42,000,000);
(b) if the Closing Working Capital is between forty-two million dollars ($42,000,000) and forty-two million six hundred thousand dollars ($42,600,000), then the Closing Working Capital Adjustment shall be zero dollars ($0);
(c) if the Closing Working Capital exceeds forty-two million six hundred thousand dollars ($42,600,000), then the Closing Working Capital Adjustment shall be a positive amount equal to the difference between forty-two million six hundred thousand dollars ($42,600,000) and such amount;
“Excluded Taxes” means, without duplication, (a) any Taxes imposed on the Company or any Company Subsidiary for any Pre-Closing Tax Period, determined, with respect to any Straddle Period, in accordance with Section 7.17(c), (b) any Transfer Taxes imposed on Buyer, the Company or any Company Subsidiary for which the Company Stockholders and the Company Warrant Holders are responsible pursuant to Section 7.11(b), (c) any liability for Taxes of any Person for which the Company or any of the Company Subsidiaries is liable as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group prior to the Closing and any liability for the payment of any Tax as a transferee or successor, by contract (other than a Commercial Tax Agreement) or otherwise by operation of Law (in each case, as a result of a transaction or contract entered into prior to the Closing), (d) any Tax obligations for any Pre-Closing Tax Period that have been deferred pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), and all regulations and guidance issued by any Governmental Entity with respect thereto, as in effect from time to time, including subsequent legislation in effect as of the date of this Agreement amending paragraph 36 of Section 7(a) of the Small Business Act or similar statutory relief, and (e) any Taxes of the Company or any of the Company Subsidiaries that will become due and payable in any taxable period beginning after the Closing Date in respect of any amount received by it prior to the Closing; provided that Excluded Taxes (i) shall in no event be a negative number, (ii) shall not include any Taxes resulting from any transactions occurring on the Closing Date after the Closing outside the ordinary course of business of the Company, and (iii) any estimated Tax payments and Tax refunds (or credits in lieu thereof) for any Pre-Closing Tax Period shall reduce the liability for Excluded Taxes.
“Illustrative Closing Statement” means the illustrative closing statement attached hereto as Exhibit B that sets forth an illustrative calculation of the (i) Closing Cash, (ii) Closing Indebtedness, (iii) Unpaid Closing Transaction Expenses, (iv) Unpaid Closing Change of Control Payments, and (v) Closing Working Capital, in each case, in accordance with the Accounting Principles and in a manner consistent with the definitions thereof and based upon the books and records of the Company and the Company Subsidiaries.
“Indebtedness” means, without duplication, (a) the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations or liabilities (including any prepayment premiums, penalties, make-whole payments, termination fees, reimbursement obligations, breakage costs and other fees and expenses that are payable upon repayment of such obligations) of the Company or any Company Subsidiary arising under, consisting of, pursuant to, or in respect of (i) indebtedness for borrowed money or indebtedness evidenced by notes, bonds, debentures, warrants or other securities, (ii) the deferred purchase price of property or services (including any earn-out obligations whether or not contingent and regardless of when due, but excluding trade payables, accrued expenses and current accounts incurred in the ordinary course of business and not overdue), (iii) any letter of credit, bank guarantee, bankers’ acceptance or other similar instrument, to the extent drawn, issued for the account of the Company or any Company Subsidiary, (iv) any lease required in accordance with United States Generally Accepted Accounting Principles (“GAAP”) to be capitalized or classified as a finance lease on the balance sheet of the Company or any Company Subsidiary, (v) any hedging agreement, derivative instrument or similar arrangement, including any interest rate swap, currency swap, forward currency or interest rate contracts or other interest rate or currency hedging arrangements (in each case valued at their termination value as of the Closing Date), (vi) any “sale and lease-back” transaction, (vii) any transaction related to the sale, assignment or securitization of inventory or receivables for financing purposes to any third party, including all factoring and inventory agreements and similar agreements executed for the purpose of obtaining financing, (viii) any obligations in respect of dividends declared or other distributions payable, (ix) any liability for Excluded Taxes that are unpaid or required, in accordance with GAAP, to be accrued on the balance sheet of the Company or any Company Subsidiary, (x) any unfunded pension and/or deferred compensation liabilities, (xi) any amounts due or payable to any of the Company Stockholders, the Company Warrant Holders or any of their affiliates or directors, employees or officers of the Company or any Company Subsidiary by way of loans, including any accrued interest and (b) any obligation of another Person of the kind described in the preceding clause (a) for which the Company or any Company Subsidiary is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise or in respect of which the Company or any Company Subsidiary has pledged any of its assets; provided that Indebtedness shall not include any intercompany indebtedness solely between or among the Company or any of the wholly owned Company Subsidiaries to which Buyer has consented to in writing to remain outstanding. For the avoidance of doubt, “Indebtedness” shall not include any amounts accounted for in the Closing Working Capital.

“Liability” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising.
“Transaction Expenses” means (a) any fees and expenses paid or payable by the Company or any of the Company Subsidiaries arising from or incurred in connection with this Agreement and the Transactions (including the Pre-Closing Transactions), including (i) all brokers’ commissions, fees and expenses, (ii) all fees and expenses of legal counsel and (iii) all accounting, investment banking, professional advisory and consulting fees and expenses, (b) all amounts payable by the Company or any of the Company Subsidiaries or the Company Stockholders or Company Warrant Holders pursuant to (including in connection with the termination of) the Affiliate Agreements (for the avoidance of doubt, other than any Transaction Expenses paid solely by any Company Stockholder), (c) 50% any fees and expenses paid or payable in connection with the Tail Policies, and (d) the all costs, fees, or expenses paid or payable to the Disbursing Agent.
“Unpaid Closing Transaction Expenses” means the aggregate amount of all Transaction Expenses of the Company and the Company Subsidiaries, in each case, to the extent not paid solely by the Company (or the Company Stockholders and the Company Warrant Holders or by any of affiliate of the Company, in each case, on behalf of the Company) prior to the Closing.
ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE COMPANY SUBSIDIARIES
For all purposes under this Article III, “Company Stockholder(s)” shall refer to the Company Stockholder(s) and the Company Warrant Holder(s).
Except as set forth in the corresponding section or subsection of the schedules delivered to Buyer immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company Stockholders, severally and not jointly, and the Company, jointly and severally with the Company Stockholders, hereby represent and warrant to Buyer that:
3.1    Corporate Organization.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

As used in this Agreement:
“Company Material Adverse Effect” means any event, development, change or effect that, either individually or in the aggregate, is material and adverse to (a) the ability of the Company to consummate the Transactions, including the Share and Warrant Purchase, prior to the Outside Date or (b) the business, operations, assets, liabilities or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole; provided that a “Company Material Adverse Effect” pursuant to this clause (b) shall not be deemed to include any event, circumstance, development, change, condition or effect to the extent resulting from (i) general business or economic conditions generally affecting the industry in which the Company operates, (ii) general national or international political or social conditions, including any outbreak or escalation of war or terrorism, (iii) general financial, banking or securities market conditions (including any disruption thereof or any change in prevailing interest rates), (iv) changes after the date hereof in GAAP or applicable Laws, (v) the announcement of this Agreement or the other Transactions, including the Share and Warrant Purchase (including losses or known threatened losses of employees, customers, suppliers, distributors or others having business relationships with the Company) (provided that this clause (v) shall not apply to any representation or warranty the purpose of which is to address the consequences resulting from the execution, delivery or announcement of this Agreement or the consummation of the Transactions, or to any condition set forth in Section 8.2 to the extent it relates to such representation or warranty), or (vi) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions for any period following the date of this Agreement (it being understood that, subject to the other clauses of this proviso, the events, developments, changes or effects underlying any such failure will be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); provided, further, that any event, development, change or effect referred to in any of clauses (i), (ii), (iii) and (iv) shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be reasonably expected to occur if such event, development, change or effect disproportionately affects the Company or any of the Company Subsidiaries, as compared to companies in a similar industry in which such party operates, in which case only the incremental disproportionate effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
(b)    Section 3.1(b) of the Company Disclosure Schedule sets forth a true and complete list of each Company Subsidiary, its issued and outstanding capital stock, place of organization and each jurisdiction in which it is authorized to conduct business. Each Company Subsidiary (i) is duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (iii) has all requisite corporate (or similar) power and authority to own or lease its properties and assets and to carry on its business as now conducted in all material respects.
(c)    True and complete copies of the Organizational Documents and the Company Stockholders Agreement, as amended and in effect on the date of this Agreement, for each of the Company and the Company Subsidiaries have been made available to Buyer. The Company and the Company Subsidiaries are not in violation of their applicable Organizational Documents or the Company Stockholders Agreement.
As used in this Agreement:
“Company Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of April 5, 2020, by and among the Company and the other parties thereto, as amended.
“Company Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other entity which the Company, either alone or together with one or more such entities, directly or indirectly owns or controls, excluding GEN Partners, LLC.
“Organizational Documents” means, with respect to any person, such person’s charter, articles of organization, certificate of incorporation, certificate of formation, limited liability company agreement, partnership agreement, bylaws or other similar organizational documents, as applicable.
3.2    Capitalization.
(a)    The authorized capital stock of the Company consists of (i) 1,260,318 Company Common Shares and (ii) 200,625 Company Preferred Shares. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete statement of (i) the number and class or series (as applicable) of all of the Company Equity Securities issued and outstanding, (ii) the identity of the Persons that are the record and beneficial owners thereof, and (iii) with respect to each Company RSU, Company PSU and Company Warrant, (A) the date of grant or issuance, as applicable, and (B) any applicable exercise (or similar) price. All of the Company Equity Securities have been duly authorized and validly issued and are fully paid and non-assessable. The Company Equity Securities (1) were not issued in violation of the Organizational Documents of the Company, the Company Stockholders Agreement or any other Contract to which the Company is party or bound, (2) were not issued in violation of any preemptive rights, call option, right of first refusal or first offer, subscription rights, transfer restrictions or similar rights of any Person, (3) have been offered, sold and issued in compliance with applicable Law, including securities laws and (4) are free and clear of all Liens (other than transfer restrictions under applicable securities laws or under the Company Stockholders Agreement).
(b)    Except as set forth on Section 3.2(a) of the Company Disclosure Schedule, (i) the Company has no shares of capital stock or other equity or voting securities or interests issued or outstanding, and (ii) there are no subscriptions, options, warrants, restricted stock, restricted stock units, puts, calls, exchangeable or convertible securities, equity appreciation rights, profit participation rights, performance shares, phantom shares or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity securities or interests of the Company or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity securities or interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, rights of first refusal or first offer, exchangeable or convertible securities (including debt securities) or other similar right or Contract with respect to any shares of capital stock or other equity securities or interests of the Company or securities (including debt securities) convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity securities or interests, or (C) redeem or otherwise acquire any shares of capital stock or other equity interests of the Company (the types of securities listed in the foregoing clauses (i) and (ii), collectively, “Company Equity Securities”).
(c)     The outstanding Company Equity Securities, and the record and beneficial holders thereof, in each case, as of immediately prior to the Closing, will be as set forth on the Illustrative Allocation Schedule (and as of the Closing, as set forth on the Allocation Schedule), and the allocation of the Purchase Price among the Company Equityholders set forth in the Allocation Schedule will be, in each case, in accordance with the Organizational Documents of the Company and the Company Stockholders Agreement. As of the Closing Date and immediately prior to the Closing, no other Person not disclosed in the Allocation Schedule will have a right to acquire or receive any Company Equity Securities or any Company Subsidiary Equity Securities.
(d)    The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity securities or interests of each of the Company Subsidiaries, free and clear of any Liens (other than restrictions under applicable securities Laws), and all of such shares or equity securities or interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. There are no outstanding subscriptions, options, warrants, restricted stock, restricted stock units, puts, calls, exchangeable or convertible securities, equity appreciation rights, profit participation rights, performance shares, phantom shares or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating it to (i) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity securities or interests of any Company Subsidiary or securities (including debt securities) convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity securities or interests, (ii) grant, extend or enter into any such subscription, option, warrant, put, call, rights of first refusal or first offer, exchangeable or convertible securities or other similar right or Contract with respect to any shares of capital stock or other equity securities or interests of any Company Subsidiaries or securities (including debt securities) convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity securities or interests, or (iii) redeem or otherwise acquire any shares of capital stock or other equity securities or interests of any Company Subsidiary (the foregoing clauses (i) through (iii), together with any shares of capital stock, membership units, voting equity or other ownership interests in any Company Subsidiary, the “Company Subsidiary Equity Securities”). Other than the Company Subsidiaries, the Company does not own, directly or indirectly, any equity securities or interests in any Person.
(e)    Section 3.2(e) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, (i) the authorized capital stock or other Company Subsidiary Equity Securities of each of the Company Subsidiaries and (ii) the number (or percentage) and owner of all outstanding capital stock or other Company Subsidiary Equity Securities in each Company Subsidiary.

(f)    Neither the Company or any of the Company Subsidiaries has any outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with any of the Company Equityholders on any matter. Except as set forth in the Organizational Documents of the Company or the Company Stockholders Agreement, there are no outstanding obligations of the Company or any Company Subsidiary (i) restricting the transfer of or dividends or distributions with respect to, (ii) affecting or providing for the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or anti-dilutive rights with respect to any Company Equity Securities or any Company Subsidiary Equity Securities.
(g)    Except as set forth in the Organizational Documents of the Company or the Company Stockholders Agreement or as set forth in Section 3.2(g) of the Company Disclosure Schedule, there are no voting trusts, proxies or other Contracts to which the Company or any Company Subsidiary (or to the Company’s Knowledge as of the date hereof, a Company Equityholder) is a party with respect to the voting or transfer of the Company Equity Securities or any Company Subsidiary Equity Securities. There are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating such Person to provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company or any Company Subsidiary that is not wholly owned or in any other Person.
(h)    Section 3.2(h) the Company Disclosure Schedule sets forth a list of all Change of Control Payments.
(i)    Section 3.2(i) the Company Disclosure Schedule sets forth a list of all Indebtedness of the Company and the Company Subsidiaries as of the date of this Agreement, including the principal amount of such Indebtedness, the maturity date of such Indebtedness, the outstanding principal balance thereof as of the date of this Agreement, and the debtor and the creditor thereof.
3.3    Authority; No Violation.
(a)    The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The Company Board, by resolutions duly adopted at a meeting duly called and held, or by written consent in lieu of a meeting of the Company Board, has approved and authorized the execution and delivery of this Agreement, including the performance of its respective obligations under this Agreement and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions, have been duly and validly approved by all requisite corporate action, and no further corporate action on the part of the Company is necessary to approve this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by the Company Stockholders, Buyer and Company Equityholders’ Representative) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”)).
(b)    Other than as set forth in Section 3.3(b) of the Company Disclosure Schedule and the execution of this Agreement by all of the Company Stockholders (including the Company Dragged Stockholders), no stockholder action or approval or vote is or shall be required to approve and adopt this Agreement or to consummate any of the Transactions, including the Share and Warrant Purchase.
(c)    Neither the execution, delivery or performance of this Agreement by the Company nor the consummation by the Company of the Transactions, including the Share and Warrant Purchase, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Organizational Documents of the Company or any of the Company Subsidiaries or the Company Stockholders Agreement, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any Company Subsidiary or any of their respective assets, properties or other rights or (iii) other than as set forth in Section 8.2(g) of the Company Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective assets, properties or other rights of the Company or any Company Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, Material Contract or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective assets, properties or other rights may be bound, except, in the case of clause (ii) or clause (iii) above, for such violations, conflicts, breaches or defaults which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
3.4    Consents and Approvals. Other than in connection with or in compliance with (a) the General Corporation Law of the State of Delaware or (b) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and other notices, consultations, consents, clearances or approvals under other Antitrust Laws, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any foreign, federal, state or local court, administrative agency or commission or other governmental authority or instrumentality (each, a “Governmental Entity”) are necessary on the part of the Company or any Company Subsidiary in connection with (x) the execution, delivery or performance by the Company, any of the Company Subsidiaries or the Company Stockholders of this Agreement or (y) the consummation of the Transactions, including the Share and Warrant Purchase. As used in this Agreement, “Antitrust Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar laws regulating antitrust, competition or restraint of trade of any U.S., foreign or international jurisdiction and other laws in respect of foreign investment. There are no other third-party consents required under Material Contracts in connection with the consummation of the Transactions, including the Share and Warrant Purchase except (i) required consents set forth in Section 8.2(g) of the Company Disclosure Schedule or (ii) where the failure to obtain such consent would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole.
3.5    Financial Statements.
(a)    The Company has made available to Buyer (i) the consolidated audited balance sheet and statements of income, comprehensive income (loss) and changes in stockholders’ equity and cash flows (including any related notes and schedules thereto and the signed, unqualified opinion of Smith Leonard PLLC, its independent auditor) as of and for each of the fiscal years ended November 30, 2020, and November 30, 2021, in each case, for the Company and the Company Subsidiaries on a consolidated basis (collectively, the “Audited Financial Statements”), and (ii) the consolidated unaudited balance sheet and statements of income, comprehensive income (loss) and changes in stockholders’ equity and cash flows as of and for the nine-month period ended August 31, 2022, in each case, for the Company and the Company Subsidiaries on a consolidated basis (clause (ii) and the Audited Financial Statements, collectively, the “Company Financial Statements”).
(b)    The Company Financial Statements (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, changes in stockholders’ equity, cash flows and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and normal and not material in amount), (iii) complied, as of their respective dates of preparation, in all material respects with applicable accounting requirements, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved and, in the case of the Audited Financial Statements, have been prepared using AICPA Audit Standards (excluding disclosures in the period of adoption regarding adoption of ASC 606 and how it is applied retrospectively and how ASC 605 would have been reported in the period of adoption).
(c)    None of the Company or any of the Company Subsidiaries has any Liability, except for those Liabilities (i) as and to the extent reflected or reserved against on the unaudited consolidated balance sheet of the Company for nine-month period ended August 31, 2022, (ii) incurred solely in the ordinary course of business since August 31, 2022 (none of which are Liabilities directly or indirectly related to a breach of Contract, breach of warranty, tort, infringement, misappropriation, Proceeding or violation of, or non-compliance with, Law or are otherwise material), (iii) that are not and would not reasonably be expected to be material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole.
(d)    The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries (including all means of access thereto and therefrom). The Company and the Company Subsidiaries have a system of internal controls over financial reporting that is sufficient to comply in all material respects with all legal and accounting requirements applicable to the business of the Company and the Company Subsidiaries and provide reasonable assurance (x) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP consistently applied and (y) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company and/or the Company Subsidiaries. The Company’s relevant executive officers have disclosed to the Company’s auditors (the material circumstances of which (if any) have been made available to Buyer prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s preparation of financial statements or internal controls over financial reporting.
(e)    All trade and other accounts receivable of the Company and the Company Subsidiaries were acquired or arose solely from sales actually made or services actually performed in the ordinary course of business that represent bona fide transactions and valid claims, are not subject to any setoff, counterclaim or Proceedings and are enforceable in accordance with their terms, except to the extent any specific reserves against such accounts receivable are reflected on the Company Financial Statements. All accounts payable of the Company and the Company Subsidiaries arose in bona fide, arm’s-length transactions in the ordinary course of business, and no material account payable of the Company or any of the Company Subsidiaries is delinquent more than thirty (30) days in its payment.
(f)    The Company and the Company Subsidiaries have established and maintain a system of internal accounting controls designed to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations, (ii) transactions are recorded in conformity with GAAP consistently applied, and (iii) access to their respective assets is permitted only in accordance with management’s general or specific authorization. Since December 2, 2019, neither the Company nor any of the Company Subsidiaries, nor, to the Knowledge of the Company, any Representative of the Company or any of the Company Subsidiaries, has received written notice of (A) any material weakness or significant deficiency regarding the accounting or auditing practices, procedures or methods of the Company or the Company Subsidiaries or their respective internal accounting controls or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the preparation of financial statements or internal controls over financial reporting of the Company or the Company Subsidiaries.
(g)    Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material Liabilities of, the Company or any of the Company Subsidiaries in the Company’s or such Company Subsidiary’s financial statements.
3.6    Absence of Certain Changes or Events.
(a)    From August 31, 2022 through the date hereof, there has been no event, circumstance, development, change, condition or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Except for the events giving rise to and the discussion and negotiation of this Agreement, from August 31, 2022 through the date hereof, (i) the Company and the Company Subsidiaries have conducted their respective businesses in a commercially reasonable manner and only in the ordinary course of business consistent with their past practices, and (ii) none of the Company or any of the Company Subsidiaries has not taken any action that, if taken after the date hereof, would require the consent of Buyer under Section 6.2.
3.7    Taxes and Tax Returns.
(a)    All Income Tax and other material Tax Returns required to be filed by or with respect to the Company or any of the Company Subsidiaries have been duly and timely filed (taking into account all applicable extensions), and all such Tax Returns are true, correct, and complete in all material respects. All Taxes required to be paid by or with respect to the Company or any of the Company Subsidiaries (whether or not shown on such Tax Returns) have been duly and timely paid. The Company and the Company Subsidiaries do not have any material liability for Taxes in excess of the amount reserved or provided for in the Company Financial Statements, as adjusted for operations in the ordinary course of business since the date thereof.
(b)    No jurisdiction in which the Company or any of the Company Subsidiaries do not file a Tax Return has made a claim in writing that the Company or any of the Company Subsidiaries are or may be subject to Tax in such jurisdiction. None of the Company or any of the Company Subsidiaries is or has been subject to Tax in any jurisdiction other than its jurisdiction of organization by virtue of having a permanent establishment, place of business, or taxable presence in that jurisdiction. None of the Company Subsidiaries is a foreign corporation for U.S. federal income Tax purposes.
(c)    All material Taxes required to be withheld, collected or deposited by or with respect to the Company and each of the Company Subsidiaries, including with respect to amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party, have been timely withheld, collected or deposited, as the case may be, and, to the extent required by applicable Law, have been paid to the relevant Governmental Entity. The Company and each of the Company Subsidiaries have complied in all material respects with all Laws relating to the withholding of Taxes, including all applicable information reporting requirements.
(d)    There is no waiver or extension of any statute of limitations in effect with respect to, or extension of the period for the assessment or collection of, any Taxes of the Company or any of the Company Subsidiaries.

(e)    There is no action, suit, audit, assessment, investigation, examination, dispute, claim or proceeding (a “Tax Proceeding”) ongoing, pending or threatened in writing with respect to any material Tax of the Company or any of the Company Subsidiaries.
(f)    The Company has provided Buyer with true, correct and complete copies of any Tax exemptions, Tax holidays, or Tax incentive arrangements to which the Company or any of the Company Subsidiaries are parties. The Company and each of the Company Subsidiaries is in compliance with the requirements of any such Tax exemption, Tax holiday, or Tax incentive arrangement, and no such Tax exemption, Tax holiday, or Tax incentive arrangement will be adversely affected by the Transactions. No rulings, requests for rulings, “closing agreements” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law), or other written agreements have been entered into with, or issued by, or are pending with, any Governmental Entity with respect to the Company or any of the Company Subsidiaries.
(g)    None of the Company or any of the Company Subsidiaries is a party to, is bound by, or has any obligation under any Tax sharing, allocation, indemnity or similar agreement or arrangement that obligates it to make any payment computed by reference to the Taxes, taxable income or taxable losses of any other person, other than customary indemnification provisions contained in debt documents or other commercial agreements entered into in the ordinary course of business, in each case, that do not primarily relate to Taxes (a “Commercial Tax Agreement”).
(h)    None of the Company or any of the Company Subsidiaries (i) has been a member of any affiliated, combined, consolidated or unitary Tax group (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any person (other than the Company or any of the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.
(i)    None of the Company or any of the Company Subsidiaries has been, within the past two (2) years, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for Tax-free treatment under Section 355 of the Code.
(j)    None of the Company or any of the Company Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).
(k)    There are no Liens for Taxes upon any of the assets of the Company or any of the Company Subsidiaries, except for statutory Liens for Taxes not yet due and payable.
(l)    No interest in the Company or any of the Company Subsidiaries is, or at any time during the past five (5) years has been, a “United States real property interest” within the meaning of Section 897(c)(1) of the Code.
(m)    From December 1, 1981 to November 25, 2019, Endura Products, Inc. was a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (or any similar provision of applicable law) for U.S. federal income Tax purposes. Since its formation and at all times prior to December 2, 2019, the Company was a validly electing S corporation within the meaning of Sections 1361 and 1362 of the Code (or any similar provision of applicable law) for U.S. federal income Tax purposes. The Company is, and at all times since December 2, 2019 and until the Closing Date will have been, a C corporation within the meaning of Sections 1361(a)(2) of the Code (or any similar provision of state or local Law) (“C Corporation”) for U.S. federal and applicable state and local income Tax purposes, and no election has been made to treat the Company as other than an C Corporation for U.S. federal or applicable state income Tax purposes.
(n)    Except as set forth on Section 3.7(n) of the Company Disclosure Schedule, each Company Subsidiary organized under the Laws of the United States or any political subdivision thereof is, and at all times since the later of (i) its formation and (ii) its acquisition by the Company has been, properly classified as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code or an entity disregarded as an entity separate from its owner for all U.S. federal or applicable state or local Tax purposes. Section 3.7(n) of the Company Disclosure Schedule sets forth, for the Company and each of the Company Subsidiaries, (i) its jurisdiction of organization, (ii) the holder(s) of its equity interests, and (iii) its entity classification for U.S. federal income Tax purposes (including any entity classification election in effect pursuant to Treasury Regulations Section 301.7701-3, the classification so elected, and the effective date of such election).
(o)    None of the Company or any of the Company Subsidiaries will be required to include any (i) material item of income or gain in, or exclude any material item of deduction or loss from, taxable income for any taxable period ending after the Closing Date as a result of any (A) change in method of accounting for a Tax period ending on or before the Closing Date, (B) use of an improper method of accounting for a Tax period ending on or before the Closing Date, (C) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) entered into prior to the Closing, (D) installment sale or open transaction disposition, intercompany transaction, or intercompany account commenced, entered into, or created on or prior to the Closing, or (E) prepaid amount or deferred revenue received or paid on or prior to the Closing, or (ii) amount in income for a taxable year ending after January 1, 2017 as a result of the application of Section 965 of the Code. The Company and each of the Company Subsidiaries have timely paid in full any Tax imposed with respect to any amounts that the Company or any of the Company Subsidiaries are required to include in income as a result of the application of Section 965 of the Code (and any similar or analogous provision of state or local Law), and none of the Company or any of the Company Subsidiaries has made an election pursuant to Section 965(h) of the Code with respect to any such amounts.
(p)    As used in this Agreement, the term “Income Taxes” means any U.S. federal, state, local or non-U.S. Taxes that are based on or measured by reference to net income or gain.
(q)    As used in this Agreement, the term “Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on the Closing Date.
(r)    As used in this Agreement, the term “Straddle Period” means any taxable period that includes but does not end on the Closing Date.

(s)    As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign taxes, imposts, levies or other assessments, including any income, composite, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, environmental, severance, stamp, occupation, premium, unemployment, disability, workers’ compensation, accumulated earnings, personal holding company, annual reports, withholding, duties, excise, goods and services, windfall profits, intangibles, franchise, backup withholding, value-added, registration, escheat or unclaimed property, occupancy, capital stock, unincorporated business, alternative or add-on minimum, estimated or other taxes, duties, charges, fees levies or other assessments of any nature whatsoever imposed by any Governmental Entity, together with all interest, penalties and additions to tax imposed with respect thereto.
(t)    As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, information return or other document filed or required to be filed with any Governmental Entity or jurisdiction with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
3.8    Employees and Employee Benefit Plans.
(a)    Section 3.8(a) of the Company Disclosure Schedule (i) contains an accurate and complete list of each Company Employee Plan. None of the Company or any Company Subsidiary has made any plan or commitment to (x) establish any new Company Employee Plan, (y) modify any Company Employee Plan (except in the ordinary course of business, to the extent required by law or to conform any such Company Employee Plan to the requirements of any applicable law), or (z) enter into any Company Employee Plan, except, in each case, as could not reasonably be expected to result in a material Liability to the Company or any of the Company Subsidiaries.
(b)    The Company has made available to Buyer, to the extent applicable, (i) for each written Company Employee Plan, correct and complete copies of all current documents embodying each such Company Employee Plan, including all amendments thereto and all related trust documents, (ii) for each unwritten Company Employee Plan, a written summary of the material terms, (iii) the most recent annual report (Form Series 5500 and all audit reports, schedules and financial statements attached thereto), if any, required under ERISA or the Code or by any other applicable legal requirement in connection with each Company Employee Plan, (iv) the most recent summary plan description together with each summary of any material modification thereto, if any, required under ERISA or by any other applicable Law with respect to each Company Employee Plan, and (v) all correspondence to or from any Governmental Entity from the past three years relating to any Company Employee Plan related to matters involving a material Liability to the Company or any of the Company Subsidiaries.
(c)    Each Company Employee Plan has been established, maintained, funded, and administered in all material respects in accordance with the terms of the applicable controlling documents and in material compliance with all applicable Laws. Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Company Employee Plan, in either case, on which the Company can rely, and, to the Knowledge of the Company, there are no facts or circumstances that could be reasonably likely to adversely affect the qualified status of any such Company Employee Plan. No material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or could reasonably be expected to be commenced (other than routine undisputed claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by the IRS, Department of Labor, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company nor any of the Company Subsidiaries is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and the Company Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
(d)    Neither the Company nor any of its ERISA Affiliates maintains, sponsors, contributes to, or is obligated to contribute to, or has ever maintained, sponsored, contributed to, or been obligated to contribute to, any (i) pension plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “funded welfare plan” within the meaning of Section 419 of the Code, (iii) plan maintained or sponsored by a professional employer organization, (iv) multiple employer welfare arrangement, as defined under Section 3(40)(A) of ERISA (without regard to Section 514(b)(6)(B) of ERISA), established or maintained for the purpose of offering or providing welfare plan benefits to the employees of two or more employers that are not ERISA Affiliates (including one or more self-employed individuals), or to their beneficiaries, or (v) any multiemployer plan (as defined in Section 3(37) of ERISA).
(e)    Neither the Company nor any of the Company Subsidiaries has any Liability or obligation to provide post-termination or retiree life, health or other benefits, except to the extent required by COBRA or other applicable legal requirement at the sole expense of the recipient of such benefits or the dependent or beneficiary thereof.
(f)    Neither the execution and delivery of this Agreement nor the consummation of any of the Transactions could (alone or in combination with one or more events or circumstances, including any termination of employment or service): (i) result in any compensation or benefit (including severance, golden parachute, bonus or otherwise) becoming due to any Company Employee; (ii) increase or otherwise enhance any compensation or benefit otherwise payable to any such individual; (iii) result in the acceleration of the time of payment, funding or vesting of any compensation or benefit; (iv) result in the acceleration or forgiveness (in whole or in part) of any outstanding loan to any Company Employee; or (v) require any contributions or payments to fund any obligations under any Company Employee Plan. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property or in the form of benefits) by the Company or any of the Company Subsidiaries in connection with the Transactions (whether alone or in combination with other events or circumstances) will be an “excess parachute payment” within the meaning of Section 280G of the Code. No Company Employee Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code or otherwise. The Company has made available to Buyer true, correct and complete copies of Section 280G calculations with respect to any disqualified individual in connection with the Transactions.
(g)    All of the Company Employees are located in the United States, and none of the Company Employee Plans provide compensation or benefits to any Person located outside the United States.
(h)    The Company and each of the Company Subsidiaries are, and since December 2, 2019, have been, in compliance in all material respects with all applicable Laws related to employment, discrimination in employment, civil rights, workers’ compensation, unemployment, insurance applicable to Company Employees, disability, collective bargaining, collection and payment of Tax withholding or social security taxes and any similar payroll tax, severance pay, immigration, affirmative action, fair employment practices, equal employment opportunity, terms and conditions of employment, meal and rest periods, leaves of absence, worker classification (including the proper classification of workers as independent contractors and consultants and employees as exempt or non-exempt), wages (including overtime wages), compensation and hours of work, work time, and occupational safety and health and employment practices. The Company and each of the Company Subsidiaries have maintained records in material compliance with applicable Laws for all Company Employees during their employment. Since December 2, 2019, neither the Company nor any of the Company Subsidiaries is or has engaged in any unfair labor practice within the meaning of the National Labor Relations Act or any similar applicable Laws, and there is no charge or complaint against the Company or any of the Company Subsidiaries by the National Labor Relations Board or any comparable Governmental Entity pending or, to the Knowledge of the Company, threatened.
(i)    The Company and each of the Company Subsidiaries have conducted, or caused to be conducted, all of the immigration checks required by Law prior to any Company Employee commencing employment with the Company or any of the Company Subsidiaries, as applicable. The Company and the Company Subsidiaries have withheld all amounts required by applicable Law or by Contract to be withheld from the wages, salaries, and other payments to Company Employees, and are not liable for any arrears of wages, compensation, overtime, Taxes, penalties or other sums for failure to comply with any of the foregoing withholding obligations. The Company and the Company Subsidiaries have paid in full to all Company Employees all wages, salaries, overtime, commissions, bonuses, benefits and other compensation due to be paid to or on behalf of such Company Employees, when such payments were due under applicable Law, Contract, Company Employee Plan or otherwise. The Company and the Company Subsidiaries do not have any Liability with respect to any misclassification of: (i) any Person as an independent contractor or agent rather than as an employee; (ii) any Company Employee leased from another employer; or (iii) any Company Employee currently or formerly classified as exempt from overtime wages.
(j)    Neither the Company nor any of the Company Subsidiaries (i) is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the ordinary course of business), (ii) since December 2, 2019, engaged any consultants, sub-contractors or freelancers who, according to applicable Law, would be entitled to the rights of an employee vis-à-vis the Company or any of the Company Subsidiaries, including rights to severance pay or vacation, or (iii) is a party to a conciliation agreement, consent decree or other agreement or order with any Governmental Entity.
(k)    There are no controversies pending or, to the Knowledge of the Company, threatened between the Company or any of the Company Subsidiaries and any of the Company Employees, which controversies have resulted, or have threatened to result, in an Action.
(l)    Since December 2, 2019, (i) to the Knowledge of the Company, no allegations of sexual harassment, sexual misconduct, or discrimination have been made against any Company Employee, (ii) there are no Proceedings pending or, to the Knowledge of the Company, threatened relating to any allegations of sexual harassment, sexual misconduct, or discrimination by any Company Employee, and (iii) neither the Company nor any of the Company Subsidiaries has entered into any settlement agreements related to allegations of sexual harassment, sexual misconduct, or discrimination by any Company Employee.
(m)    Neither the Company nor any of the Company Subsidiaries is, and has never been, a party to or bound by any collective bargaining agreement or other labor union contract (including any contract or agreement with any works council, trade union, or other labor-relations entity) with respect to any Company Employee, and no such collective bargaining agreement or other union contract is being negotiated by the Company or any of the Company Subsidiaries. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Company Employee. There have never been activities or proceedings of any labor union to organize the Company Employees. There is no labor dispute, strike, walkout, picketing, lockout, or work stoppage against the Company or any of the Company Subsidiaries pending or, to the Knowledge of the Company, threatened. The consummation of the Transactions will not entitle any Person (including any works council, trade union or other labor-relations entity) to any payments under any labor Contract or require the Company or any of the Company Subsidiaries to consult with, provide notice to, or obtain the consent or opinion of any union, works council, or similar labor relations entity.
(n)    Each of the Company and the Company Subsidiaries is in compliance with the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state, local or foreign legal requirement. Since December 2, 2019, neither the Company nor any of the Company Subsidiaries has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business. Since December 2, 2019, there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of the Company Subsidiaries. Since December 2, 2019, neither the Company nor any of the Company Subsidiaries has been a party to any business transaction or engaged in layoffs or employment terminations sufficient in number, including as aggregated, to trigger application of any state, local or foreign Law similar to the WARN Act.
(o)    Since December 2, 2019, neither the Company nor any of the Company Subsidiaries has entered into or made any outsourcing agreements or similar arrangements with any third party under which any person may become or cease to be an employee of the Company or any of the Company Subsidiaries upon the termination or expiry of such agreements or arrangements.

As used in this Agreement:
“Action” means any claim, action, cause of action, demand (including demand letters), suit, lawsuit, arbitration, inquiry, audit, hearing, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, whether civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.
“Company Employee” means each employee, officer, director, individual independent contractor, consultant or other service provider of the Company or any of the Company Subsidiaries as of the Closing Date, and each former employee, officer, director, individual independent contractor, consultant or other service provider of the Company or any of the Company Subsidiaries as of the Closing Date whose employment or engagement with the Company or any of the Company Subsidiaries terminated after December 2, 2019.
“Company Employee Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, bonus pay, severance, benefits, termination pay, change in control pay, deferred compensation, performance awards, stock or stock related awards, phantom stock, commission, vacation, profit sharing, pension benefits, welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA) which is maintained, contributed to, or required to be contributed to, by the Company or any of the Company Subsidiaries for the benefit of any Company Employee or with respect to which the Company or any of the Company Subsidiaries has any direct or indirect Liability; provided, however, that the term “Company Employee Plan” shall not include any benefit or compensation plans, programs, policies, practices or contracts sponsored or maintained by a Governmental Entity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“ERISA Affiliate” means any entity that could be treated as a single employer with the Company under Section 414 of the Code or Section 4001(b)(1) of ERISA.
“IRS” means the U.S. Internal Revenue Service or any successor agency.
3.9    Legal Proceedings.
(a)    There are no, and since December 2, 2019, there have not been any, Judgments, or any Proceedings or claims pending or, to the Knowledge of the Company, threatened, or any investigation by any Governmental Entity pending or, to the Knowledge of the Company, threatened, in each case, against the Company, the Company Subsidiaries or any of their respective properties or assets or any of their respective directors, officers, managers or employees (in their respective capacities as such) that, individually or in the aggregate, (a) have been or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or (b) would reasonably be expected to prevent, impede or materially delay the ability of the Company or any of the Company Subsidiaries to perform their respective obligations under this Agreement or consummate the Transactions.

(b)    As used in this Agreement, the term “Judgment” or “Judgments” means any judgment, injunction, order or decree of any Governmental Entity.
(c)    As used in this Agreement, the term “Proceeding” or “Proceedings” means any judicial, administrative or arbitral Actions by or before any Governmental Entity.
3.10    Compliance with Applicable Law.
(a)    Each of the Company and the Company Subsidiaries has at all times since December 2, 2019, complied in all material respects with and has not been in default or violation under any applicable federal, state, local, foreign, national or supranational law (statutory, common or otherwise), constitution, treaty, convention, act, statute, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, policy, binding directive or guideline enacted, adopted, promulgated, issued or adopted by a Governmental Entity (collectively, “Laws”).
(b)    Each of the Company and the Company Subsidiaries holds, and has at all times since December 2, 2019, held, and has been in compliance with, all applicable licenses, clearances, franchises, registrations, permits, approvals, registrations, authorizations and certificates issued by a Governmental Entity (the “Permits”) necessary for the lawful conduct of its respective businesses and ownership of its respective properties, rights and assets under and pursuant to each (and has paid all fees and assessments due and payable in connection therewith), except where such failure has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any of the Company Subsidiaries has received notice of any suspension, cancellation, withdrawal, revocation or modification of any such Permits, and none of the Company or any Company Subsidiary has received any notice from any Governmental Entity threatening to suspend, cancel, withdraw, revoke or modify any such Permit, except where such suspension, cancellation, withdrawal, revocation or modification has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.
(c)    Since December 2, 2019, neither the Company nor any Company Subsidiary nor any of their respective shareholders, directors or officers has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative Actions, settlements, or enforcement actions, or made any voluntary or mandatory disclosures to any Governmental Entity involving the Company or any Company Subsidiary or any of their respective equityholders, directors or officers in any way relating money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, the Foreign Corrupt Practices Act of 1977, as amended, or any similar domestic or foreign Law, and including all applicable financial recordkeeping and reporting requirements of all anti-money laundering Laws administered or enforced by any Governmental Entity in jurisdictions where the Company and the Company Subsidiaries conduct business (collectively, the “Anti-Corruption Laws”), except, with respect to any such Actions, settlements, enforcement actions or voluntary disclosures arising after the date hereof, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. The

Company has established and maintains a compliance program and reasonable internal controls and procedures appropriate to satisfy the requirements of applicable Anti-Corruption Laws.
(d)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since December 2, 2019, neither the Company nor any of the Company Subsidiaries, nor any director, officer, employee, agent or other person acting on behalf of the Company or any of the Company Subsidiaries, has, directly or indirectly, (a) used any corporate funds of the Company or any of the Company Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees from corporate funds of the Company or any of the Company Subsidiaries for the purpose of influencing such individual’s actions or decisions in his or her official capacity or (c) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other similar unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business or to obtain special concessions for the Company or any of the Company Subsidiaries, in the case of clauses (a), (b) and (c), which would result in a violation by such person of any Anti-Corruption Law.
(e)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since December 2, 2019, the Company and the Company Subsidiaries have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations (collectively with OFAC, the “Import Restrictions”) and all applicable export and re-export control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations (collectively, the “Export Controls”). Since December 2, 2019, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and the Export Controls. Neither the Company nor any of the Company Subsidiaries, nor any director, officer, employee, agent or other Person acting on behalf of the Company or any of the Company Subsidiaries is subject to any United States sanctions administered by the OFAC.
(f)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since December 2, 2019, (i) neither the Company nor any Company Subsidiary has sold, exported, reexported, transferred, diverted, or otherwise disposed of any products, Software, or technology to any destination, entity or Person prohibited by the Laws of the United States or any other country, in each case without obtaining prior authorization from the applicable Governmental Entities to the extent required by such Laws, (ii) the Company and the Company Subsidiaries have complied with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security or OFAC that is or has been in force since December 2, 2019, and (iii) except pursuant to valid licenses, license exceptions or exemptions, the Company and the Company Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national for whom a license is required, whether in the United States or abroad.
(g)    Neither the Company nor any Company Subsidiary, nor any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary: (i) is, or is owned or controlled by, a person or entity subject to the sanctions administered by OFAC or included on the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders List, Denied Persons List, Entity List, Debarred Parties List, Excluded Parties List and Terrorist Exclusion List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company or any Company Subsidiary by any Governmental Entity (such entities, Persons or organizations collectively, the “Restricted Parties”), or (ii) has, since December 2, 2019, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions in violation of applicable Law, or has otherwise been in violation of any such sanctions, restrictions or any similar Law. Neither the Company nor any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit in any material respect its exporting activities or sales to any Governmental Entity. Neither the Company nor any Company Subsidiary has, since December 2, 2019, received any notice of material deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Entity in its compliance efforts nor, since December 2, 2019, made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any material action being taken or any material penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary.
This Section 3.10 shall not pertain to or include any matters related to Environmental Laws.
3.11    Material Contracts.
(a)    Section 3.11(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true, complete and correct list of each of the following agreements, contracts, arrangements, commitments and understandings (whether written or oral) other than purchase orders, invoices, or any other similar agreements entered into in the ordinary course of business of the Company, but excluding master or similar agreements (“Contracts”) to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is, or any of their respective assets or properties are, bound (each such Contract required to be set forth in Section 3.11(a) of the Company Disclosure, together with each of the Contracts entered into after the date of this Agreement that would be required to be set forth in Section 3.11(a) of the Company Disclosure if entered into prior to the execution and delivery of this Agreement, collectively, the “Material Contracts”), a true, complete and correct copy of each (including any amendments, waivers or supplements thereto) of which has been made available to Buyer:

(i)    any joint venture, profit-sharing, partnership, collaboration, co-promotion, commercialization, research and development or limited liability company agreement or similar Contract;
(ii)    any Contract pursuant to which the Company or any Company Subsidiary has paid or received payments in excess of $500,000 in fiscal year ended November 30, 2021, or is obligated to pay or entitled to receive payments in excess of $500,000 in the twelve (12)-month period following the date hereof;
(iii)    any material Contract under which an obligation would arise or be accelerated, or would require consent or give rise to a right of termination on the part of any party, in each case, as a result of the announcement or consummation of the Transactions (either alone or upon the occurrence of any additional acts or events);
(iv)    any Company Lease;
(v)    any Contract under which the Company or any Company Subsidiary is lessee of or holds or operates, in each case, any tangible property (other than real property), owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $25,000;
(vi)    any Contract under which the Company or any Company Subsidiary is lessor of or permits any third party to hold or operate, in each case, any tangible property (other than real property), owned or controlled by the Company by the Company Subsidiary (as applicable), except for any lease or agreement under which the aggregate annual rental payments do not exceed $25,000;
(vii)    any Contract (A) entered into since December 2, 2019, relating to the acquisition or disposition of (1) any portion of the assets or business of the Company or any of the Company Subsidiaries (other than acquisitions or dispositions made in the ordinary course of business) or (2) any business of any other Person (whether by merger, sale of stock, sale of assets or otherwise) or for the acquisition or disposition of the securities of or any assets of any other Person contemplating consideration in excess of $25,000, (B) that contains a put, call or similar right pursuant to which the Company or any of the Company Subsidiaries could be required to purchase or sell any equity or debt securities or (C) that contains representations, covenants, indemnities or other obligations (including “earnout,” contingent purchase price or other contingent or deferred payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $25,000 or that otherwise has material obligations outstanding;
(viii)    any Contract that limits (or purports to limit) the freedom or ability of the Company, any Company Subsidiary or any of their respective affiliates (including Buyer and its affiliates after the Closing) to compete or engage in any line of business or in any geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting the Company, the Company Subsidiaries or their respective affiliates (including Buyer and its affiliates after the

Closing) from the development, manufacturing, commercialization, marketing, sale or distribution of products or services, in each case, in any geographic area;
(ix)    any Contract that obligates the Company or any of the Company Subsidiaries, or following the Closing, will obligate Buyer or any of its affiliates, to conduct business with any third party on a preferential or exclusive basis or that contains “most favored nation” or similar covenants or restrictions;
(x)    (A) any Contracts pursuant to which another Person has licensed (including covenants not to sue or similar covenants), or agreed to license, to the Company or a Company Subsidiary any Intellectual Property Rights or technology other than Open Source Licenses and Contracts for commercially available off-the-shelf Software available for an aggregate fee of less than $25,000; (B) any Contract pursuant to which the Company or any of the Company Subsidiaries has granted or agreed to grant to another Person any right or license (including covenants not to sue or similar covenants) to any Company-Owned IP Rights other than nonexclusive licenses granted in the ordinary course of business and in connection with the sale, distribution or use of Company Products; and (C) any Contracts that requires the Company to escrow Software or technology owned by it;
(xi)    any Contract that provides for a “clawback” or similar undertaking requiring the reimbursement or refund of any fees received (including any fees received with respect to any license);
(xii)    any Contract that grants any right of first refusal, right of first offer, right of first negotiation, option to purchase, option to license or similar right with respect to any Company IP Rights or Company Product, or any material assets, rights or properties of the Company or the Company Subsidiaries, or that limits or purports to limit the ability of the Company or any of the Company Subsidiaries (or that would limit or purport to limit the ability of Buyer or any of its affiliates after the Closing) to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business;
(xiii)    any Contract that is a settlement, conciliation, consent or similar agreement (A) the performance of which would be reasonably likely to involve any payments after the date of this Agreement, (B) with a Governmental Entity, (C) that restricts or is likely to restrict, at any time in the future, in any respect the operations or conduct of the Company or any Company Subsidiary or any of their respective affiliates (including Buyer and its affiliates after the Closing), or (D) that imposes or is reasonably likely to impose, at any time in the future, any material non-monetary obligations on the Company or any Company Subsidiary or any of their respective affiliates (including Buyer and its affiliates after the Closing);
(xiv)    any Contract evidencing outstanding Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $25,000;

(xv)    any Contract requiring any future capital commitment or capital expenditure (or series of capital expenditures) by the Company or any of the Company Subsidiaries in an amount in excess of (A) $25,000 annually or (B) $50,000 over the term of the agreement;
(xvi)     any Contract requiring the Company to guarantee the Liabilities of any Person or pursuant to which any Person has guaranteed the Liabilities of the Company or any of the Company Subsidiaries;
(xvii)    any Contract under which the Company or any of the Company Subsidiaries has, directly or indirectly, made or agreed to make any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person;
(xviii)    any Contract creating any Lien upon any assets or properties material to the Company or any of the Company Subsidiaries;
(xix)    any Government Contract;
(xx)    any (A) Contract with a Major Customer or Major Supplier or (B) material advertising, information technology, agency, original equipment manufacturer, dealer, distributors, joint marketing or other similar Contract;
(xxi)    any Contract (A) governing the terms of, or otherwise related to, the employment, engagement or services of any current director, manager, officer, employee, individual independent contractor or other service provider of the Company or any Company Subsidiary whose annual compensation opportunities (or, in the case of an independent contractor, annual base compensation) is in excess of $150,000 unless such Contract does not require any severance payments or other similar payments on the termination of employment or engagement, or (B) providing for any Change of Control Payments, (C) that could result in material Liability in excess of $500,000 to the Company if terminated or (D) that requires prior notice of termination of thirty (30) days or longer;
(xxii)    any Contract pursuant to which the Company or any of the Company Subsidiaries is obligated or otherwise committed after December 31, 2023, to license or provide any Company Product that, in each case, contains a fixed price, variable price based on volumes or other parameters, a price floor or ceiling or other restrictions on the Company’s or such Company Subsidiary’s ability to change the fees for such Company Products after December 31, 2023; and
(xxiii)    any Affiliate Agreement.
As used in this Agreement:
“Government Contract” means any Contract, prime contract, subcontract, teaming agreement, grant, cooperative agreement, subaward, basic ordering agreement, blanket purchase agreement or other transaction agreement, purchase order, task order, delivery order or agreement, understanding or arrangement of any kind, including all amendments, modifications, and options thereunder, awarded (a) to the Company or any Company Subsidiary by any Governmental Entity or by a prime contractor or higher-tier subcontractor to a Governmental Entity, or (b) by the Company or any Company Subsidiary to a subcontractor at any tier in connection with an agreement described in foregoing clause (a).
(b)    (i) each Material Contract is valid and binding on the Company or the applicable Company Subsidiary that is party thereto, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, (ii) the Company and each of the Company Subsidiaries has performed all obligations required to be performed by it under each Material Contract and are entitled to all accrued benefits and, to the Knowledge of the Company, are not alleged to be in default thereunder, (iii) to the Knowledge of the Company, each third-party counterparty to each Material Contract has performed all obligations required to be performed by it under such Material Contract, and no party is in breach of or default with respect to any such Material Contract, and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default or violation on the part of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any other party thereto, under any such Material Contract. Since January 1, 2022, neither the Company nor any Company Subsidiary has received any notice from or on behalf of any third party to a Material Contract indicating that such party intends to cancel, terminate, modify or not renew the applicable Material Contract, or materially accelerate the obligations of the Company or the Company Subsidiary (as applicable) thereunder.
3.12    Environmental Matters.
(a)    The Company and the Company Subsidiaries and the facilities and operations on the Company Owned Properties and the Company Leased Properties are, and since December 2, 2019, have been, in compliance with all applicable Environmental Laws in all material respects.
(b)    The Company and the Company Subsidiaries are and have been since December 2, 2019, in material compliance with all applicable Environmental Laws and Permits issued pursuant to Environmental Laws relating to: (i) the protection or restoration of the environment or natural resources, (ii) the handling, use, transportation, treatment, storage, presence, disposal, release or threatened release of any Hazardous Substance, or (iii) noise, odor, wetlands, pollution or contamination. There are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries concerning any Liability or obligation arising under any Environmental Law, and to the Knowledge of the Company, no event has occurred that with the passage of time or in combination with other circumstances would result in any such Actions that would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole. Since December 2, 2019, neither the Company nor any Company Subsidiary has received from any Governmental Entity any written notice of violation of any Environmental Law.
(c)    The Company and the Company Subsidiaries are and have been since December 2, 2019, in possession of, and in material compliance with, all Permits required under applicable Environmental Laws. Each such Permit is valid, subsisting and in full force and effect, and no appeals or other proceedings are pending or, to the Knowledge of the Company, threatened with respect to the issuance, terms or conditions of any such Permit, and neither the Company nor any Company Subsidiary has received, since December 2, 2019, any written notice or other written communication from any Governmental Entity or other Person regarding any revocation, withdrawal, non-renewal, suspension, cancellation or termination of any such Permit, other than termination and renewal required by the terms of the Permit in accordance with applicable Environmental Laws.
(d)    There has been no written third-party phase I or phase II environmental site assessments conducted since December 2, 2019, assessing the presence of Hazardous Substances located on any Company Owned Properties and/or Company Leased Properties. During or, to the Knowledge of the Company, prior to the period of (i) the Company’s or any of the Company Subsidiaries’ ownership or operation of any property, (ii) the Company’s or any of the Company Subsidiaries’ participation in the management of any property or (iii) the Company’s or any of the Company Subsidiaries’ holding of a security interest or other interest in real property, in each case, there were no Releases of Hazardous Substance in material contravention of Environmental Laws in, on, under or affecting the business or assets of the Company or the Company Subsidiaries or the Company Owned Properties or Company Leased Properties, and the Company and the Company Subsidiaries have not, since December 2, 2019, received a notice that any Company Owned Properties or Company Leased Properties (including soils, groundwater, surface water, buildings, and other structure located on any such Company Owned Properties or Company Leased Properties) has been contaminated with any Hazardous Substance which would reasonably be expected to result in a claim against, or a violation of Environmental Laws, or term of any Permit by, the Company or the Company Subsidiaries. To the Knowledge of the Company, no current conditions exist with respect to any of the Company Owned Properties or Company Leased Properties that would reasonably be expected to result in an obligation of the Company or the Company Subsidiaries to investigate or remediate such conditions under Environmental Law. Neither the Company nor the Company Subsidiaries has assumed, undertaken, provided an indemnity with respect to or, to the Knowledge of the Company, otherwise become subject to, any Liability of any other Person relating to Environmental Laws or Hazardous Substances. None of the Company or the Company Subsidiaries is subject to any outstanding Judgment related to any Environmental Laws, Permits or Hazardous Substance with respect to which any such Person has any future obligations or Liabilities.
As used in this Agreement:
“Environmental Law” means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Federal Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq), and any other state or local Laws imposing liability or establishing requirements or standards of conduct for protection of the environment or the Release of Hazardous Substances into the environment as of the effective date of this Agreement.
“Hazardous Substance” means (a) any material, substance, contaminant, chemical, waste product, derivative, compound, agent, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, regulated under or for which liability or standards of conduct are imposed pursuant to any applicable Environmental Law, including those substances that are defined, classified, listed or regulated under any Environmental Law as “toxic,” “hazardous,” “acutely hazardous” or words of similar meaning or effect or (b) any petroleum product, or petroleum derived by-product, radon, radioactive material or waste, asbestos in any form, lead or lead-containing material, urea formaldehyde foam insulation, or polychlorinated biphenyls.
“Release” means any actual release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface, or subsurface strata or within any building, structure, facility, or fixture).
3.13    Real Property; Sufficiency of Assets.
(a)    Section 3.13(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all real property owned by the Company or any Company Subsidiary (the “Company Owned Properties”).
(b)    Section 3.13(b) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all of the leases, subleases, licenses or other occupancy agreements (“Company Leases”) to which the Company or any Company Subsidiary is a party as lessee or tenant for real property (the “Company Leased Properties” and, collectively with the Company Owned Properties, the “Company Real Property”), true and correct copies of which have previously been made available to Buyer.
(c)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary (x) has good, marketable and valid title to all the Company Owned Properties, free and clear of all Liens, except (i) Liens for Taxes that are not yet due and payable or are being contested in good faith and for which adequate reserves have been reflected in the Company Financial Statements, (ii) mechanic’s, materialman’s and other encumbrances for work, labor, materials or supplies incurred in the ordinary course of business and which are not delinquent or which are being contested in good faith and for which adequate reserves have been reflected in the Company Financial Statements, (iii) generally applicable zoning, building, land use and other similar laws, rules or regulations regulating the use or occupancy of the property or the activities conducted thereon that do not prevent or impair the current use or occupancy of the property or the current operation of the business thereon or the value thereof (collectively “Zoning Laws”), (iv) Liens reflected on title policies, title reports, surveys or other similar reports or listings, that are disclosed on Section 3.13(c) of the Company Disclosure Schedule,(v) such imperfections or irregularities of title or survey as do not negatively affect the value or use of the properties subject thereto or affected thereby or otherwise impair business operations at such properties, (vi) any matters which would be shown in the applicable property records applicable to the Company Owned Properties or on any existing survey for the Company Owned Properties previously made available to Buyer, (vii) Liens set forth on Section 3.13(c) of the Company Disclosure Schedule (clauses (i) through (vii), collectively, “Permitted Liens”); and (y) is the lessee of all the Company Leased Properties, and each such leasehold is free and clear of all Liens of any nature whatsoever, except for Permitted Liens, and is in possession of the properties purported to be leased thereunder, and each such lease is valid, binding and in full force and effect without default thereunder by the lessee or, to the Company’s Knowledge, the lessor, and no event or condition exists which after notice or lapse of time or both would constitute a default on the part of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, any counterparty thereto, under any such Company Lease. No consent or approval is required by any landlord or sublandlord under any Company Lease to consummate the Transactions, or such consent has been obtained by the Company prior to Closing. There are no pending or, to the Knowledge of the Company, threatened condemnation proceedings against the Company Real Property. No Person other than the Company and the Company Subsidiaries has any right in any of the Company Owned Properties or any right to use or occupy any portion of the Company Owned Properties or any right to use or occupy any portion of the Company Leased Properties.
(d)    The assets of the Company and the Company Subsidiaries and the Company Real Property and Company Leased Property are in good working condition and repair in all material respects and are sufficient for the continued conduct of the business of the Company and the Company Subsidiaries after the Closing in substantially the same manner as currently conducted and constitute all of the assets and real properties that are necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted. The Company and each Company Subsidiary has good title to, or a valid leasehold interest in, or with respect to licensed assets, a valid license to use, all of their tangible personal assets, free and clear of all Liens other than Permitted Liens.
As used in this Agreement:
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, license, hypothecation, pledge, security interest, encumbrance, lien, charge, claim, right of priority easements, covenant, condition, restriction, Zoning Laws, and security interests thereon or other similar encumbrance or interest or adverse claim of any kind in respect of such property or asset.
3.14    Customers; Suppliers; Distributors.
(a)    Section 3.14(a) of the Company Disclosure Schedule sets forth complete and accurate lists (separated by applicable fiscal year) of the top twenty (20) customers of the Company and the Company Subsidiaries (on a consolidated basis) as measured by the dollar amount of annual recurring revenue, for each of the fiscal years ended November 30, 2020, and November 30, 2021 (the “Major Customers”), together with the amount received by the Company or the Company Subsidiaries, in the aggregate, from each Major Customer during such period. Since December 2, 2019, no Major Customer has cancelled or otherwise terminated its relationship with the Company or any of the Company Subsidiaries or has materially decreased its usage of Company Products, and, to the Knowledge of the Company, no Major Customer intends to cancel or otherwise terminate (or fail to renew) its relationship with the Company or any of the Company Subsidiaries (or, following the Closing, Buyer or its affiliates) or to decrease materially its usage of Company Products.
(b)    Section 3.14(b) of the Company Disclosure Schedule sets forth complete and accurate lists (separated by applicable fiscal year) of the top twenty (20) suppliers of goods or services to the Company and the Company Subsidiaries (on a consolidated basis) as measured by the dollar volume of purchases, for each of the fiscal years ended November 30, 2020, and November 30, 2021 (the “Major Suppliers”), together with the amount of payments to each such Major Supplier during such period. Since December 2, 2019, no Major Supplier has cancelled or otherwise terminated its relationship with the Company or any of the Company Subsidiaries or has materially reduced or changed the pricing or other terms of its business with the Company or any of the Company Subsidiaries, and, to the Knowledge of the Company, no Major Supplier intends to cancel or otherwise terminate (or fail to renew) its relationship with the Company or any of the Company Subsidiaries (or, following the Closing, Buyer or its affiliates) or to materially reduce or change the pricing or other terms of its business.
3.15    Intellectual Property.
(a)    Section 3.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company-Owned IP Rights that are Registered IP (the “Company Registered IP”), including for each item: (i) the current owner; (ii) the jurisdiction of application or registration; (iii) the application or registration number, and where applicable, the title; and (iv) the date of filing or registration and, where applicable, the title. There are no actions that must be taken by the Company or a Company Subsidiary within one hundred and twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees, or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting, preserving or renewing any Company Registered IP (other than as set forth in Section 3.15(a) of the Company Disclosure Schedule or pursuant to ordinary course proceedings related to the application for any item of Company Registered IP).
(b)    The Company or one of the wholly owned Company Subsidiaries exclusively owns all Company-Owned IP Rights free and clear of any Liens (other than Permitted Liens). Without limiting the foregoing, the Company or a Company Subsidiary has sole, clear and unencumbered title to each item of Company Registered IP, all such Company Registered IP has been assigned in writing to the Company or a Company Subsidiary, and all assignments of Registered IP to the Company or any Company Subsidiary have been properly executed and recorded. No Person other than the Company or a Company Subsidiary has the right to license or grant rights to any Company IP Rights to any third Person.
(c)    (i) None of the Company Registered IP is subject to any order, decision, judgment, writ, injunction, stipulation, award, or decree issued by any Governmental Entity adversely affecting the use thereof or rights thereto by the Company or the Company Subsidiaries, (ii) there is no opposition or cancellation or similar proceeding pending against the Company or the Company Subsidiaries concerning the ownership, validity, patentability or enforceability of any Company Registered IP (other than ordinary course proceedings related to the application for any item of Company-Owned IP Rights), (iii) the Company Registered IP is subsisting and, to the Knowledge of the Company, not invalid or unenforceable, and (iv) none of the Company Registered IP has lapsed or been abandoned or cancelled (other than on the expiration of the full term for such Registered IP). The Company and the Company Subsidiaries are current in the payment of all registration, maintenance, annuity and renewal fees with respect to the Company Registered IP.

(d)    The Company and the Company Subsidiaries own or otherwise possess legally enforceable and sufficient licenses or rights to all Intellectual Property Rights and other intangible assets necessary to conduct the business of the Company and the Company Subsidiaries immediately following the Closing in all material respects in substantially the same manner as such businesses are conducted as of the date hereof, (ii) the Company and the Company Subsidiaries may exercise, transfer, or license the Company IP Rights and such other intangible assets owned, or purported to be owned, by, or licensed to, the Company or any of the Company Subsidiaries, without material restriction or material payment to any Person. Neither this Agreement nor any of the Transactions will restrict or impair the right of the Company or any of the Company Subsidiaries to transfer, alienate, enforce or license any material Company-Owned IP Rights or other such material intangible asset owned, or purported to be owned, by the Company or any Subsidiary as such right exists as of the date hereof.
(e)    Neither this Agreement nor any of the Transactions will cause (i) the forfeiture or termination of, or give rise to a right of forfeiture or termination of any Company IP Rights, (ii) the grant of any rights or licenses to any Company-Owned IP Right or any Intellectual Property Rights owned by Buyer, (iii) the release from escrow of any Company Software or technology, or (iv) additional payment obligations by the Company or any of the Company Subsidiaries in order to use or exploit any Intellectual Property Rights to the same extent as the Company and the Company Subsidiaries were permitted before the date of this Agreement.
(f)    Since December 2, 2019, there has been, and as of the date hereof there are, no claims, written allegations, or actions made by or on behalf of the Company or any of the Company Subsidiaries against any third party with respect to the infringement, misappropriation (including as a result of the breach of any agreement with respect to any Company confidential information) or other violation of any Company-Owned IP Rights.
(g)    (i) The operation of the business of the Company or any of the Company Subsidiaries as currently conducted as of the date hereof, and as will be conducted immediately following the Closing, and the operation of the business of the Company or any of the Company Subsidiaries as previously conducted since December 2, 2019, does not infringe, misappropriate or otherwise violate, and has not infringed, misappropriated or otherwise violated, the Intellectual Property Rights of any other Person, and (ii) neither the Company nor any of the Company Subsidiaries has received any written notice since December 2, 2019, alleging that the operation of the business of the Company or any of the Company Subsidiaries infringes, misappropriates, violates or otherwise conflicts with the Intellectual Property Rights of any other Person.
(h)    No founders, consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Company-Owned IP Rights, Company Product, Software or other technology for the Company or any of the Company Subsidiaries (each, a “Contributor”) own or, to the Knowledge of the Company, claim any rights, including moral rights, licenses, claims or interest whatsoever with respect to any Intellectual Property Rights developed by the Contributor for the Company or the Company Subsidiaries. To the Knowledge of the Company, no Contributor has misappropriated any Trade Secret.

(i)    The Company and the Company Subsidiaries have taken commercially reasonable steps to protect and maintain any Trade Secrets included in the Company IP Rights (except for any Company IP Rights whose value would not reasonably be expected to be impaired in any material respect by disclosure), and to the Knowledge of the Company, there have been no material unauthorized uses or disclosures of any such Trade Secrets.
(j)    None of the Company or any of the Company Subsidiaries is a party to any agreement to indemnify any Person against a claim of infringement of or misappropriation of any Intellectual Property Rights other than in connection with the sale of Company Products in the ordinary course.
(k)    None of the Company or any Company Subsidiary used any funding, facilities or other resources from Governmental Entities, academic institutions, or research centers or private or commercial third parties in the development of any Company Product, Software or other technology that resulted in, or will result in, such third parties being granted any rights or licenses to, or ownership interest in, any Intellectual Property Rights embodied in any such Company Product, Software or other technology.
(l)    None of the Company or any Company Subsidiary is a member of or party to, or has participated in, any patent pool, industry standards body, trade association or other organization pursuant to the rules of which the Company or any Company Subsidiary is obligated to license or offer to license any existing or future Intellectual Property Rights to any Person.
(m)    The Company and each of the Company Subsidiaries is in material compliance with the terms or conditions of all relevant Open Source Licenses for Open Source Materials used by the Company and the Company Subsidiaries, including notice and attribution obligations. No Open Source Material is compiled together with, or is otherwise linked with or incorporated into, any proprietary Software distributed by the Company or any of the Company Subsidiaries in a manner that would subject such proprietary Software to the terms of an Open Source License, including requiring any portion of such proprietary Software be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge or minimal charge. None of the Company or any of the Company Subsidiaries has delivered, licensed or made available, or is under a duty or obligation (whether present, contingent, or otherwise) to deliver, license or make available, the source code for any Software to any escrow agent or other Person who is not an employee or consultant acting on behalf of the Company or any of the Company Subsidiaries. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of the source code for any Software to any other Person.
As used in this Agreement:
“Company IP Rights” means (a) all Intellectual Property Rights for which the Company or any of the Company Subsidiaries holds or purports to hold any license or rights, and (b) all Company-Owned IP Rights.

“Company-Owned IP Rights” means all Intellectual Property Rights that the Company or any of the Company Subsidiaries owns or purports to own.
“Company Products” means any and all products and services that are or have been marketed, offered, sold, licensed, provided or distributed by the Company or any Company Subsidiary, other than third-party products distributed or resold by the Company or a Company Subsidiary.
“Intellectual Property Rights” means any and all common law or statutory rights anywhere in the world arising under or associated with: (a) patents, patent applications, statutory invention registrations, registered designs, and similar or equivalent rights in inventions and designs, and all rights therein provided by international treaties and conventions (“Patents”); (b) trademarks, service marks, trade dress, trade names, logos, and other designations of origin (“Marks”); (c) domain names, uniform resource locators, Internet Protocol addresses, social media handles, and other names, identifiers, and locators associated with Internet addresses, sites, and services; (d) copyrights and any other equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors (“Copyrights”); (e) trade secrets and industrial secret rights, and rights in know-how, data, and confidential or proprietary business or technical information, in each case, that derives independent economic value, whether actual or potential, from not being known to other Persons (“Trade Secrets”); and (f) other similar or equivalent intellectual property rights anywhere in the world.
“Open Source Material” means any Software, documentation or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License, or any other license described by the Open Source Initiative as set forth on www.opensource.org (an “Open Source License”).
“Registered IP” means all U.S., international or foreign (a) issued Patents and Patent applications, (b) registered Marks and applications to register Marks, (c) registered Copyrights and applications for Copyright registration, (d) domain name registrations and (e) all other Intellectual Property Rights that are registered with, issued by or applied for by or with any Governmental Entity or other public or quasi-public legal authority (including domain name registrars).
“Software” means any computer software in any applicable form, including object code, source code, firmware and embedded versions thereof.
3.16    Affiliate Transactions. No officer, director, stockholder (including Company Stockholders), employee, partner, member, manager, direct or indirect equityholder or affiliate of the Company or any of its Subsidiaries or Company Stockholders or any entity in which any such Person owns a material beneficial interest, or any “associates” or “immediate” family members of any such Person (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) is a party to any Contract, commitment or transaction with the Company or any of the Company Subsidiaries or has any material interest in any assets or properties used by the Company or any of its Subsidiaries (other than any employment agreement or similar arrangement which provides for such Person’s employment position as a director or officer with the Company or pursuant to any Company Employee Plans and has been made available to Buyer) (each, an “Affiliate Agreement”).
3.17    Insurance.
(a)    Section 3.17 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all insurance policies (“Insurance Policies”) owned or held by any of the Company or any of the Company Subsidiaries, true and correct copies of which have been made available to Buyer, and indicates policy numbers, premiums, applicable deductible levels, policy periods, available limits of coverage and information regarding any settlement of the same.
(b)    (i) The Company and the Company Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and the Company and the Company Subsidiaries are in compliance in all material respects with their Insurance Policies and are not in default under any of the terms thereof; (ii) each such policy is outstanding and in full force and effect and, except for policies insuring against potential Liabilities of officers, directors and employees of the Company and the Company Subsidiaries, the Company or the relevant Company Subsidiary is the sole beneficiary of such policies; and (iii) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. No claim for coverage by the Company or any of the Company Subsidiaries pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies, and neither the Company nor any of the Company Subsidiaries has received written notice of any threatened termination of, material premium increase with respect to or material alteration of coverage under any of such Insurance Policies.
3.18    Information Security.
(a)    Since December 2, 2019, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company’s and each Company Subsidiary’s receipt, collection, monitoring, maintenance, hosting, creation, transmission, use, analysis, disclosure, storage, disposal, security and other processing, as the case may be, of Protected Information and, to the Knowledge of the Company, any such activities performed or handled by authorized third parties on the Company’s or a Company Subsidiary’s behalf, have complied with, and (ii) neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the Company or any Company Subsidiary being in breach or violation of, (A) provisions governing privacy, data protection, or information security matters in any Contracts to which the Company or any Company Subsidiary is a party, (B) applicable Information Privacy and Security Laws, (C) all applicable policies, procedures and representations adopted or set forth by the Company or a Company Subsidiary relating to privacy, data protection, information security, access control, vulnerability management, incident response and overall network security and/or (D) all applicable consents, authorizations and privacy choices (including opt-out decisions) that apply to Protected Information that have been obtained by the Company or a Company Subsidiary.

Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, the Company and each Company Subsidiary have all rights, authority, consents and authorizations necessary to receive, access, use and disclose the Protected Information in their possession or under their control in connection with the operation of their business as presently conducted.
(b)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and each of the Company Subsidiaries holds all permits and licenses, and has made all governmental filings, required under applicable Information Privacy and Security Laws to process, use, and transfer Protected Information, and (ii) the consummation of the Transactions will neither invalidate such permits and licenses nor require such permits and licenses to be amended under applicable Information Privacy and Security Laws.
(c)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any of the Company Subsidiaries sells or rents to third parties any Protected Information, or otherwise makes available any Protected Information to any third party for monetary or other valuable consideration, in each case, excluding disclosures of Protected Information to the Company’s or the Company Subsidiaries’ customers in the Company’s or the Company Subsidiaries’ provision of the Company Products to the customer, and to the Company’s or the Company Subsidiaries’ service providers when such disclosure is made for the sole purpose of the service provider’s provision of services to the Company or a Company Subsidiary.
(d)    Since December 2, 2019, to the Knowledge of the Company, there has been no (i) data security breach of, unauthorized access to, or malicious disruption of any Company Products or any systems, networks or information technology of the Company or any Company Subsidiary that transmits, maintains, or otherwise processes Protected Information or other confidential information, or (ii) other incidents involving the unauthorized access, acquisition, use or disclosure of any Protected Information owned, used, hosted, maintained or controlled by or on behalf of the Company or the Company Subsidiaries, including any such unauthorized access, acquisition, use or disclosure of Protected Information that would constitute a breach for which notification by the Company or any Company Subsidiary to individuals and/or Governmental Entities and/or customers of the Company or a Company Subsidiary is required under any applicable Information Privacy and Security Laws or Contracts to which the Company or a Company Subsidiary is a party. To the Knowledge of the Company, since December 2, 2019, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, none of the Company’s or any Company Subsidiary’s vendors, suppliers and subcontractors, have (i) suffered any security breach that resulted in any unauthorized access to, disclosure of, or use of any Protected Information in the possession, custody, or control of the Company or any of the Company Subsidiaries, (ii) breached any obligations relating to Protected Information in Contracts with the Company or any Company Subsidiary or (iii) violated any Information Privacy and Security Laws.
(e)    Since December 2, 2019, the Company has maintained and implemented and continues to maintain and implement an appropriate written information security program covering the Company and each Company Subsidiary designed to (i) identify and address internal and external risks to the security of any proprietary or confidential information in their possession, including Protected Information, (ii) implement, monitor and improve reasonable administrative, technical and physical safeguards to control these risks and (iii) maintain notification procedures in compliance in all material respects with applicable Information Privacy and Security Laws that require notification to any Person in the case of any breach of security compromising data containing Protected Information. For each of fiscal year 2020 and 2021, the Company has performed a security risk assessment covering the Company and each Company Subsidiary, as applicable, and has addressed and remediated all critical and high risk (or similar designation) threats, and deficiencies identified in those security risk assessments. For each of fiscal year 2020 and 2021, the Company has made available to Buyer all material third-party assessments, certifications, test results, audits or reviews (e.g., SSAE 18, SOC I, II and III, SysTrust, WebTrust, CloudTrust, or perimeter certifications) of the information systems or other equivalent evaluations of the Company or any Company Subsidiary in the Company’s possession or control. The Company has made available to Buyer all material documents regarding the Company’s or any Company Subsidiary’s certification to, adoption of, validation of, compliance with, or participation in any information security frameworks, standards or similar programs, including the U.S. Federal Risk and Authorization Management Program, the International Common Criteria Recognition Arrangement, the Federal Identity, Credential and Access Management Framework, the Identity Ecosystem Framework, and the Federal Information Processing Standard Publication 140-2.
(f)    Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since December 2, 2019, no Person has, to the Knowledge of the Company, as of the date hereof, made any written complaint or claim against the Company or a Company Subsidiary or commenced any proceeding by or before any Governmental Entity or arbitration body against the Company or a Company Subsidiary, in each case, with respect to (A) any alleged violation of Information Privacy and Security Laws by the Company, any Company Subsidiary or any third party in relation to such third party’s collection, maintenance, storage, use, processing, disclosure, security, transfer or disposal of Protected Information on behalf of the Company or any Company Subsidiary, (B) any of the Company’s or a Company Subsidiary’s privacy or data security policies, representations or practices with respect to Protected Information, including any loss, damage or unauthorized access, acquisition, use, disclosure, modification, processing, or other misuse of any Protected Information maintained by or on behalf of the Company or the Company Subsidiaries or (C) any provisions governing privacy, data protection, or information security matters in any Contracts to which the Company or any Company Subsidiary is a party.
(g)    Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have in place incident response and disaster recovery plans, procedures and facilities that satisfy applicable Law and the Company’s and the Company Subsidiaries’ obligations under Contracts with all customers, vendors, suppliers and subcontractors of the Company, and the Company Subsidiaries, and (ii) the Company and the Company Subsidiaries are in compliance therewith.
(h)    No Software included in any Company Product contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities or other Software routines, in any case that have resulted in or that may reasonably result in (i) any Person accessing without authorization or disabling or erasing any Company Product, (ii) an adverse effect on the functionality of any Company Product or (iii) unauthorized acquisition of or access to confidential or proprietary information or Protected Information created, received, maintained or transmitted on or through any Company Product, except, in the case of clause (i), (ii) or (iii), as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.
(i)    As used in this Agreement:
“Information Privacy and Security Laws” means any applicable Law or directive issued by a Governmental Entity, all binding guidance issued by any Governmental Entity thereunder and any applicable self-regulatory guidelines that the Company or a Company Subsidiary is obligated to comply with under any Law or Contract, in each case governing: (a) the privacy, protection, or security of Protected Information, including as relevant to the collection, storage, use, processing, transfer, disclosure, sharing and destruction of Protected Information or (b) online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing and email marketing. Without limiting the foregoing, “Information Privacy and Security Laws” includes the following, in each case as applicable: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Payment Card Industry Data Security Standard (PCI DSS), the Fair and Accurate Credit Transactions Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, state data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, state biometric privacy laws, Regulation (EU) 2016/679 of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (EU General Data Protection Regulation) as currently in effect and as may be amended from time to time (and any European Union member states’ laws and regulations implementing it), the EU General Data Protection Regulation as it forms part of United Kingdom (“UK”) law by virtue of section 3 of the European Union (Withdrawal) Act 2018 and any applicable implementing or supplementary legislation of the UK (including the UK Data Protection Act 2018), the EU e-Privacy Directive 2002/58/EC as amended by Directive 2009/136/EC or further amended or replaced from time to time (and any European Union member states’ laws and regulations implementing it), the EU-US and Swiss-US Privacy Shield Frameworks, the Canadian Personal Information Protection and Electronic Documents Act, India’s Information Technology Act, Japan’s Act on the Protection of Personal Information, Hong Kong’s Personal Data (Privacy) Ordinance, and Australia’s Privacy Amendment (Private Sector) Act 2000, as amended by the Privacy Amendment (Enhancing Privacy Protection) Act 2012, Brazil’s Lei Geral de Proteção de Dados Pessoais (LGPD), the California Consumer Privacy Act of 2018 (CCPA), and other applicable data protection laws of the jurisdictions in which the Company or the Company Subsidiaries operate their respective businesses or from which the Company or the Company Subsidiaries receive Protected Information, as currently in effect and as may be amended from time to time.

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person, or that relates to an identified or identifiable person or household, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including Social Security number and driver’s license number), biometric, medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or is linked to any such data element that can reasonably be associated with an individual natural person or household). Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “personal information” or similar term under any applicable Law and is regulated by such Law.
“Protected Information” means (a) Personal Data, (b) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws or (c) any information that is covered by the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as revised from time to time.
3.19    Brokers. Other than as set forth on Section 3.19 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions, including the Share and Warrant Purchase, who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Share and Warrant Purchase or any of the other Transactions. A true and complete copy of the engagement letter such investment banker, broker or finder set forth on Section 3.19 of the Company Disclosure Schedule has been made available to Buyer. The Company Stockholders shall be responsible for all fees, commissions or other Liabilities incurred in connection with such engagement of investment banker, broker or finder set forth on Section 3.19 of the Company Disclosure Schedule.
3.20    State Takeover Laws. Neither Section 203 of the Delaware General Corporation Law nor any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law (any such Laws, “Takeover Statutes”) is applicable to this Agreement or the Transactions.
3.21    COVID-19 Matters.
(a)    Except as set forth on Section 3.21 of the Company Disclosure Schedule, neither the Company nor any of the Company Subsidiaries has applied for or incurred any Pandemic-Relief Debt.
(b)    As used in this Agreement:
(i)    “Pandemic” means the outbreak of SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

(ii)    “Pandemic-Relief Debt” means any Indebtedness incurred prior to the date of this Agreement in connection with any Law or program involving any Governmental Entity providing any loan, guaranty, investment, participation, grant, program or other assistance in direct response to or to provide relief for the Pandemic, including, without limitation, any loan incurred under 15 U.S.C. § 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act), any U.S. Small Business Administration Economic Injury Disaster Loan, any loan under the Main Street Lending Program announced by the U.S. Department of Treasury and Board of Governors of the Federal Reserve, any loan or assistance under the Families First Act and American Rescue Plan Act of 2021, any loan or assistance under the Paycheck Protection Program under the CARES Act, or any other similar domestic or non-U.S. federal, state or local Governmental Entity program.
3.22    No Other Representations or Warranties. Each of the Company Stockholders and the Company acknowledges and agrees that, except as expressly set forth in Article V or any certificate delivered pursuant to this Agreement, Buyer has not made or is not making any express or implied representations or warranties of any kind or nature whatsoever in connection with the Transactions, including the Share and Warrant Purchase, and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Article V or any certificate delivered pursuant to this Agreement, Buyer make no representation or warranty with respect to (a) any matters relating to Buyer or any of Buyer Subsidiaries or its and their respective businesses, financial condition, results of operations, prospects or otherwise or (b) the future business and operations of Buyer and Buyer Subsidiaries, and the Company Stockholders and the Company have not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing).
As used in this Agreement:
“Buyer Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other entity which Buyer, either alone or together with one or more such entities, directly or indirectly owns or controls.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY STOCKHOLDERS AND COMPANY WARRANT HOLDERS
Except as set forth in the corresponding section or subsection of the Company Disclosure Schedule, each Company Stockholder and Company Warrant Holder, severally and not jointly, hereby represents and warrants to Buyer that:
4.1    Title to Shares.
(a)    Each Company Stockholder and Company Warrant Holder is the holder of record of the number of outstanding Company Equity Securities as set forth opposite such Company Stockholder’s name in Section 4.1(a) of the Company Disclosure Schedule, which, collectively, represent all of the outstanding Company Shares and Company Warrants, free and clear of all Liens other than those restrictions under applicable securities Laws. Such Company Stockholder or Company Warrant Holder, as applicable, has, and immediately prior to the Closing will have, full right, power, authority and capacity to exchange, assign, transfer and deliver such shares or warrants, as applicable, pursuant to this Agreement free and clear of any Lien, other than those restrictions under applicable securities Laws. Except as set forth in the Organizational Documents of the Company or the Company Stockholders Agreement or as set forth in Section 4.1(a) of the Company Disclosure Schedule, there are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which such Company Stockholder or Company Warrant Holder, as applicable, has a contractual obligation with respect to the voting or transfer of Company Shares or other Company Equity Securities.
4.2    Authority; No Violation.
(a)    Such Company Stockholder or Company Warrant Holder, as applicable, has full power and authority (including, if such Company Stockholder or Company Warrant Holder, as applicable, is an entity, the requisite power and authority under its Organizational Documents and, in the case of any Company Stockholder that is a natural person, is competent and has the requisite legal capacity) to execute and deliver this Agreement and to consummate the Transactions that such Company Stockholder or Company Warrant Holder, as applicable, is obligated to consummate. The execution and delivery by such Company Stockholder or Company Warrant Holder, as applicable, of this Agreement, the performance by such Company Stockholder or Company Warrant Holder, as applicable, of its respective obligations hereunder and the consummation by such Company Stockholder or Company Warrant Holder, as applicable, of the Transactions does not require any corporate or other action on the part of any beneficial or record owner of capital stock of the Company or, if applicable, the trustees thereof, other than those which have been obtained prior to the date hereof and are in full force and effect. This Agreement has been duly and validly executed and delivered by such Company Stockholder or Company Warrant Holder, as applicable, and (assuming due authorization, execution and delivery by Buyer and each other party hereto) constitutes a valid and binding obligation of such Company Stockholder or Company Warrant Holder, as applicable, enforceable against such Company Stockholder or Company Warrant Holder, as applicable, in accordance with its terms (except as enforceability may be limited by the Enforceability Exceptions).
(b)    Neither the execution and delivery of this Agreement by such Company Stockholders or Company Warrant Holder, as applicable, nor the consummation by such Company Stockholder or Company Warrant Holder, as applicable, of the Transactions that such Company Stockholder or Company Warrant Holder, as applicable, is obligated to consummate, nor compliance by such Company Stockholder or Company Warrant Holder, as applicable, with any of the terms or provisions hereof, will (i) except as set forth in Section 4.2(b) of the Company Disclosure Schedule, violate any provision of the Organizational Documents of the Company or the Company Stockholders Agreement, or (ii) assuming that the consents, approvals and filings referred to in Section 5.3 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to such Company Stockholder or Company Warrant Holder, as applicable, or its properties or assets or (y) other than as set forth in Section 8.2(g) of the Company Disclosure Schedule, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of such Company Stockholder or Company Warrant Holder, as applicable, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Company Stockholder or Company Warrant Holder, as applicable, is a party, or by which such Company Stockholder or Company Warrant Holder, as applicable, or any of its properties or assets may be bound, in the case of clause (ii), in any material respect.
4.3    Consents and Approvals. No consents or approvals of or filings or registrations with any Governmental Entity are necessary on the part of such Company Stockholder or Company Warrant Holder, as applicable, in connection with (a) the execution and delivery by such Company Stockholder or Company Warrant Holder, as applicable, of this Agreement or (b) the consummation by such Company Stockholder or Company Warrant Holder, as applicable, of the Transactions that such Company Stockholder or Company Warrant Holder, as applicable, is obligated to consummate.
4.4    Brokers. Such Company Stockholder or Company Warrant Holder, as applicable, has not employed or engaged any investment banker, broker or finder in connection with the Transactions, including the Share and Warrant Purchase, who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Share and Warrant Purchase or any of the other Transactions.
4.5    Legal Proceedings. There are no Proceedings pending or, to the knowledge of such Company Stockholder or Company Warrant Holder, as applicable, threatened against such Company Stockholder or Company Warrant Holder, as applicable, at law or in equity which, if determined adversely, would prevent, impede or materially delay the consummation of the Share and Warrant Purchase. Such Company Stockholder or Company Warrant Holder, as applicable, is not subject to any Judgment which would prevent, impede or materially delay the consummation of the Share and Warrant Purchase.
4.6    No Other Representations or Warranties. Such Company Stockholder or Company Warrant Holder, as applicable, acknowledges and agrees that, except as expressly set forth in Article V or any certificate delivered pursuant to this Agreement, Buyer has not made or is not making any express or implied representations or warranties of any kind or nature whatsoever in connection with the Transactions, including the Share and Warrant Purchase, and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Article V or any certificate delivered pursuant to this Agreement, Buyer makes no representation or warranty with respect to (a) any matters relating to Buyer or Buyer Subsidiaries or its and their respective businesses, financial condition, results of operations, prospects or otherwise or (b) the future business and operations of Buyer and Buyer Subsidiaries, and such Company Stockholder or Company Warrant Holder, as applicable, has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
For all purposes under this Article V, “Company Stockholder(s)” shall refer to the Company Stockholder(s) and the Company Warrant Holder(s).
Buyer hereby represents and warrants to the Company and the Company Stockholders that:
5.1    Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer has the requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.
5.2    Authority; No Violation.
(a)    The execution and delivery of this Agreement and the consummation of the Share and Warrant Purchase have been duly and validly approved by all necessary corporate action of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement or to consummate the Transactions, including the Share and Warrant Purchase.
(b)    This Agreement has been duly and validly executed and delivered by Buyer and (assuming due authorization, execution and delivery by the Company and the Company Stockholders) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).
(c)    Buyer is not subject to any applicable Law, or rule or regulation of any Governmental Entity, or any material agreement or instrument, or subject to any orders, judgments or decrees, which would be breached or violated, nor would the Organizational Documents of Buyer be breached or violated, by Buyer’s execution, delivery or performance of this Agreement or the consummation of the Transactions, in each case, except as would not and would not reasonably be expected to have a Buyer Material Adverse Effect.
As used in this Agreement:
“Buyer Material Adverse Effect” means any event, development, change or effect that, either individually or in the aggregate, is material and adverse to the ability of Buyer to consummate the Transactions, including the Share and Warrant Purchase, prior to the Outside Date.
5.3    Consents and Approvals. Other than in connection with or in compliance with (a) the HSR Act and other notices, consultations, consents, clearances or approvals under other Antitrust Laws or (b) any applicable requirements of The New York Stock Exchange, no notices to, consents or approvals or non-objections of, waivers or authorizations by, or applications, filings or registrations with any Governmental Entity are necessary on the part of Buyer in connection with (x) the execution, delivery or performance by Buyer of this Agreement or (y) the consummation of the Share and Warrant Purchase and the other Transactions, in each case except, as would not have, and would not reasonably be expected to have, a Buyer Material Adverse Effect.
5.4    Financing. As of immediately prior to or substantially simultaneously with the Closing, Buyer will have sufficient funds to (a) satisfy all of Buyer’s obligations under this Agreement, including the obligations under Article I, (b) pay any other amounts required to be paid by Buyer in connection with the consummation of the Transactions and (c) pay all related fees and expenses of Buyer.
5.5    Brokers. Neither Buyer nor any of Buyer Subsidiaries has employed any investment banker, broker or finder in connection with the Transactions, including the Share and Warrant Purchase, who is entitled to any fee or any commission from any of the Company Stockholders in connection with this Agreement or upon or as a result of the consummation of the Share and Warrant Purchase or any of the other Transactions.
ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS
6.1    Conduct of Business of the Company Prior to the Closing. During the period from the date of this Agreement to the Closing Date or earlier valid termination of this Agreement, except as set forth in Section 6.1 of the Company Disclosure Schedule, as expressly required by this Agreement, as required by applicable Law or with the prior written consent of Buyer, the Company shall use reasonable best efforts to, and the Company shall cause the Company Subsidiaries to use reasonable best efforts to, (a) operate their business in a commercially reasonable manner and only in the ordinary course of business and (b)(i) preserve intact its and their business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and other key employees and (iii) preserve its and their present relationships with customers, suppliers, vendors, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have business relations.
6.2    Company Forbearances. Without limiting the foregoing, during the period from the date of this Agreement to the Closing Date or earlier valid termination of this Agreement, except as set forth in the applicable sub-section of Section 6.2 of the Company Disclosure Schedule, as expressly required by this Agreement, as required by applicable Law or with the prior written consent of Buyer, the Company shall not, and the Company shall not permit any of the Company Subsidiaries to, directly or indirectly:
(a)    amend, modify, supplement, restate, waive, rescind, or otherwise change the Company’s or any Company Subsidiaries’ Organizational Documents or any of the Company Stockholders Agreement;
(b)
(i)    adjust, split, combine, subdivide, reduce or reclassify any Company Equity Securities or Company Subsidiary Equity Securities;

(ii)    authorize, make, declare, set aside or pay any non-cash dividend or non-cash distribution on or with respect to, or redeem, purchase or otherwise acquire, any Company Equity Securities or Company Subsidiary Equity Securities;
(iii)    issue, deliver, grant, sell, dispose of or encumber, or authorize the issuance, delivery, grant, sale, disposition or encumbrance of, any Company Equity Securities or Company Subsidiary Equity Securities;
(c)    acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations or similar extraordinary transactions;
(d)    liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization or similar transaction (including any restructuring, recapitalization or reorganization between or among or involving any of the Company and/or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;
(e)    except in the ordinary course of business, sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, mortgage, swap, encumber, subject to any Lien (other than Permitted Liens) or otherwise dispose of any of its properties, rights or assets (including shares in the capital stock or other equity interests or securities of the Company or any of the Company Subsidiaries);
(f)    other than (A) bidding for and entering into Contracts with customers, suppliers, or vendors (other than with any Major Customer or any Major Supplier with respect to Contracts with a term that exceeds one year) in the ordinary course of business, (B) renewals of Contracts in the ordinary course of business and (C) entering into capital leases (which will be included in Indebtedness) in the ordinary course of business: (i) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract, (ii) modify in any material respect, amend in any material respect, renew or extend any Material Contract, (iii) terminate any Material Contract (other than by expiration in accordance with the terms thereof without any action on the part of the Company or any of the Company Subsidiaries), (iv) waive or release any rights or claims under any Material Contract, or (v) assign any rights or claims under any Material Contract (solely for the purposes of this clause (f), in addition to the definition of a Material Contract set forth in Section 3.11, a Contract shall also be deemed a Material Contract if it involves payments, receivables or other amounts paid or payable to the Company or any Company Subsidiary, individually or in the aggregate, in excess of $500,000 over the term of the Contract (including any renewals of such Contract in the discretion of the counterparty));
(g)    except in the ordinary course of business, (i) enter into or become bound by, or amend, modify, terminate or waive any Contract related to the acquisition or disposition or granting of any license with respect to any material Intellectual Property Rights, other than amendments, modifications, terminations or waivers in the ordinary course of business, or otherwise encumber any material Intellectual Property Rights (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than the nonexclusive license of Intellectual Property Rights in the ordinary course of business and amendments and modifications made or entered into in the ordinary course of business, in each case, to existing distribution rights for Company Products, or (ii) disclose any Trade Secrets (other than pursuant to a written confidentiality agreement entered into in the ordinary course of business with reasonable protections of, and preserving all rights of, the Company in such Trade Secrets), or disclose, license, release, deliver, escrow or make available any source code;
(h)    allow to lapse, or abandon, including by failure to maintain, prosecute, file or pay the required fees in any jurisdiction, any material Company Registered IP;
(i)    except for incurrence of Indebtedness in the ordinary course of business (including under existing credit facilities), redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any respect the terms of any Indebtedness or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise);
(j)    except as required by the terms of any Company Employee Plan as in effect on the date hereof, (i) grant any material increases in the compensation or benefits payable or to be provided to any Company Employee, (ii) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits, (iii) grant any new equity-based awards or amend or modify the terms of any outstanding equity-based awards, (iv) pay or award, or commit to pay or award, any non-equity bonuses or incentive compensation, (v) pay or agree to pay to any Company Employee any pension, retirement allowance or other benefit, (vi) enter into any new, or amend any existing, employment, severance, termination, change in control, retention or similar agreement with any Company Employee, (vii) establish any Company Employee Plan which was not in existence prior to the date of this Agreement, or amend or terminate any Company Employee Plan in existence on the date of this Agreement, (viii) hire or promote any employee or engage any other service provider (who is a natural person) who is (or would be) an officer or who has (or would have) an annualized base compensation in excess of $50,000 other than in the ordinary course of business, any hiring or promotion for existing or for currently open positions that do not exceed $200,000, individually, in annualized base compensation, (ix) terminate the employment of any employee or other service provider (who is a natural person) who is an officer or who has an annualized base compensation in excess of $200,000 in each case, other than for cause, (x) enter into, amend or terminate any collective bargaining agreement or other labor agreement, (xi) cause or consummate any “plant closing” or “mass layoff” (in each case as defined by the WARN Act) or other terminations of employees that would create any obligations upon or liabilities for the Company or any Company Subsidiary under the WARN Act or similar state or local Laws, (xii) recognize or certify any labor organization, works council, labor union or group of employees of the Company or any Company Subsidiary as the bargaining representative for any employees of the Company or any Company Subsidiary, as applicable, or (xiii) waive or release any noncompetition, non-solicitation, no-hire, nondisclosure, or other restrictive covenant obligation of any Company Employee;
(k)    commence (other than any collection action in the ordinary course of business), waive, release, assign, compromise or settle any claim, litigation, investigation, suit, action or proceeding, other than the compromise or settlement of any claim, litigation, investigation, suit, action or proceeding that: (x)(i) is in an amount not in excess of $250,000 individually; (ii) does not impose any injunctive relief on the Company or any Company Subsidiaries and does not involve the admission of wrongdoing by the Company or any Company Subsidiaries or any of their respective officers, directors or employees; (iii) does not provide for the license of any material Company-Owned IP Rights, and (iv) does not relate to claims, litigations, investigations, suits, actions or proceedings brought by Governmental Entities, other than solely in their capacities as users of Company Products or (y) are Tax Proceedings (it being understood that such Tax Proceedings are subject to the restrictions contained in clause (q) below);
(l)    make any loans, advances or capital contributions to, or investments in, any other Person, except for loans, advances, or capital contributions solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries in the ordinary course of business;
(m)    implement or adopt any change in financial accounting policies, practices, principles, procedures or any methods of reporting income, deductions or other items for financial accounting purposes, in each case except as may be required by GAAP, International Financial Reporting Standards or other recognized accounting standards or principles in non-U.S. jurisdictions to the extent applicable to the Company Subsidiaries;
(n)    change any working capital or revenue recognition policies or practices, including by offering to any customer any credit or otherwise deferring any revenue or otherwise changing any policies or practices with respect to the payment of accounts payable or the collection of accounts receivable;
(o)    enter into, conduct, engage in or otherwise operate any new line of business outside of the existing businesses of the Company or the Company Subsidiaries as of the date of this Agreement;
(p)    make any capital expenditures, enter into any agreements or arrangements providing for capital expenditures or otherwise commit to do so, except for capital expenditures in the ordinary course of business and in amounts not to exceed the amounts specified in Section 6.2(p) of the Company Disclosure Schedule;
(q)    (i) make, change or revoke any material Tax election, (ii) change an annual Tax accounting period or adopt or change any Tax accounting method, (iii) file or cause to be filed any amended Tax Return or claim for refund of Taxes, (iv) file or cause to be filed any Tax Return in a manner inconsistent with past practice, (v) enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law), (vi) settle or compromise any Tax Proceeding or surrender any right to claim a refund of Taxes, (vii) seek any Tax ruling from any Governmental Entity, or (viii) grant any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment;
(r)    except as set forth on Section 6.2(r) of the Company Disclosure Schedule, (i) acquire any real property or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee) for annual rent payments in excess of $25,000 or for a term that is longer than one (1) year, (ii) modify or amend or exercise any right to renew any Company Lease or other lease or sublease of real property, or waive any material term or condition thereof or grant any consents thereunder, (iii) grant or otherwise knowingly create or consent to the creation of any easement, covenant, restriction, Lien (other than Permitted Liens) affecting any real property leased by the Company or any Company Subsidiary, or any interest therein or part thereof, or (iv) make any changes in the construction or condition of any such property, in the case of each of clauses (ii) through (iv), other than in the ordinary course of business;
(s)    (i) cancel or terminate any of the Company’s or any Company Subsidiary’s insurance policies or fail to pay the premiums on such insurance policies, other than any cancellation or termination in the ordinary course of business, or (ii) fail to maintain such insurance policies in a manner that is consistent with the ordinary course of business;
(t)    enter into any Contract with any broker, finder, investment banker or other Person under which such Person is or will be entitled to any brokerage fee, finder’s fee or other commission in connection with the Transactions;
(u)    make any Change of Control Payments that are not set forth on Section 3.2(h) of the Company Disclosure Schedule;
(v)    voluntarily terminate, modify or waive any material right under any Permit; or
(w)    agree or authorize, or make any commitment, in writing or otherwise, to take any of the foregoing actions.
6.3    Notification of Certain Matters. The Company shall give prompt written notice to Buyer: (i) of any notice or other communication received by the Company or any Company Subsidiary from any Governmental Entity in connection with this Agreement, the Share and Warrant Purchase or the other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Share and Warrant Purchase or the other Transactions, (ii) of any Proceeding commenced or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiaries or affiliates or otherwise relating to, involving or affecting the Company or any Company Subsidiaries or affiliates (including, if the Share and Warrant Purchase were consummated, Buyer and its affiliates), in each case in connection with, arising from or otherwise relating to the Share and Warrant Purchase or the other Transactions and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to the Company or any Company Subsidiary that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 6.3 shall not cure any breach of any representation or warranty or covenant hereunder or otherwise limit the remedies available hereunder to Buyer.
ARTICLE VII

ADDITIONAL AGREEMENTS
For all purposes under this Article VII, “Company Stockholder(s)” shall refer to the Company Stockholder(s) and the Company Warrant Holder(s).

7.1    Reasonable Best Efforts.
(a)    Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Share and Warrant Purchase, as promptly as practicable after the date hereof, including (i) preparing and filing or, if a filing is to be made jointly, otherwise providing, in consultation with the other parties hereto and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Share and Warrant Purchase, as promptly as practicable after the date hereof, and (ii) taking all steps as may be necessary, subject to the limitations in this Section 7.1, to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals as promptly as practicable after the date hereof. In furtherance and not in limitation of the foregoing (but subject to the limitations in this Section 7.1), each applicable party agrees to (A) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions, including the Share and Warrant Purchase, as promptly as practicable, and in any event within ten (10) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Company and Buyer), and to use reasonable best efforts to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (B) use reasonable best efforts to make all other necessary filings as promptly as practicable after the date hereof, and to supply as promptly as practicable and advisable any additional information and documentary materials that may be requested under any Antitrust Laws, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or obtain consents under such Antitrust Laws. The Buyer shall bear one hundred percent (100%) of the HSR Act filing fee incurred by the parties in connection with the filings of the Notification and Report Forms pursuant to the HSR Act and the Antitrust Laws of other jurisdictions. For the avoidance of doubt, in no event shall Buyer be responsible for any such filing fees in connection with any filing that any Company Stockholder is required to make with respect to receipt of any portion of the Purchase Price. Notwithstanding anything to the contrary in this Agreement (including this Section 7.1), none of the parties or any of its respective affiliates shall be required to, and the Company may not and may not permit any Company Subsidiary to, without the prior written consent of Buyer, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or any portion of business of the Company, Buyer or any Buyer Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or any portion of the business of the Company, Buyer or any Company Subsidiary or any Buyer Subsidiary in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, Buyer or any Company Subsidiary or any Buyer Subsidiary; provided that, if requested in writing by Buyer, then the Company or the Company Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or the Company Subsidiaries if the Closing occurs.
(b)    The parties shall, in connection with and without limiting the efforts referenced in Section 7.1(a) be required to use reasonable best efforts to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the Transactions, including the Share and Warrant Purchase, under the HSR Act or any other Antitrust Law, (i) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other party, and promptly providing copies to the other party of any such filings made to Governmental Entities; (ii) promptly inform the other party of any substantive communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other party of any such written communications, and of any substantive communication received or given in connection with any proceeding by a private party, in each case, regarding any of the Transactions, and (iii) permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity, or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in any inperson meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Buyer, the Company or any Company Subsidiaries or any Buyer Subsidiaries, (B) as reasonably necessary to comply with contractual arrangements existing as of the date hereof and (C) as reasonably necessary to address reasonable privilege or confidentiality concerns; provided, further, that the parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.1(b) as “Outside Counsel Only Material.” Without limiting Buyer’s cooperation obligations described in this Section 7.1(b), unless the Company, in consultation with Company’s outside legal counsel, objects in good faith and with good reason, Buyer, in consultation with the Company Equityholders’ Representative, may devise, control and implement the ultimate strategy for securing approvals, including under the HSR Act, and expiration of relevant waiting periods under the Antitrust Laws, and, in connection therewith, Buyer may lead all meetings and negotiations, and make strategic decisions in respect of the content of any communications (written or oral), with Governmental Entities.
(c)    In connection with and without limiting the foregoing, the Company shall use reasonable best efforts to give any notices to third parties required under Contracts set forth on Section 8.2(g) of the Company Disclosure Schedule, and the Company shall use, and cause each of the Company Subsidiaries to use, its reasonable best efforts to obtain any third-party consents required under Contracts set forth on Section 8.2(g) of the Company Disclosure Schedule, in each case, unless Buyer otherwise directs (and in connection with such direction Buyer agrees to waive any related closing condition under Section 8.2(g)). Notwithstanding anything to the contrary herein, none of the Company, Buyer, or any Company Subsidiary or any Buyer Subsidiary shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain any such third-party consents (except, in the case of the Company or the Company Subsidiaries, if requested by Buyer and reimbursed or indemnified for by Buyer).
7.2    Access to Information.
(a)    Prior to the Closing, upon reasonable notice and subject to applicable Laws, the Company shall, and the Company shall cause each Company Subsidiary to, afford to the officers, employees, accountants, counsel, consultants, advisors and other representatives of Buyer (collectively, with respect to any Person, the “Representatives”), reasonable access to all its properties, Contracts, personnel, books and records, and the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as reasonably practicable to Buyer and its Representatives all information (financial or otherwise) concerning its business, properties, Contracts, personnel, books and records as Buyer may reasonably request. Notwithstanding the foregoing, the Company shall not be required by this Section 7.2 to provide Buyer or Buyer’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof (provided, however, that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure or, if unable to do so, to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which would violate applicable Law (provided, however, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which would cause the loss of any attorneyclient, attorney work product or other legal privilege (provided, however, that the Company shall use its reasonable best efforts to allow for such disclosure to the maximum extent that does not result in a loss of such attorneyclient, attorney work product or other legal privilege); provided, however, that such access and information shall be disclosed or granted, as applicable, to counsel for Buyer to the extent reasonably required for the purpose of obtaining required approvals or consents, or making filings or providing notices, subject to prior execution of a common interest or joint defense agreement in customary form.
(b)    Prior and subject to the Closing, Buyer shall hold all information furnished by or on behalf of the Company or the Company Subsidiaries pursuant to Section 7.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated as of July 26, 2022, between Buyer and the Company (the “Confidentiality Agreement”).
(c)    Promptly following the date hereof, Buyer and the Company shall establish a transition and integration planning team (the “Integration Committee”), composed of representatives of each of Buyer and the Company to be mutually agreed between Buyer and the Company. The chair of the Integration Committee will be the Senior Vice President, HR, Robert Paxton, of Buyer. Subject to applicable Law, the Integration Committee shall discuss and plan for a transition and integration planning process (including to prepare for day one readiness)

concerning the combination of the operations of the Company, Buyer, the Company Subsidiaries and Buyer Subsidiaries after the Closing, and shall meet from time to time, as reasonably requested by the chair of the Integration Committee.
(d)    Nothing contained in this Agreement shall give any party, directly or indirectly, the right to control or direct the operations of the other party prior to the Closing.
7.3    Confidentiality.
(a)    The parties acknowledge that the information being provided to them in connection with this Agreement and the Transactions is subject to the terms of the Confidentiality Agreement; provided that actions taken by the parties to the extent necessary in order to comply with their respective obligations under Section 7.1 hereunder shall not be deemed to be in violation of this Section 7.3 or the Confidentiality Agreement. Effective upon, and only upon, the Closing, the obligations of Buyer under the Confidentiality Agreement shall terminate.
(b)    Following the Closing, unless Buyer has otherwise consented in writing, the Company Stockholders shall, and shall cause their respective affiliates to, retain in confidence any information to the extent related to the Company or any of the Company Subsidiaries (including any of the Company Products or other assets or rights) and shall not disclose such information to any other Person; provided that the foregoing restrictions shall not apply to any information (i) that is or becomes generally available to the public other than as a result of disclosure in violation of this Section 7.3(b); (ii) is required to be disclosed by applicable Law or to a Governmental Entity or otherwise required or requested in connection with compliance with applicable Law or judgment; or (iii) that a Company Stockholder or any of his, her or its affiliates receives after the Closing from a source other than Buyer or Buyer Subsidiaries or their respective Representatives; provided that such source is not known (after reasonable inquiry) by such Company Stockholder or any of his, her or its affiliates to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, Buyer or Buyer Subsidiaries (or any Company Stockholder or any of his, her or its affiliates prior to Closing) with respect to such information. The foregoing shall not (i) prohibit a Company Stockholder or his, her or its affiliates from disclosing such confidential information for the purpose of complying with the terms of, or performing under, this Agreement or (ii) limit any of the rights granted to a Company Stockholder or his, her or its affiliates under this Agreement. Furthermore, the provisions of this Section 7.3(b) will not prohibit any retention of copies of records or any disclosure as may be, and only to the extent, necessary to comply with applicable Law or in connection with the preparation and filing of Tax Returns of a Company Stockholder or its affiliates or in connection with the enforcement of any right or remedy relating to this Agreement or the Transactions.
7.4    Additional Agreements. The Company shall enter into certain agreement(s) and arrangements to effect the transfer, on or prior to the Closing, of (i) all of the interests in GEN Partners, LLC that are held, as of the date hereof, by Endura Products, LLC and (ii) an approximate 13.42 acre lot located at 209 Little Santee Road, Colfax, NC ((i) and (ii), collectively, the “Pre-Closing Transactions”), in each case, with such terms and conditions to be mutually agreed between Buyer and the Company; provided, however, that in no event shall Buyer or any of its affiliates be liable for any fees or expenses paid or payable in connection with the Pre-Closing

Transactions, or have any Liability (including, without limitation, in respect of Taxes) resulting from, arising out of or relating to the Pre-Closing Transactions.
7.5    Employee Benefit Plans.
(a)    From the Closing Date through the first anniversary thereof, Buyer shall provide, or cause to be provided, to each individual who is actively employed by the Company or any of the Company Subsidiaries on the Closing Date and continues to be actively employed after the Closing (each, a “Continuing Employee”), for so long as such individual remains employed by the Company or its affiliates following the Closing Date, (i) at least the same level of base salary and target cash bonus opportunity, in the aggregate, as were provided to such Continuing Employee immediately prior to the Closing, and (ii) other compensation and employee benefits that are substantially comparable, in the aggregate, to the compensation and employee benefits provided to similarly situated employees of Buyer.
(b)    Service Credit. For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Buyer and Buyer Subsidiaries in which any Continuing Employee becomes eligible to participate after the Closing as determined by Buyer (the “New Plans”), such Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and the Company Subsidiaries and their respective predecessors before the Closing; provided that the foregoing shall not apply for any purpose under (x) any defined benefit pension plan or retiree welfare plan or (y) any New Plan that is frozen or closed to new entrants or under which similarly situated employees of Buyer and its affiliates do not receive credit for prior service, or to the extent that its application would result in a duplication of benefits for the same period of service. In addition, Buyer or its applicable Buyer Subsidiary shall use commercially reasonable efforts to (i) ensure that each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent that coverage under such New Plan is of the same type as the Company Employee Plan in which such Continuing Employee participated immediately before the Closing (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents and (iii) cause any eligible expenses incurred by any Continuing Employee or his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c)    401(k) Plan. Unless otherwise requested by Buyer in writing delivered to the Company not less than five (5) Business Days before the Closing Date, the Company Board (or the appropriate committee thereof) shall adopt resolutions and take such corporate action as is necessary or appropriate to terminate the Endura Products, Inc. 401(k) Profit Sharing Plan and Trust (the “Company 401(k) Plan”), effective as of the day prior to the Closing Date. The form and substance of such resolutions and any other actions taken in connection with the foregoing termination shall be subject to the review and approval of Buyer. Following the Closing and (if

Buyer determines that a determination letter is appropriate) as soon as reasonably practicable following receipt of a favorable determination letter from the IRS on the termination of the Company 401(k) Plan, the assets thereof shall be distributed to the participants, and Buyer shall, to the extent permitted by Buyer’s 401(k) plan (the “Buyer 401(k) Plan”), permit the Continuing Employees who are actively employed as of such time to make rollover contributions of “eligible rollover distributions” within the meaning of Section 401(a)(31) of the Code, in the form of cash (or in-kind in the case of participant loan notes), in an amount equal to the full account balance distributed to such Continuing Employee from the Company 401(k) Plan to Buyer 401(k) Plan.
(d)    Section 280G Vote. Prior to the Closing, the Company shall (i) take all commercially reasonable actions necessary to obtain a waiver from any Person who (A) is a “disqualified individual” (within the meaning of Section 280G of the Code) and (B) has a right or potential right to any payments and/or benefits in connection with the transactions contemplated by this Agreement that could be deemed to constitute “excess parachute payments” pursuant to Section 280G of the Code, which waiver shall provide that, if the requisite stockholder approval under Section 280G(b)(5)(B) of the Code is not obtained, no payments or benefits that would separately or in the aggregate constitute “excess parachute payments” (within the meaning of Section 280G of the Code) with respect to such disqualified individual in the absence of such stockholder approval shall be payable to or retained by such disqualified individual to the extent such excess parachute payments would not be deductible by reason of the application of Section 280G of the Code or would result in the imposition of excise Taxes under Section 4999 of the Code upon such disqualified individual, (ii) deliver to the Company’s stockholders a disclosure statement in a form reasonably satisfactory to Buyer that satisfies the disclosure obligations under Section 280G(b)(5)(B) of the Code, and (iii) hold a vote of the Company’s stockholders that complies with the requirements of Section 280G of the Code to approve or disapprove such payments and/or benefits. Neither the Company nor any of the Company Subsidiaries shall make any such excess parachute payments that are waived and not so approved. The Company shall provide Buyer with a copy of the form of such waiver and such disclosure statement for its review and approval within a reasonable period (and in any event not less than two (2) Business Days) prior to delivery to each such disqualified individual and the Company’s stockholders, respectively.
(e)    Reservation of Rights; No Third-Party Beneficiaries. Nothing in this Agreement shall confer upon any Continuing Employee or any other Person any right to continue in the employ or service of Buyer or any affiliate of Buyer, or shall interfere with or restrict in any way the rights of Buyer or any affiliate of Buyer, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause. Notwithstanding any other provision in this Agreement to the contrary, nothing in this Section 7.5 shall (i) be deemed or construed to be an amendment or other modification of any Company Employee Plan or employee benefit plan of Buyer, or (ii) create any third party rights in any Company Employee or any other Person (or any beneficiaries or dependents thereof).
7.6    Indemnification; Tail Policies.
(a)    From and after the Closing, Buyer shall cause the Company to indemnify and hold harmless, to the fullest extent permitted by applicable Law, each director and officer of the Company and the Company Subsidiaries as of the date hereof or at any time from the date hereof to the Closing (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees and advances of all such attorneys’ fees, costs and expenses as they are incurred before the final disposition of any actual or threatened claim to the fullest extent permitted by Law, provided that such Company Indemnified Party provides an undertaking to repay such advances to the extent if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification), judgments, fines, losses, or damages or actually incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the fact that such person is or was a director or officer of the Company or any of the Company Subsidiaries or is or was serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another person and pertaining to acts or omissions existing or occurring at or prior to the Closing.
(b)    For six (6) years after the Closing Date, the Company shall, and Buyer shall cause the Company to, maintain in effect the provisions in (i) the Organizational Documents of the Company and any of the Company Subsidiaries made available to Buyer prior to the date hereof, and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Company Indemnified Party in existence on the date hereof and made available to Buyer prior to the date hereof, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Company Indemnified Party in respect of acts or omissions existing or occurring at or prior to the Closing. This Section 7.6(b) shall not prohibit or otherwise restrict any sale, transfer, merger, consolidation or other similar transaction involving any of the Company or any Company Subsidiary.
(c)    The obligations of Buyer and the Company under this Section 7.6 shall not be terminated or modified after the Closing in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 7.6 without the prior written consent of the affected Company Indemnified Party or affected person.
(d)    The provisions of this Section 7.6 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives.
(e)    Prior to the Closing, the Company, in consultation with but only upon the prior written consent of Buyer (not to be unreasonably withheld, conditioned, or delayed), will arrange for the purchase of prepaid insurance policies (with Buyer bearing 50% of cost and the Company bearing 50% of the cost) on (i) its directors’ and officers’ insurance policy for an aggregate period of not less than six (6) years and (ii) its errors and omissions insurance policy for an aggregate period of not less than six (6) years with respect to claims arising from acts, events, or omissions that occurred prior to the Closing (the “Tail Policies”) that, in the aggregate, does not exceed 250% of the current annual premium paid as of the date hereof by the Company for such insurance. Buyer shall not, and shall cause the Company to not, cancel or otherwise terminate such prepaid insurance policies.

7.7    Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement or the Transactions, including the Share and Warrant Purchase, each party shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party.
7.8    Acquisition Proposals. Each of the Company Stockholders and the Company agrees that it will not, and each such party will cause its affiliates not to and will each use its respective reasonable best efforts to cause its and their Representatives not to, (i) initiate, solicit, encourage or facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any Person concerning any Acquisition Proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to any Acquisition Proposal. Without derogating from any agreements entered between Buyer and the Company prior to the date hereof, each of the Company Stockholders and the Company agrees that it will, and each such party will cause its affiliates and will use its respective reasonable best efforts to cause its and their Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Person other than Buyer and its affiliates with respect to any Acquisition Proposal. Each of the Company and the Company Equityholders’ Representative will promptly (within seventy-two (72) hours) notify Buyer following receipt by any of the Covered Company Stockholders or the Company or any of their respective affiliates or Representatives of any Acquisition Proposal or any request for nonpublic information relating to the Company or any of the Company Subsidiaries by any Person that informs it or any of their affiliates or Representatives that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any Person seeking to have discussions or negotiations with it or any of its affiliates or Representatives relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the Person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or written correspondence). Each of the Company and the Company Equityholders’ Representative shall also keep Buyer informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including any amendments to or revisions of the material terms of such Acquisition Proposal, and shall provide a copy of all material documentation or written correspondence relating thereto. The Company shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of the Company Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to (i) any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of the Company and the Company Subsidiaries or 10% or more of any class of equity or voting securities of the Company or the Company Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the Company, as applicable, or (ii) a merger, consolidation, share exchange or other business combination involving the Company or the Company Subsidiaries whose assets, individually or in the aggregate, constitute more than 10% of the consolidated assets of the Company, as applicable.
7.9    Public Announcements. The Company and the Company Stockholders, on the one hand, and Buyer, on the other hand, shall obtain the advance approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or otherwise making any public statement or disclosure with respect to this Agreement or the Transactions, unless the disclosing party determines, based on the advice of counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public statement or disclosure with respect to this Agreement or the Transactions, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto. Buyer and the Company shall work together in good faith on a public relations strategy with respect to this Agreement and the Transactions, including with respect to the announcement of the Share and Warrant Purchase to employees, customers and relevant Governmental Entities. Notwithstanding the foregoing, Buyer shall be permitted to disclose this Agreement or any terms thereof, in any filing or press release.
7.10    Takeover Statutes. The Company and the Company Stockholders shall not take any action that would cause any Takeover Statute to become applicable to this Agreement, the Share and Warrant Purchase, or any of the other Transactions, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Share and Warrant Purchase and the other Transactions from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the Transactions, the Company or the Company Stockholders, as applicable, will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.
7.11    Transaction Expenses.
(a)    Subject to Section 7.11(b), the Company Stockholders shall be responsible for and shall pay at or prior to the Closing all Transaction Expenses incurred or payable by or on behalf of the Company or any Company Subsidiary in connection with this Agreement and the consummation of the Transactions, such that, following the Closing, there is no Liability in respect thereof to the Company, Buyer or their respective affiliates. All other expenses shall be governed by Section 11.2. For the avoidance of doubt, the parties acknowledge that any payment made on the Closing Date by Buyer or any of its affiliates of the Estimated Unpaid Closing Transaction Expenses pursuant to Section 1.6(b)(iv) and Section 2.1 is being made for convenience only on behalf of the Company Stockholders, and nothing in this Agreement shall be deemed to make them obligations of Buyer.
(b)    All sales, use, value-added, transfer, stamp, registration, documentary, excise, real property transfer or gains, or similar Taxes (“Transfer Taxes”) incurred as a result of the Transactions, including the Share and Warrant Purchase, shall be borne one-half by Buyer and one-half by the Company Stockholders. All Tax Returns and other documentation that are required to be filed with respect to such Transfer Taxes shall be filed by the party required to file such Tax Returns under applicable law.

7.12    2022 Financial Statements. If the Closing shall not have occurred prior to December 31, 2022, the Company shall promptly thereafter initiate the preparation of and, if the Closing shall not have occurred prior to March 1, 2023, the Company shall cause to be delivered to Buyer promptly thereafter, audited consolidated balance sheets and statements of income, comprehensive income (loss), changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries on a consolidated basis for the fiscal year ending November 30, 2022 (accompanied by an unqualified audit opinion for such financial statements from Smith Leonard PLLC) (the “2022 Audited Financial Statements”). The 2022 Audited Financial Statements shall be prepared in accordance with GAAP, consistently applied, as if the Company is a Public Business Entity (PBE) (as defined in ASU No. 2013-12 and applicable interpretations and guidance of the United States Securities and Exchange Commission), and using AICPA Audit Standards (excluding disclosures in the period of adoption regarding adoption of ASC 606 and how it is applied retrospectively and how ASC 605 would have been reporting in the period of adoption). The Company and the Company Stockholders shall keep Buyer reasonably informed on the progress of preparing and auditing the 2022 Audited Financial Statements, and shall promptly inform Buyer of any dispute or disagreement with Smith Leonard PLLC in respect of or during the preparation of the 2022 Audited Financial Statements.
7.13    Director Resignations. Prior to the Closing, the Company shall cause to be delivered to Buyer resignations executed by each director of the Company in office as of immediately prior to the Closing, which resignations shall be effective upon the Closing, and the Company shall cooperate with Buyer in preparing for the replacement, upon the Closing, of directors and officers of the Company Subsidiaries with those Persons designated by Buyer.
7.14    Termination of Affiliate Agreements. Except for (a) Contracts or arrangements which relate solely to a Person’s employment or service as a director or officer of the Company that have been made available to Buyer, (b) Contracts listed on Section 7.14 of the Company Disclosure Schedule and (c) this Agreement, Company Stockholders, and the Company shall, and shall cause the applicable Company Subsidiaries to, at or prior to the Closing, terminate all Affiliate Agreements without any Liability to or obligation on the part of Buyer, the Company, Buyer Subsidiaries or the Company Subsidiaries or other affiliates. For the avoidance of doubt, Affiliate Agreements do not include any Contracts solely between or among the Company and the Company Subsidiaries.
7.15    Non-Solicitation; Non-Competition.
(a)    For a period of five (5) years from the Closing Date with respect to Bruce E. Procton and a period of three (3) years from the Closing Date with respect to Kevin MacDonald, and Walter Hammond, with respect to each Company Employee (for the purposes of this Section 7.15(a), each a “Business Covered Person”), each of the Covered Company Stockholders agrees that neither of the Covered Company Stockholders nor any of their respective affiliates will hire, employ or solicit for employment any Business Covered Person; provided that the Covered Company Stockholders and their respective affiliates shall not be restricted from (i) employing or soliciting for employment any Business Covered Person who has ceased to be employed or engaged by Buyer or Buyer Subsidiaries for a period of at least six (6) months without any prior solicitation prohibited hereunder, or (ii) making general solicitations for employment not specifically directed at Business Covered Persons.

(b)    For a period of five (5) years from the Closing Date with respect to Bruce E. Procton and a period of three (3) years from the Closing Date with respect to Kevin MacDonald, and Walter Hammond, neither of the Covered Company Stockholders shall (and the Covered Company Stockholders shall cause their respective affiliates not to), directly or indirectly, operate, engage or participate in, carry on in any manner, or have an ownership interest in any Person engaged in, any business activities that are competitive with any of the business activities conducted by the Company or any of the Company Subsidiaries prior to the Closing in the jurisdictions in which such activities have been conducted.
7.16    Financial Information. Following the Closing, the Company Stockholders and their affiliates shall furnish to Buyer or Buyer’s Representatives any information reasonably requested by Buyer in connection with the preparation of Buyer’s financial statements or in connection with Buyer’s ordinary course financial reporting processes, and shall reasonably cooperate in connection therewith.
7.17    Certain Tax Matters.
(a)    Tax Returns. Except as otherwise provided in Section 7.17(b), Buyer shall be responsible for preparing and filing all Tax Returns of the Company and the Company Subsidiaries for all periods ending on or prior to the Closing Date and due after the Closing Date (“Company Tax Returns”). All Company Tax Returns shall be prepared on a basis consistent with the past practices of the Company or the applicable Company Subsidiary except to the extent otherwise required by applicable Law; provided that in the case of any Company Tax Return required to be signed by Buyer or any of its affiliates (including the Company or any of the Company Subsidiaries after the Closing), such Company Tax Return shall not reflect any material position for which the likelihood of prevailing on the merits is not at least “more likely than not.” Buyer shall deliver, or cause to be delivered, to the Company Equityholders’ Representative each Company Tax Return reflecting Taxes indemnified pursuant to Article X at least thirty (30) calendar days prior to the due date thereof (taking into account any extensions thereof) and Buyer shall reflect on the filed return any reasonable comments received from the Company Equityholders’ Representative in writing within twenty (20) calendar days following the date such Tax Returns are delivered by Buyer to the Company Equityholders’ Representative to the extent such comments reflect a position that is at least “more likely than not” to prevail on the merits. The Company shall prepare and file all Tax Returns of the Company and the Company Subsidiaries due prior to the Closing Date (“Pre-Closing Tax Returns”). All Pre-Closing Tax Returns shall be prepared on a basis consistent with the past practices of the Company or the applicable Company Subsidiary except to the extent otherwise required by applicable Law. The Company shall provide Buyer with copies of each such U.S. federal or state income or any other material Tax Return promptly after the Company has prepared such Tax Return, but in no event later than twenty (20) calendar days prior to the due date for filing the return. If Buyer disputes any items shown on any such Tax Return, Buyer shall notify the Company within ten (10) calendar days after receiving such Tax Return. Buyer and the Company shall negotiate in good faith and use commercially reasonable efforts to resolve any disputed items.
(b)    Tax Proceedings. If any claim or demand for Taxes that could reasonably be expected to give rise to a claim for indemnification under Article X is asserted by any Governmental Entity, the party first receiving notice of such claim or demand shall notify the other party of such claim or demand promptly; provided that the failure of Buyer to give such prompt notice shall not relieve the Company Stockholders of any of their indemnification obligations, except to the extent that the Company Stockholders are actually prejudiced by such failure. The Company Equityholders’ Representative may, upon prompt written notice to Buyer and at the Company Stockholders’ expense, control any such Tax Proceeding of or with respect to the Company or any of the Company Subsidiaries for any taxable period ending on or before the Closing Date for which the Company Stockholders are obligated to indemnify Buyer under Article X; provided that (i) the Company Equityholders’ Representative shall provide Buyer with a timely and reasonably detailed account of each stage of such Tax Proceeding, (ii) the Company Equityholders’ Representative shall allow Buyer to consult in good faith on the positions taken in such Tax Proceeding, (iii) the Company Equityholders’ Representative shall defend such Tax Proceeding diligently and in good faith as if it were the only Person affected by such Tax Proceeding, (iv) Buyer and its representatives shall have the right to participate (at Buyer’s expense) in such Tax Proceeding, assist in the preparation of any written materials in such Tax Proceeding and attend any meetings or telephone conversations with the applicable Governmental Entity, and (v) the Company Equityholders’ Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that if the Company Equityholders’ Representative does not provide prompt written notice to Buyer of its election to control such Tax Proceeding or does not defend such Tax Proceeding in good faith, Buyer shall be entitled to control such Tax Proceeding. In the case of any Tax Proceeding of or with respect to the Company or any of the Company Subsidiaries for a Straddle Period, Buyer shall control such Tax Proceeding. Notwithstanding anything to the contrary in this Agreement, Buyer shall have the exclusive right to control in all respects any Tax Proceedings with respect to (A) any Tax Return of Buyer or any of Buyer Subsidiaries, and (B) any Tax Return of an affiliated, consolidated, combined, unitary or similar group that includes Buyer or any of the Company Subsidiaries. With respect to any Tax Proceeding relating to any taxable period ending on or before the Closing Date or any Straddle Period which is controlled by Buyer for which the Company Stockholders are obligated to indemnify Buyer under Article X, (1) Buyer shall provide the Company Equityholders’ Representative with a timely and reasonably detailed account of each stage of such Tax Proceeding, (2) Buyer shall allow the Company Equityholders’ Representative to consult in good faith on the positions taken in such Tax Proceeding, (3) Buyer shall defend such Tax Proceeding diligently and in good faith as if it were the only Person affected by such Tax Proceeding, (4) the Company Equityholders’ Representative and its representatives shall have the right to participate (at the Company Stockholders’ expense) in such Tax Proceeding, assist in the preparation of any written materials in such Tax Proceeding and attend any meetings or telephone conversations with the applicable Governmental Entity, and (5) Buyer shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Company Equityholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed).
(c)    Straddle Period. For purpose of this Agreement, in the case of any Straddle Period, (i) the amount of any Taxes not described in clause (ii) (including Taxes based on or measured by income, receipts, payments, or payroll) of the Company and the Company Subsidiaries for the portion of the Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date and (ii) the amount of all property Taxes or other Taxes imposed on a periodic basis of the Company and the

Company Subsidiaries for the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the total number of days in such Straddle Period. Income Tax deductions with respect to Transaction Expenses, Change of Control Payments, payments made pursuant to Section 1.6(b)(ii), and any other deductions for compensation with respect to the Pre-Closing Tax Period that are at least “more likely than not” deductible in the Pre-Closing Tax Period of the Company or any of the Company Subsidiaries that includes the Closing Date shall be allocated to such Pre-Closing Tax Period. Income with respect to any transactions occurring on the Closing Date after the Closing outside the ordinary course of business of the Company shall not be allocated to the Pre-Closing Tax Period. Buyer agrees to cause the Company to make a timely election under IRS Revenue Procedure 2011-29, 2011-18 I.R.B. 746, to apply the seventy percent (70%) safe-harbor to any expenses related to the Transactions that are “success based fees” as defined in Treasury Regulation Section 1.263(a)-5(f).
(d)    Cooperation. The Company Equityholders’ Representative and Buyer shall cooperate reasonably in connection with the filing of Tax Returns of the Company and the Company Subsidiaries and any Tax Proceeding of the Company or any of the Company Subsidiaries. Such cooperation shall include the provision of records and information with respect to the Company and the Company Subsidiaries which are in the possession of the Company Equityholders’ Representative or Buyer and are reasonably relevant to any such Tax Proceeding or are necessary or appropriate to establish any available exemption for (or reduction in) any Transfer Tax. Without limiting the foregoing, the Company Equityholders’ Representative will cooperate reasonably with Buyer in furnishing information and other reasonable assistance in connection with the filing of any Tax Return or any Tax Proceeding with respect to matters pertaining to any and all periods beginning prior to the Closing Date. Each of Buyer and the Company Equityholders’ Representative agree (i) to retain all books and records of the Company and the Company Subsidiaries in its possession with respect to Tax matters pertinent to the Company and the Company Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and any extensions thereof) of the respective taxable periods and (ii) to give the other party reasonable written notice before transferring, destroying or discarding any books and records and, if the other party so requests, allow such other party to take possession of the books and records.
(e)    Tax Sharing Agreements. Except as set forth on Section 7.17(e) of the Company Disclosure Schedule, all Tax sharing agreements and arrangements between or among (i) the Company or any of the Company Subsidiaries, on the one hand, and (ii) any of the Company Stockholders or any of their respective affiliates (other than the Company and the Company Subsidiaries), on the other hand, shall be terminated effective as of the close of business on the Closing Date, and none of the Company, the Company Subsidiaries, the Company Stockholders or any affiliate thereof shall have any further rights or liabilities thereunder.
(f)    Tax Treatment of Payments. Except to the extent otherwise required pursuant to a “determination” (within the meaning of Section 1313(a) of the Code or any similar provision of state, local or foreign Law), the Company Stockholders, Buyer, the Company, and their respective affiliates shall treat any and all payments under Article II and Article X as an adjustment to the consideration for Tax purposes.

(g)    Amended Returns, Etc. Except pursuant to the good faith resolution of a Tax Proceeding, Buyer and Company will not (and will not permit their respective affiliates to) take any of the following actions to the extent such actions would reasonably be expected to increase Excluded Taxes: (i) file or amend any Tax Return of the Company or any of the Company Subsidiaries with respect to any Pre-Closing Tax Period, (ii) make or change any Tax election or change any method of accounting with respect to the Company or any Company Subsidiary that is effective for a Pre-Closing Tax Period, (iii) enter into any voluntary disclosure program or agreement with any Governmental Entity regarding Taxes of the Company or any Company Subsidiary for any Pre-Closing Tax Period, or (iv) agree to extend or waive the statute of limitations with respect to Taxes of the Company or any Company Subsidiary for a Pre-Closing Tax Period, in each such case, except with the prior written consent of the Company Equityholders’ Representative (which will not be unreasonably withheld, delayed, or conditioned).
(h)    Refunds. Except to the extent included as an asset in the determination of Excluded Taxes, Company Stockholders will be entitled to all Tax refunds, Tax credits or Tax overpayments of the Company or any Company Subsidiary for Pre-Closing Tax Periods; provided that such amounts will be net of: (i) any reasonable out-of-pocket costs incurred in obtaining such refund, credit or overpayment of Taxes, (ii) any Tax required to be withheld on such amount, and (iii) any Taxes borne by Buyer, the Company or any Company Subsidiary as a result of their receipt of such refund, credit or overpayment of Tax. For the avoidance of doubt, the Company Stockholders will not be entitled to any payment or other benefit in the event any of Buyer, the Company, or the Company Subsidiaries receives any refund of Taxes for a Pre-Closing Tax Period that is attributable to carrying back to a Pre-Closing Tax Period a net operating loss or tax credit that arose in a taxable period (or portion thereof) beginning after the Closing Date. If Buyer, the Company or any Company Subsidiary or any of their affiliates receives any such net Tax refund or Tax credit or benefit from a Tax overpayment to which the Company Stockholders are entitled pursuant to this Section 7.17(h) (each a “Pre-Closing Tax Refund”), Buyer, the Company or the Company Subsidiaries, as applicable, will promptly pay (or cause their respective affiliates to pay) the amount of such Pre-Closing Tax Refund (including interest only to the extent a Governmental Entity actually paid or credited Buyer, the Company, the Company Subsidiary, or such affiliate for interest with respect to such refund) to the Company Stockholders. In the event that any Pre-Closing Tax Refund is required to be repaid to the applicable Governmental Entity, the Company Stockholders will promptly pay in accordance with their Pro Rata Shares an amount equal to such repaid Pre-Closing Tax Refund (together with any applicable interest and penalties) to Buyer.
7.18    Litigation Support. From and after the Closing, the Company Stockholders shall reasonably cooperate with Buyer and its affiliates and their respective Representatives in the defense or settlement or investigation of any actual or potential Liabilities or Proceedings involving the Company or any Company Subsidiaries, including by providing Buyer and Buyer’s legal counsel (upon reasonable advance notice in writing and during normal business hours) access to current employees, contractors, records, documents, data, equipment, facilities, products and other information as Buyer may reasonably request, to the extent maintained or under the possession or control of the Company Stockholders or their respective affiliates; provided that Company Stockholders may restrict the foregoing access or the provision of such information to the extent that (a) applicable Law requires the Company Stockholders or any of their respective affiliates, as applicable, to restrict or prohibit such access or the provision of such information, or (b) providing such access or disclosure of any such information would reasonably be expected to result in the loss or waiver of the attorney-client or other applicable privilege or protection (provided that the Company Stockholders and their respective affiliates shall use their reasonable best efforts to enter into such joint defense agreements or other arrangements, as appropriate, so as to allow for such disclosure in a manner that does not result in the loss of such privilege or protection).
7.19    Financing and Financing Cooperation.
(a)    The Company shall and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their respective Representatives to, provide all cooperation that is necessary, customary or advisable to assist Buyer in arranging, obtaining and syndicating any of the Financing.
(b)    Notwithstanding the foregoing Section 7.19(a), neither the Company nor any of the Company Subsidiaries (nor or any of their respective Representatives) shall be required to: (i) pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement, (ii) take any action or provide any assistance that would unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries, (iii) take any action or provide any information that will conflict with or violate its Organizational Documents, the Company Stockholders Agreement or any applicable material Laws or (in the case of the disclosure of information) would result in the waiver of any legal privilege (provided, however, that the Company shall use its reasonable best efforts to provide an alternative means of disclosing or providing such information to the maximum extent permitted by Law or to the maximum extent that does not result in a loss of such legal privilege, as applicable, and if the Company or any of the Company Subsidiaries does not provide access or information in reliance on this clause, the Company shall provide notice to Buyer that information is being withheld on such basis), (iv) give indemnities that are effective prior to the Closing, (v) pass resolutions or consents to approve or authorize the execution of the Financing or any definitive agreements with respect thereto prior to the Closing (provided, however, that the Company and the Company Subsidiaries and their respective Representatives shall cooperate with Buyer to replace any officers and directors of the Company and the Company Subsidiaries who will not be employed thereby immediately after the Closing with Persons designated by Buyer and to add any officers and directors designated by Buyer, such replacements and additions to become effective immediately at the Closing), (vi) cause the execution of any certificates or other documents (other than customary authorization and representation letters) by any employee whose employment by the Company or any of the Company Subsidiaries will terminate prior to or upon the Closing, or (vii) take any action pursuant to this Section 7.19(b) that would reasonably be expected to result in personal Liability to a director or officer. In addition, no action, liability or obligation of the Company, any of the Company Subsidiaries or any of their respective Representatives pursuant to any certificate, agreement, arrangement, document or instrument (other than customary authorization and representation letters) relating to the Financing will be required to be effective until the Closing.
(c)    Notwithstanding anything herein or in the Confidentiality Agreement to the contrary, Buyer will be permitted to disclose any information relating to the Company and the Company Subsidiaries and the Transactions to any Financing Parties or prospective Financing Parties (and, in each case, to their respective Representatives) so long as such information is furnished by Buyer subject to customary confidentiality undertakings or arrangements in connection with the Financing. The Company hereby consents to the use of all of its and the Company Subsidiaries’ logos in connection with the Financing, provided that such logos are used solely in a manner that is reasonable and customary for such purposes and that is not intended to or reasonably likely to harm or disparage the Company or the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries, or any of their respective products, services, offerings or intellectual property rights.
(d)    Buyer shall promptly, upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees, but excluding the costs of the Company’s preparation of its annual and quarterly financial statements) incurred by the Company or any of the Company Subsidiaries or their respective Representatives in connection with the cooperation of the Company and the Company Subsidiaries and their respective Representatives contemplated by Section 7.19(a), and shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with any cooperation pursuant to Section 7.19(a) and any information used in connection therewith, except with respect to (i) any information provided in writing by the Company or any of the Company Subsidiaries, or any of their respective Representatives, for use in connection with the Financing, or (ii) any fraud, intentional misrepresentation, gross negligence or willful misconduct by any such Persons or breach by any such Persons of their obligations under this Agreement.
(e)    The Company shall and shall cause each of the Company Subsidiaries to deliver all notices and take other actions required to facilitate the termination of commitments under the credit agreement set forth on Section 7.19(e) of the Company Disclosure Schedule (the “Company Credit Agreement”), repayment in full of all obligations under the Company Credit Agreement and release of any Liens and guarantees in connection therewith on the Closing Date. The Company shall, and shall cause the Company Subsidiaries to, furnish to Buyer, no later than one (1) Business Day prior to the Closing Date, customary payoff letters with respect to the Company Credit Agreement (collectively, the “Payoff Letters”) in substantially final form and in form and substance reasonably satisfactory to Buyer from all financial institutions and other Persons to which Indebtedness under the Company Credit Agreement is owed, or the applicable agent, trustee or other representative on behalf of all such Persons, which Payoff Letters shall (x) indicate the total amount required to be paid under the Company Credit Agreement to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other outstanding and unpaid obligations related to such Indebtedness and other obligations as of the Closing Date (each such amount, a “Payoff Amount”), and (y) state that all obligations (including guarantees) in respect thereof and Liens in connection therewith on the equity interests in and assets of the Company and each Company Subsidiary shall, substantially concurrently with the receipt of the applicable Payoff Amount on the Closing Date by the Persons holding such Indebtedness or other obligations, be released and terminated, or arrangements satisfactory to Buyer for such release shall have been made by such time, subject, as applicable, to the replacement (or cash collateralization or backstopping) of any then outstanding letters of credit thereunder. The Company Stockholders shall provide to Buyer drafts of the Payoff Letters no later than five (5) Business Days prior to the Closing Date.

As used in this Agreement:
“Financing” means any equity, debt or other financing arranged or obtained (or attempted to be arranged or obtained) by Buyer for the purpose of financing the payment by Buyer of the Purchase Price.
“Financing Entities” means each equity, debt and other financing provider and each other Person (including each agent and arranger) that commits to provide or has otherwise entered into agreements with Buyer or any of Buyer Subsidiaries to provide Financing to Buyer.
“Financing Parties” means the Financing Entities and their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Buyer nor any affiliate of Buyer shall be a Financing Party.
7.20    Drag-Along Notice; SPA Joinder. At least ten (10) Business Days prior to the anticipated Closing Date, the Company Board shall provide to each stockholder of the Company listed on Section 7.20 of the Company Disclosure Schedule, who is not a party to this Agreement as of the date hereof (each, a “Company Dragged Stockholder”) a written notice in accordance with Sections 5.2 and 5.3 of the Company Stockholders Agreement or Section 4 of Exhibit B of the restricted stock unit award agreement pursuant to which such Company Dragged Stockholder received their Company Shares, as applicable, and (b) the Company shall obtain, and deliver to Buyer, from each Company Dragged Stockholder an executed joinder to this Agreement, substantially in the form attached hereto as Exhibit C (each, an “SPA Joinder”), and any other transfer documents or instruments, consents, assignments, waivers or other documents or instruments necessary or desirable to carry out the purposes of this Agreement or the Transactions, including the Share and Warrant Purchase. The Company shall provide Buyer with drafts of all documents to be distributed to the Company Dragged Stockholders in connection with obtaining SPA Joinders therefrom for review prior to their distribution, and will in good faith take into account any reasonable comments provided by Buyer for incorporation into such documents. The term “Company Stockholder” shall be deemed to include each such Company Dragged Stockholder upon execution of an SPA Joinder by such Company Dragged Stockholder.
7.21    Buyer’s Acknowledgment. Buyer acknowledges and agrees that, except as expressly set forth in Article III or IV or any certificate delivered pursuant to this Agreement and except in the case of any Fraud, neither the Company nor the Company Stockholders, nor any of their respective affiliates, their or their respective affiliates’ officers, directors, employees, agents and representatives, or any other Person has made any express or implied representations or warranties of any kind or nature whatsoever in connection with the Transactions, including the Share and Warrant Purchase, and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Article III or IV or any certificate delivered pursuant to this Agreement, neither the Company nor the Company Stockholders nor any of their respective affiliates, their or their respective affiliates’ officers, directors, employees, agents and representatives, nor any other Person makes any representation or warranty with respect to (A) any matters relating to their or their affiliates’ respective businesses, financial condition, results of operations, prospects or otherwise, or (B) the future business and operations of the Company or the Company Subsidiaries or any other representations or warranties (whether express or implied or made orally or in writing). Buyer acknowledges and agrees that any and all statements or information communicated by the Company, the Company Stockholders, or any other Person outside of this Agreement, including by way of the documents provided in response to Buyer’s due diligence requests, projections, forecasts, predictions, other estimates, data, financial information, documents, reports, statements (oral or written), summaries, abstracts, descriptions, presentations (including any management presentation or facility tour), memoranda, or offering material with respect to the Company provided, whether orally or in writing, are deemed to have been superseded by this Agreement, it being agreed that no such prior or contemporaneous statements or communications outside of this Agreement will survive the execution and delivery of this Agreement. Buyer acknowledges and agrees that it has not relied on the Company, the Company Stockholders, the Company Subsidiaries, or any other Person or source other than the representations and warranties expressly set forth in Article III or IV or any certificate delivered pursuant to this Agreement in connection with Buyer’s evaluation of the Company, the Company Subsidiaries, and the Transactions (including the Share and Warrant Purchase).
ARTICLE VIII

CONDITIONS PRECEDENT
For all purposes under this Article VIII, “Company Stockholder(s)” shall refer to the Company Stockholder(s) and the Company Warrant Holder(s).
8.1    Conditions to Each Party’s Obligation to Effect the Closing. The respective obligations of the parties to effect the Closing shall be subject to the satisfaction, or, to the extent permitted by applicable Law, waiver by Buyer, the Company and the Company Equityholders’ Representative (on behalf of the Company Stockholders), at or prior to the Closing, of the following conditions:
(a)    Regulatory Approvals. The waiting period (and any extension thereof) applicable to the Share and Warrant Purchase under the HSR Act shall have been terminated or shall have expired.
(b)    No Injunctions or Restraints; Illegality. No Governmental Entity of competent jurisdiction shall have (i) issued, granted or enforced any order, injunction or decree or other legal restraint or prohibition (whether temporary, preliminary or permanent) (collectively, “Restraints”), or (ii) enacted, entered, promulgated or enforced any Law that, in each case, has the effect of restraining, enjoining or otherwise prohibiting or makes illegal consummation of the Share and Warrant Purchase or the other Transactions.
8.2    Conditions to Obligations of Buyer. The obligation of Buyer to effect the Closing is also subject to the satisfaction, or waiver by Buyer, at or prior to the Closing, of the following conditions:
(a)    Representations and Warranties of the Company and the Company Stockholders. (i) The representations and warranties of Company and the Company Stockholders (as applicable) set forth in Sections 3.1(a) and 3.1(b) (Corporate Organization), Section 3.3(a) and Section 3.3(b) (Authority; No Violation), Section 3.16 (Affiliate Transactions), Section 4.1

(Title to Shares) and Section 4.2(a) (Authority; No Violation) shall be true and correct in all but de minimis respects as of the date hereof and shall be true and correct in all but de minimis respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (ii) the representations and warranties of the Company and the Company Stockholders (as applicable) set forth in Section 3.2 (Capitalization), 3.5(b)(ii) (Financial Statements), Section 3.6(a) (Absence of Certain Changes or Events), Section 3.19 (Brokers), Section 3.20 (State Takeover Laws), Section 4.2(b) (Authority; No Violation), and Section 4.4 (Brokers) (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct in all material respects as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); and (iii) the other representations and warranties of the Company and the Company Stockholders set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (iii), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(b)    Performance by the Company and the Company Stockholders. Each of the Company and the Company Stockholders shall have performed in all material respects all covenants and agreements required to be performed by such party under this Agreement at or prior to the Closing.
(c)    No Company Material Adverse Effect. No Company Material Adverse Effect shall have occurred.
(d)    2022 Financial Statements. If the Closing shall occur after March 1, 2023, Buyer shall have received the 2022 Audited Financial Statements prepared in accordance with Section 7.12.
(e)    Company’s Officer’s Certificate. Buyer shall have received (i) from the Company a certificate, dated as of the Closing Date and signed by the Company’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Sections 8.2(a), 8.2(b), 8.2(c) and 8.2(d) have been satisfied and (ii) from the Company Equityholders’ Representative (on behalf of the Company Stockholders) a certificate, dated as of the Closing Date and signed by the Company Equityholders’ Representative (on behalf of the Company Stockholders), certifying to the effect that the conditions set forth in Sections 8.2(a) and 8.2(b) with respect to all Company Stockholders have been satisfied.
(f)     SPA Joinder. Buyer shall have received an SPA Joinder duly executed by each Company Dragged Stockholder.

(g)    Required Consents. The Company shall have received each of the consents set forth in Section 8.2(g) of the Company Disclosure Schedule, each in a form reasonably satisfactory to Buyer.
8.3    Conditions to Obligations of the Company and the Company Stockholders. The obligation of the Company and the Company Stockholders to effect the Closing is also subject to the satisfaction or waiver by the Company at or prior to the Closing of the following conditions:
(a)    Representations and Warranties of Buyer. The representations and warranties of Buyer set forth in Article V (without giving effect to any qualification as to Buyer Material Adverse Effect or materiality contained therein) shall be true and correct as of the date of this Agreement and shall be true and correct as of the Closing as though made on and as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where any failures of any such representations and warranties to be so true and correct (without giving effect to any qualification as to Buyer Material Adverse Effect or materiality contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.
(b)    Performance by Buyer. Buyer shall have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing.
(c)    Buyer’s Officer’s Certificate. The Company Equityholders’ Representative shall have received from Buyer a certificate, dated as of the Closing Date and signed by Buyer’s chief executive officer or chief financial officer, certifying to the effect that the conditions set forth in Sections 8.3(a) and 8.3(b) and have been satisfied.
ARTICLE IX

TERMINATION AND AMENDMENT
For all purposes under this Article IX, “Company Stockholder(s)” shall refer to the Company Stockholder(s) and the Company Warrant Holder(s).
9.1    Termination.
(a)    This Agreement may be terminated at any time prior to the Closing:
(i)    by mutual written consent of Buyer, the Company and the Company Equityholders’ Representative (on behalf of the Company Stockholders);
(ii)    by the Company or the Company Equityholders’ Representative (on behalf of the Company Stockholders), if (A) neither the Company nor any Company Stockholder is then in material breach of this Agreement and (B) (1) Buyer shall have breached, failed to perform or violated its covenants or agreements under this Agreement, or (2) any of the representations and warranties of Buyer set forth in this Agreement shall be or shall have become inaccurate, and in either case of clause (1) or clause (2) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.3(a) or Section 8.3(b) to be satisfied, and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Buyer before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy;
(iii)    by Buyer, if (A) Buyer is not then in material breach of this Agreement and (B) (1) the Company or the Company Stockholders shall have breached, failed to perform or violated any of their respective covenants or agreements under this Agreement, or (2) any of the representations and warranties of the Company or the Company Stockholders set forth in this Agreement shall be or shall have become inaccurate, in either case of clause (1) or clause (2) where such breach, failure to perform, violation or inaccuracy (I) would result in the failure of any of the conditions set forth in Section 8.2(a) or Section 8.2(b) to be satisfied, and (II) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company or the Company Stockholders, as applicable, before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Buyer of such breach, failure to perform, violation or inaccuracy;
(iv)    by either Buyer or the Company or the Company Equityholders’ Representative (on behalf of the Company Stockholders), if the Closing shall not have occurred on or before December 31, 2022 (the “Initial Outside Date”); provided that (i) (x) if, on the Initial Outside Date, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(a) and Section 8.1(b) (to the extent any such Restraint or Law is in respect of the HSR Act or any other Antitrust Law) and those conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time), shall have been satisfied or waived, then the Initial Outside Date shall automatically be extended for all purposes hereunder to February 1, 2023 (the “First Extended Outside Date”); and (y) if, on the First Extended Outside Date, all of the conditions set forth in Article VIII, other than the conditions set forth in Section 8.1(a) and Section 8.1(b) (to the extent any such Restraint or Law is in respect of the HSR Act or any other Antitrust Law) and those conditions that by their nature are to be satisfied at the Closing (if such conditions would be satisfied or validly waived were the Closing to occur at such time), shall have been satisfied or waived, upon the mutual written consent of Buyer, the Company and the Company Equityholders’ Representative (on behalf of the Company Stockholders), then the First Extended Outside Date shall be extended for all purposes hereunder to March 1, 2023) (as used in this Agreement, the term “Outside Date” shall mean the Initial Outside Date, unless the Initial Outside Date has been extended pursuant to the foregoing proviso, in which case, the term “Outside Date” shall mean the date to which the Outside Date has been so extended); and (ii) the right to terminate this Agreement pursuant to this Section 9.1(a)(iv) shall not be available to any party whose material breach of any obligation under this Agreement has been a proximate cause of the failure of the Closing to occur by the Outside Date (for purposes hereunder, a breach by any Company Stockholder shall be deemed a breach by the Company);

(v)    by Buyer, if a Company Material Adverse Effect occurs; or
(vi)    by either the Company, the Company Equityholders’ Representative (on behalf of the Company Stockholders), or Buyer if any Restraint or Law having any of the effects set forth in Section 8.1(b) shall be in effect and shall have become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.1(a)(vi) shall not be available to any party that has materially breached its obligations under Section 7.1 whereby such breach was the proximate cause of such Restraint or Law coming into effect and becoming final and non-appealable (for purposes hereunder, a breach by any Company Stockholder shall be deemed a breach by the Company).
(b)    The party desiring to terminate this Agreement pursuant to Sections 9.1(a)(ii) through (vi) shall give written notice of such termination to the other party in accordance with Section 11.3, specifying the provision or provisions hereof pursuant to which such termination is to be effected.
9.2    Effect of Termination.
(a)    In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and have no effect, and none of the parties or any of their respective affiliates or any of the officers or directors of any of them shall have any Liability of any nature whatsoever hereunder, or in connection with the Transactions, except that (a) the Confidentiality Agreement, this Section 9.2 and Article XI shall survive any termination of this Agreement, and (b) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any Liabilities for any willful breach of any provision hereof.
(b)    If this Agreement is terminated pursuant to Section 9.1(a)(i), Section 9.1(a)(ii), Section 9.1(a)(iv) (solely if terminated by Buyer), or Section 9.1(a)(vi) (solely if terminated by Buyer), then Buyer shall pay to the Company, within five (5) Business Days following receipt by Buyer from the Company of documentation evidencing the amount that equals the aggregate reasonable, out of pocket fees and expenses incurred by the Company, prior to the date of such termination, in connection with this Agreement and the Transactions, but excluding the Pre-Closing Transactions (including, without limitation, attorneys’ fees, advisor fees, accountant fees and any other similar fees or expenses) up to an amount not to exceed three million dollars ($3,000,000) (the “Expense Reimbursement Fee”). The parties acknowledge that under no circumstance shall the Company be entitled to seek or to receive both (i) a grant of specific performance under Section 11.11 which results in the consummation of the Closing and (ii) the payment of the Expense Reimbursement Fee.
ARTICLE X

SURVIVAL AND INDEMNIFICATION
10.1    Survival.
(a)    The representations and warranties of the Company, the Company Stockholders, and the Company Warrant Holders contained in Article III or IV of this Agreement,

respectively, or in any certificate delivered hereunder, shall terminate upon the date that is twenty-four (24) months after the Closing Date, except that the representations and warranties contained in Sections 3.1(a) and 3.1(b) (Corporate Organization), 3.3(a) and 3.3(b) (Authority; No Violation), 4.1 (Title to Shares) and 4.2(a) (Authority; No Violation) (collectively, the “Fundamental Representations”) shall survive the Closing indefinitely. The covenants and agreements of the parties contained in this Agreement that are to be performed prior to the Closing shall not survive the Closing and shall terminate upon the Closing (and there shall be no Liability after the Closing in respect thereof). The representations and warranties of Buyer contained in Article V of this Agreement or any certificate delivered hereunder shall terminate upon the Closing (and there shall be no Liability after the Closing in respect thereof). The covenants and agreements of the parties contained in this Agreement that are to be performed, in whole or in part, following the Closing, shall survive the Closing until fully performed.
(b)    Notwithstanding the foregoing, if prior to the close of business on the last day of the applicable survival period, an Indemnifying Party has been notified of a claim for indemnity hereunder and such claim has not been finally resolved or disposed of on the last day of the applicable survival period, such claim will continue to survive and will remain a basis for indemnity hereunder, and for the Indemnified Party to receive recovery with respect to such Losses, until such claim is finally resolved or disposed of in accordance with the terms hereof. For purposes of this Agreement, the term “Losses” means, with respect to any Indemnified Party, any claims, obligations, losses, Liabilities, Taxes, damages or expenses, dues, settlements, deficiencies or awards (including interest, penalty, investigation, legal, accounting and other professional fees and other third-party costs or expenses incurred in the investigation, collection, prosecution and defense of any action and amounts paid in settlement), fines penalties, or judgments (at equity or at law, including statutory and common) imposed upon or incurred, sustained or suffered by a Person; provided that “Losses” shall not include punitive damages (except in respect to amounts paid to an unrelated third party in respect of a Third Party Claim), incidental damages, special damages or consequential damages.
10.2    Indemnification by Company Stockholders and Company Warrant Holders.
(a)    Subject to the limitations set forth in this Section 10.2, from and after the Closing, each of the Company Stockholders and Company Warrant Holders (each, the “Indemnifying Party”), severally and not jointly in accordance with their respective Pro Rata Share, shall indemnify, defend and hold harmless Buyer and its respective affiliates (including, following the Closing, the Company and the Company Subsidiaries), and their respective directors, officers, managers, stockholders, employees, agents and representatives and their respective heirs, executors, successors and assigns, each in their capacity as such (collectively, the “Indemnified Parties”) from, against and in respect of and pay the Indemnified Parties the amount of any and all Losses imposed on, sustained, or incurred or suffered by any of the Indemnified Parties, whether in respect of Third Party Claims, claims between any of the parties hereto, or otherwise, directly or indirectly resulting from, arising out of or relating to:
(i)    any breach, inaccuracy or failure to be true and correct, of any representation or warranty made by the Company, Company Stockholders, or the Company Warrant Holders, as applicable, contained in Article III of this Agreement;

(ii)    any breach, inaccuracy or failure to be true and correct, of any representation or warranty made by such Company Stockholder or such Company Warrant Holder contained in Article IV of this Agreement. For the avoidance of doubt, in no event will any Company Stockholder or Company Warrant Holder be liable for Losses with respect to any breach, inaccuracy or failure to be true and correct, of any representation or warranty made by any other Company Stockholder or Company Warrant Holder contained in Article IV of this Agreement;
(iii)    any breach of any covenant or agreement of the Company, Company Stockholders (other than breaches of any covenant or agreements set forth in Section 7.3 and Section 7.15), or the Company Warrant Holders contained in this Agreement that is required to be performed or complied with prior to, at or following the Closing;
(iv)    any Transaction Expenses to the extent not paid solely by the Company (or the Company Stockholders and Company Warrant Holders or by any of affiliate of the Company, in each case, on behalf of the Company) and not taken into account in the Closing Purchase Price;
(v)    without duplication (and other than any Taxes to the extent such Taxes were taken into account as a liability in the calculation of Closing Indebtedness), any (A) Transfer Taxes for which the Company Stockholders and Company Warrant Holders are responsible pursuant to Section 7.11(b); (B) Excluded Taxes; and (C) Taxes imposed on Company Stockholders and Company Warrant Holders (including any Taxes required to be withheld from the payment of the consideration or other payments hereunder) or any of the Company Stockholder’s or Company Warrant Holder’s affiliates (other than the Company and its Subsidiaries) for any taxable period (provided that, in the case of Taxes described in this clause (C), solely the applicable Company Stockholder or Company Warrant Holder shall be liable);
(vi)    the distribution or holding of any portion of the Purchase Price to or from, as applicable, a Company Dragged Stockholder that such Company Dragged Stockholder alleges was or will be in violation of the Company Stockholders Agreement or the restricted stock unit award agreement pursuant to which such Company Dragged Stockholder received their Company Shares, as applicable, including any claim that the conditions set forth in Sections 5.2 and 5.3 of the Company Stockholders Agreement or Section 4 of Exhibit B of the restricted stock unit award agreement from which such Company Dragged Stockholder received their Company Shares, as applicable, were not or will not be satisfied; or
(vii)    (A) any Change of Control Payments set forth on Section 3.2(h) of the Company Disclosure Schedule to the extent not paid solely by the Company (or by the Company Stockholders and Company Warrant Holders or by any of affiliate of the Company, in each case, on behalf of the Company) and not taken into account in the Closing Purchase Price or (B) the distribution or allocation of any portion of the Change of Control Payments.

(b)    Subject to the limitations set forth in this Section 10.2, from and after the Closing, each of the Covered Company Stockholders, severally and not jointly, shall indemnify, defend and hold harmless the Indemnified Parties from, against and in respect of and pay the Indemnified Parties the amount of any and all Losses imposed on, sustained, or incurred or suffered by any of the Indemnified Parties, whether in respect of Third Party Claims, claims between any of the parties hereto, or otherwise, directly or indirectly resulting from, arising out of or relating to any breach of any covenant or agreement of such Covered Company Stockholder contained in Section 7.3 or Section 7.15 that is required to be performed or complied with prior to, at or following the Closing. For the avoidance of doubt, in no event will any Covered Company Stockholder be liable for Losses with respect to any breach of any covenant or agreement contained in this Agreement made by any other Covered Company Stockholder contained in Section 7.3 or Section 7.15.
(c)    Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Parties’ obligation to indemnify, defend and hold harmless the Indemnified Parties shall be limited as follows:
(i)    no amounts of indemnity shall be payable pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii) (other than any breach, inaccuracy or failure to be true and correct in respect of Fundamental Representations) unless and until the sum of the aggregate Losses imposed on, or sustained, incurred or suffered by, the Indemnified Parties under Section 10.2(a)(i) or Section 10.2(a)(ii) exceed five hundred thousand dollars ($500,000) (the “Deductible”), in which event the Indemnifying Parties shall only pay or be liable for Losses pursuant to Section 10.2(a)(i) or Section 10.2(a)(ii) in excess of the Deductible;
(ii)    the maximum aggregate liability of Indemnifying Parties for Losses under Sections 10.2(a)(i), 10.2(a)(ii) (other than with respect to any breach, inaccuracy or failure to be true and correct involving any Fundamental Representation), 10.2(a)(v), and 10.2(a)(vii) shall not exceed eighteen million dollars ($18,000,000); and
(iii)    the maximum aggregate liability of Indemnifying Parties for Losses under Section 10.2(a)(ii) with respect to any breach, inaccuracy or failure to be true and correct involving any Fundamental Representation shall not exceed the aggregate portion of the Purchase Price actually received by the Indemnifying Parties.
(d)    Notwithstanding any provision of this Agreement to the contrary, for purposes of determining the amount of any Losses resulting from any breach, inaccuracy or failure to be true and correct of any representation or warranty contained in this Agreement, except as set forth in Section 3.6(a) or with respect to the defined term “Material Contract”, any materiality, Company Material Adverse Effect or other similar qualifications or other similar terms or phrases contained or incorporated, directly or indirectly, in any such representation or warranty shall be disregarded and have no effect (as if such standard or qualification were deleted from such representation or warranty).
(e)    Notwithstanding anything to the contrary in this Agreement, (i) the aggregate amount of indemnity payable by the Indemnifying Parties pursuant to this Article X

(other than in the case of Fraud) shall not exceed the aggregate portion of the Purchase Price actually received by the Indemnifying Parties and (ii) the aggregate amount of indemnity payable by each Indemnifying Party (other than in the case of Fraud) shall not exceed the aggregate portion of the Purchase Price actually received by such Indemnifying Party.
(f)    Notwithstanding anything to the contrary in this Agreement, with respect to any indemnity amounts payable pursuant to Section 10.2(a)(ii) (other than any breach, inaccuracy or failure to be true and correct in respect of Fundamental Representations), Buyer shall not obtain any amounts from the Indemnity Holdback Amount in excess of the amount that equals (i) the Pro Rata Share of the Indemnifying Party subject to such indemnification claim multiplied by (ii) the Indemnity Holdback Amount.
(g)    Notwithstanding anything to the contrary in this Agreement, with respect to any indemnity amounts payable pursuant to Section 10.2(a)(ii) (but only any breach, inaccuracy or failure to be true and correct in respect of Fundamental Representations) or Section 10.2(b), the Indemnified Party shall recover from the Indemnifying Party(ies) who is/are liable for such Losses pursuant to Section 10.2(a)(ii) or Section 10.2(b), as applicable, and shall not obtain any amounts from the Indemnity Holdback Amount.
(h)    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will limit liability for Fraud.
10.3    Indemnification Procedures.
(a)    Promptly after receipt by an Indemnified Party of notice from a third party of a threatened or filed complaint or a threatened or actual commencement of any Action (a “Third Party Claim”) with respect to which such Indemnified Party may be entitled to indemnification hereunder, such Indemnified Party will provide written notification (which shall state in reasonable detail the nature and basis of such Third Party Claim, the basis of the claim for indemnification with respect thereto and (to the extent known or reasonably ascertainable) the amount (or estimate) of Losses related thereto) to the applicable Indemnifying Party; provided, however, that the failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from liability under this Agreement with respect to such Third Party Claim except to the extent, and only to the extent that, such failure to notify the Indemnifying Party results in material prejudice to the Indemnifying Party with respect to such Third Party Claim. The Indemnifying Party will have the right to participate in the defense of such Third Party Claim at its sole cost and expense, but Buyer will control the investigation and defense thereof. The Indemnified Party may employ counsel to represent or defend it in any such Third Party Claim and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred. The Indemnified Party will at all times use reasonable best efforts to keep the Indemnifying Party reasonably apprised of the status of any matter the defense of which it is maintaining.
(b)    The Indemnified Party may not consent to the entry of any judgment, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party (which will not be unreasonably withheld, conditioned or delayed).

(c)    If an Indemnified Party claims a right to payment pursuant to this Article X not involving a Third Party Claim (a “Direct Claim”), such Indemnified Party will send written notice of such claim to the Indemnifying Party. Such notice will specify in reasonable detail the nature and basis for such claim, the basis of the claim for indemnification with respect thereto and (to the extent known or reasonably ascertainable) the amount (or estimate) of Losses related thereto (a “Claim Notice”). As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the Indemnifying Party will work together in good faith to establish the merits and amount of such claim (by mutual agreement, arbitration, litigation or otherwise) and, no later than thirty (30) days after its receipt of a Claim Notice, the Indemnifying Party may (i) agree that the Indemnified Party is entitled to receive payment for all of the Losses at issue in the Claim Notice or (ii) object to any Direct Claim set forth in such Claim Notice by delivering written notice to the Indemnified Party of the Indemnifying Party’s objection (an “Objection Notice”), which shall set forth in reasonable detail each disputed item and the basis for each such disputed item. If (i) no Objection Notice is delivered to the Indemnified Party within thirty (30) days after the receipt of the Claim Notice by the Indemnifying Party (or if such day is not a Business Day, then the next Business Day) or (ii) an Objection Notice was timely delivered to the Indemnified Party, but such Objection Notice was only with respect to a portion of the Losses claimed in the Claim Notice, then the expiry of such thirty (30)-day period (in the case of the foregoing clause (i)), or the delivery of such Objection Notice (in the case of clause (ii)), shall be deemed the final determination of such Direct Claim (in the case of clause (ii), solely with respect to the undisputed amount) and Buyer shall be entitled to retain the full amount of the Losses specified in such Claim Notice and deemed the final determination of such Direct Claim (or, in the case of clause (ii) in the directly preceding sentence, such amount of undisputed Losses) from the Indemnity Holdback Amount.
(d)    If an Objection Notice is timely received, then the amount disputed in such Objection Notice shall be treated as a disputed claim, and any resolution of such disputed claim adjudicated by litigation among the parties will be in accordance with Section 11.8.
(e)    For the avoidance of doubt, the Indemnified Parties shall be required to make any claims first against the Indemnity Holdback Amount.
(f)    The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies (including, without limitation, the Tail Policies) or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification from the Indemnifying Party under this Agreement; provided that such commercially reasonable efforts shall not require any Indemnified Party to initiate or prosecute any Proceeding against an insurer.
(g)    Notwithstanding anything herein to the contrary, procedures with respect to any Tax Proceeding shall be governed exclusively by Section 7.17.
10.4    Release of Indemnity Holdback Amount.
(a)    Release. No later than 5:00 p.m. New York City time on the fifth (5th) Business Day following the twenty-four (24)-month anniversary of the Closing Date (the “Release Date”), Buyer shall pay or cause to be paid an amount in cash equal the Release Amount to the Disbursing Agent Designated Account, for the benefit of, and distribution to, the Indemnifying

Parties, in accordance with their respective Pro Rata Shares; provided, however, that to the extent Buyer has obtained any amount from the Indemnity Holdback Amount with respect to an indemnification claim under Section 10.2(a)(ii), (i) then the amount distributable to each Company Stockholder and each Company Warrant Holder not liable for such Losses pursuant to Section 10.2(a)(ii), shall be an amount equal to (A) the Release Amount (assuming such claim did not occur) multiplied by (B) such Company Stockholder’s or Company Warrant Holder’s Pro Rata Share and (ii) each Indemnifying Party liable for such Losses pursuant to Section 10.2(a)(ii) shall receive an amount equal to (x) the amount otherwise due to such Indemnifying Party under clause (i) minus (y) the amount Buyer obtained from the Indemnity Holdback Amount with respect to such claim in accordance with Section 10.2(f), and in each case (i) and (ii), in accordance with the provisions of the Disbursing Agent Agreement. For illustrative purposes only, if the Indemnity Holdback Amount equaled one thousand dollars ($1,000) and the amount of the claim under Section 10.2(a)(ii) equaled one hundred dollars ($100) (i.e., the Release Amount would be, assuming no other claims, nine hundred dollars ($900)) and the aggregate Pro Rata Share of Indemnifying Party(ies) liable for such Losses equaled twenty percent (20%), then the amount to be paid to each Company Stockholder and each Company Warrant Holder not liable for such Losses pursuant to Section 10.2(a)(ii) would be calculated as if the Release Amount was one thousand dollars ($1,000) and the Indemnifying Party(ies) liable for such Losses pursuant to Section 10.2(a)(ii) would receive one hundred dollars ($100) (i.e., (20%*$1,000) minus ($100)=$100).
(b)    Outstanding Claims. With respect to any Outstanding Claim as of the Release Date, the Parties agree that, any such Outstanding Claim will be resolved in accordance with Section 11.8. With respect to any amount of the Indemnity Holdback Amount withheld by Buyer from distribution to the Company Stockholders and Company Warrant Holders on account of any Outstanding Claims as of the Release Date, Buyer shall pay or cause to be paid to the Disbursing Agent Designated Account, for the benefit of, and distribution to, the Indemnifying Parties, in accordance with their respective Pro Rata Shares, (i) all amounts represented by such Outstanding Claims upon the final judgment of such Outstanding Claim in accordance with Section 11.8, to the extent such final judgment is in favor of the Company Stockholders and Company Warrant Holders, or (ii) a portion of such amounts upon final judgment of such Outstanding Claim in accordance with Section 11.8, to the extent such final judgment was in favor of Buyer and the amount originally withheld on account of such Outstanding Claim is in excess of the amount finally determined to be due to Buyer, if any; provided, however, that to the extent Buyer has obtained any amount from the Indemnity Holdback Amount with respect to an indemnification claim under Section 10.2(a)(ii), (i) then the amount distributable to each Company Stockholder and each Company Warrant Holder not liable for such Losses pursuant to Section 10.2(a)(ii) shall be calculated as if such claim did not occur and (ii) the Indemnifying Party(ies) liable for such Losses pursuant to Section 10.2(a)(ii) shall receive an amount equal to (x) the amount otherwise due to it under clause (i) minus (y) the amount Buyer obtained from the Indemnity Holdback with respect to such claim in accordance with Section 10.2(f), and in each case clauses (i) and (ii), in accordance with the provisions of the Disbursing Agent Agreement.
As used in this Agreement:
“Covered Company Stockholders” means Bruce E. Procton, Kevin MacDonald and Walter Hammond.

“Fraud” means with respect to any Person, common law fraud under Delaware law solely with respect to the representations and warranties of the parties set forth in Article III, Article IV, or Article V; provided that “Fraud” shall not include any form of fraud premised on recklessness or negligence.
“Outstanding Claims” means, as of the applicable date of determination, amount in respect of all claimed Losses under then-pending indemnification claims subject to Claim Notices or demands for indemnification pursuant to by Section 7.17 or Article X.
“Release Amount” means the amount equal to the greater of (a) (i) eighteen million dollars ($18,000,000) minus (ii) the sum of (A) all amounts previously retained by Buyer from the Indemnity Holdback Amount as of the Release Date (including pursuant to Section 10.3(c), Section 10.3(d) and Section 10.3(g)) and (B) all amounts represented by Outstanding Claims as of the Release Date and (b) zero dollars ($0).
10.5    Exclusive Remedy. The parties acknowledge and agree that, except with respect to or in connection with Fraud, the provisions of this Article X set forth the exclusive rights and remedies of the parties to seek or obtain damages or any other remedy or relief whatsoever from any party with respect to matters arising under or in connection with this Agreement and the Transactions. Notwithstanding the foregoing or anything else in this Agreement to the contrary, this Article X, including this Section 10.5, will not limit or modify in any respect (i) the provisions of Article II providing for the resolution of certain disputes relating to any portion of the Closing Purchase Price between the parties or by the Independent Accounting Firm, or (ii) the rights of the parties to seek equitable remedies (including specific performance or injunctive relief under Section 11.11).
ARTICLE XI

MISCELLANEOUS
For all purposes under this Article XI, “Company Stockholder(s)” shall refer to the Company Stockholder(s) and the Company Warrant Holder(s).
11.1    Amendment.
(a)    Subject to applicable Law and Section 11.15(k) below, this Agreement may be amended, modified and supplemented by written agreement executed by each of Buyer, the Company and the Company Equityholders’ Representative.
(b)    At any time and from time to time prior to the Closing, either the Company Equityholders’ Representative (on behalf of the Company or the Company Stockholders), on the one hand, or Buyer, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Buyer or the Company Equityholders’

Representative, as applicable. No failure or delay by any party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
11.2    Expenses. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expense.
11.3    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)    if to Buyer (or the Company after the Closing), to:
Masonite Corporation
1242 East 5th Avenue
Tampa, FL 33605
E-mail:         Ldepartment@masonite.com
Attention:    Legal Department

with a copy (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
E-mail:        BMRoth@WLRK.com
Attention:     Benjamin M. Roth

(b)    if to the Company (prior to the Closing), to:
EPI Holdings, Inc.
8817 West Market Street
Colfax, NC 27235
Email:     bruce@enduraproducts.com
Attention:    Bruce E. Procton, President
with a copy (which shall not constitute notice) to:
Womble Bond Dickinson (US) LLP
One West Fourth Street
Winston-Salem, NC 27101
Attention:    Christopher J. Gyves
E-mail:        Christopher.Gyves@wbd-us.com

and

(c)    if to the Company Equityholders’ Representative, to:
EPI Holdings, Inc.
8817 West Market Street
Colfax, NC 27235
Email:     bruce@enduraproducts.com
Attention:    Bruce E. Procton, President

with a copy (which shall not constitute notice) to:
Womble Bond Dickinson (US) LLP
One West Fourth Street
Winston-Salem, NC 27101
Attention:    Christopher J. Gyves
E-mail:        Christopher.Gyves@wbd-us.com

11.4    Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The phrase “Business Day” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of New York, Florida or North Carolina or is a day on which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close. The phrase, “to the Knowledge of the Company,” or any variant thereof, means the actual knowledge of Bruce E. Procton, Greg McGehee, Kevin MacDonald, and Walter Hammond. The word “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization. Whenever the words “ordinary course” or “ordinary course of business” are used in this Agreement they shall be deemed to be followed by the words “consistent with past practice.” The word “extent” and the phrase “to the extent” when used in this Agreement means the degree to which a subject or other thing extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive. The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The phrase “made available,” when used with respect to any document, agreement or information provided by the Company or the Company Stockholders, means that such document, agreement or information has been posted to the electronic data room captioned “Project Intercraft” hosted by https://wwwna2.dfsvenue.com/p/2022022631/_layouts/rrdsunprogs/documentlibrary.aspx#/doc, and is fully available and visible to Buyer and its Representatives. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
11.5    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION, DIRECTLY OR INDIRECTLY, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS, INCLUDING THE SHARE AND WARRANT PURCHASE. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.
11.6    Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.
11.7    Entire Agreement. This Agreement (including the Exhibits and Schedules referred to herein), together with and the Confidentiality Agreement, constitute the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 9.1, Buyer shall be permitted to take the actions expressly contemplated by this Agreement).
11.8    Governing Law; Jurisdiction.
(a)    This Agreement, and all claims, causes of action (whether in contract, tort or statute) or other matter that may directly or indirectly result from, arise out of, be in connection with or relating to this Agreement or the other agreements delivered in connection herewith, or the execution or performance of this Agreement or such other agreements, or the Share and Warrant Purchase or the other Transactions (the “Relevant Matters”) shall be governed by, and construed solely in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Relevant Matter or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party hereto irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 11.8(b) in the manner provided for notices in Section 11.3. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.
11.9    Assignment. This Agreement shall not be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, but without relieving any party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns; provided that at or following the Closing, Buyer may assign in whole or in part any or all of its rights under this Agreement to a wholly owned Buyer Subsidiary.
11.10    Third-Party Beneficiaries. This Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as provided in Section 7.6 and Article XI, nothing in this Agreement or the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the parties any rights or remedies hereunder or thereunder.
11.11    Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed or is threatened to not be performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Share and Warrant Purchase), in addition to any other remedy to which they are entitled at Law or in equity. The parties’ rights in this Section 11.11 are an integral part of the Transactions and each party hereby waives any objections to any remedy referred to in this Section 11.11 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). If any party seeks any remedy referred to in this Section 11.11, such party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.
11.12    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.
11.13    Company Equityholders’ Representative.
(a)    By virtue of the execution of this Agreement, and without any further action of any of the Company Stockholders, Bruce E. Procton is hereby irrevocably nominated, constituted and appointed as the exclusive representative, agent and true and lawful attorney-in-fact of each of the Company Stockholders (the “Company Equityholders’ Representative”), with, subject to the prior written consent by Buyer (not to be unreasonably withheld), full power of substitution by the Company Stockholders, to act in the name, place and stead of the Company Stockholders with respect to this Agreement, as the same may be from time to time amended, supplemented or modified, and with respect to the Transactions, and to do or refrain from doing all such acts and things, and to execute all such documents (including any amendments to this Agreement and any requests, notices, waivers and consents), in each case, as the Company Equityholders’ Representative shall deem necessary, appropriate or desirable in connection with this Agreement, any agreements contemplated by this Agreement or any of the transactions contemplated hereby, and to enforce and protect (or refrain from enforcing) the rights and interests of the Company Stockholders (including by asserting or defending any claim, consenting to, compromising or settling any such claim or conducting any negotiation regarding any such claim) arising out of or under or in any manner relating to this Agreement, any agreements contemplated by this Agreement or any of the transactions contemplated hereby or thereby, including, without limitation, the power to:
(i)    act for the Company Stockholders with regards to matters set forth in Section 2.3 (including, without limitation, in connection with the calculation and components of the Purchase Price);
(ii)    act for the Company Stockholders with regards to matters pertaining to indemnification referred to in this Agreement, including the power to compromise any indemnity claim on behalf of the Company Stockholders and to transact matters of litigation;
(iii)    execute and deliver all amendments and waivers to this Agreement that the Company Equityholders’ Representative deems necessary or appropriate, whether prior to, at or after the Closing;

(iv)    execute and deliver all amendments, waivers, ancillary agreements, stock powers, certificates and documents that the Company Equityholders’ Representative deems necessary or appropriate in connection with consummation of the transactions contemplated by this Agreement;
(v)    receive funds for the payment of expenses of the Company Stockholders and apply such funds in payment of such expenses; and
(vi)    to do or refrain from doing any further act or deed on behalf of the Company Stockholders that the Company Equityholders’ Representative deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as the Company Stockholders could do if personally present.
(b)    All decisions, actions (or failures to take an action or omissions of an action), notices, instructions and communications of the Company Equityholders’ Representative shall be final, binding and conclusive on the Company Stockholders and may be relied upon by Buyer and its affiliates as the decisions, actions (or failures to take an action or omissions of an action), notices, instructions and communications of the Company Stockholders. Buyer and its respective affiliates and Representatives shall be entitled to disregard any notices or communications given or made by any Company Stockholder not given or made through the Company Equityholders’ Representative. The Company Equityholders’ Representative shall not be liable to any of the Company Stockholders for any act done or omitted by the Company Equityholders’ Representative in good faith pursuant to this Agreement or any agreement ancillary hereto or any mistake of fact or Law unless caused by the Company Equityholders’ Representative’s knowing and material willful misconduct in the performance of its duties under this Agreement. The Company Stockholders will, on a severally and not joint basis, indemnify, defend and hold harmless the Company Equityholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Company Equityholders’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided that, if any such Representative Loss is finally adjudicated to have been directly caused by the knowing and material willful misconduct of the Company Equityholders’ Representative, the Company Equityholders’ Representative will reimburse the Company Stockholders the amount of such indemnified Representative Loss to the extent attributable to such knowing and material willful misconduct. The foregoing indemnities will survive the Closing, the resignation or removal of the Company Equityholders’ Representative or the termination of this Agreement. In taking any action or refraining from taking any action whatsoever the Company Equityholders’ Representative shall be protected in relying upon any notice, paper or other document reasonably believed by it to be genuine, or upon any evidence reasonably deemed by it to be sufficient. Each Company Stockholder hereby forever releases and discharges the Company Equityholders’ Representative from any and all liability which may arise in connection with the Company Equityholders’ Representative performance in good faith and any acts or omissions which the Company Equityholders’ Representative takes on behalf of the Company Stockholders in accordance with this Section 11.13, except in the case of knowing and material willful misconduct of the Company Equityholders’ Representative. The Company

Equityholders’ Representative may consult with counsel in connection with its duties and shall be fully protected in any act taken, suffered or permitted by it in good faith in accordance with the advice of counsel. Buyer and its respective affiliates shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Company Equityholders’ Representative.
(c)    The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Company Stockholder, and (ii) shall survive the consummation of the Transactions.
(d)    Any action against Buyer or its respective affiliates or that is brought by or on behalf of a Company Stockholder with respect to this Agreement or the Transactions may be brought only by the Company Equityholders’ Representative.
(e)    The Company Equityholders’ Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Company Stockholder, except in respect of amounts received on behalf of such Company Stockholder. The Company Equityholders’ Representative shall not be liable to any Company Stockholder for any action taken or omitted by it or any agent employed by it hereunder or under any other document entered into in connection herewith, except that the Company Equityholders’ Representative shall not be relieved of any liability imposed by law for knowing and material willful misconduct. The Company Equityholders’ Representative shall not be liable to the Company Stockholders for any apportionment or distribution of payments made by the Company Equityholders’ Representative in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Company Stockholder to whom payment was due, but not made, shall be to recover from the other Company Stockholder any payment in excess of the amount to which they are determined to have been entitled. The Company Equityholders’ Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement. Neither the Company Equityholders’ Representative nor any agent employed by it shall incur any liability to any Company Stockholder by virtue of the failure or refusal of the Company Equityholders’ Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of its other duties hereunder, except for actions or omissions constituting knowing and material willful misconduct.
(f)    The Expense Fund Amount shall be paid to the Company Equityholders’ Representative in accordance with Section 1.6(b)(v). The Expense Fund Amount shall be held by the Company Equityholders’ Representative as agent and for the benefit of the Company Stockholders, shall be used for the purpose of paying directly, or reimbursing the Company Equityholders’ Representative for, any expenses incurred in connection with this Agreement and the performance of the Company Equityholders’ Representative duties and obligations hereunder, including, without limitation, to pay the fees and expenses of attorneys and accountants incurred in resolving disputes with Buyer; provided that, if such expenses are in the aggregate in excess of the Expense Fund Amount, the Company Equityholders’ Representative shall be reimbursed by the Company Stockholders on a severally and not jointly basis. The Company Equityholders’ Representative shall have no responsibility or liability for any loss of the Expense Fund Amount other than as a result of knowing and material willful misconduct. The Company Equityholders’

Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund Amount, and has no tax reporting or income distribution obligations. The Company Stockholders shall not receive any interest on the Expense Fund Amount. As soon as reasonably determined by Company Equityholders’ Representative that the Expense Fund Amount is no longer required to be withheld, Company Equityholders’ Representative shall distribute the then-remaining amount of the Expense Fund Amount, if any, to the Company Stockholders in accordance with their respective Pro Rata Shares. For U.S. federal income tax purposes, the Expense Fund Amount will be treated as having been received and voluntarily set aside by the Company Stockholders.
11.14    Release.
(a)    Effective as of the Closing Date, each of the Company Stockholders, on behalf of themselves and, as applicable, their employees, officers, managers, equityholders, members, directors, shareholders, representatives, agents, successors, predecessors, affiliates, attorneys and assigns (the “Company Stockholder Related Parties”), hereby releases, acquits and forever discharges Buyer, the Company and the Company Subsidiaries, and each of their respective employees, officers, directors, representatives, agents, successors, predecessors, affiliates, attorneys and assigns (collectively, the “Released Parties”), from any and all claims, rights, demands, causes of action, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees), whether based on federal, state, local, statutory or common law or any other law, rule, or regulation, of any kind, nature and/or description, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, actual or potential, known or unknown, suspected or unsuspected, contingent or non-contingent, whether or not asserted, threatened, alleged or litigated, at law, equity or otherwise (collectively, “Release Claims”), arising out of, relating to, or resulting from any circumstances, conduct, facts, events, transactions, acts, occurrences, statements, representations, misrepresentations or omissions, errors, negligence, breach of contract, tort, violation of law, matter or cause occurring or arising prior to or on the Closing Date and arising from or related in any way to the ownership, operation or management of the Company or the Company Subsidiaries on or prior to the Closing Date (including any and all arrangements between the Company or the Company Subsidiaries, on the one hand, and the Company Stockholders and their affiliates or other Company Stockholder Related Parties (acting in their capacity as such), on the other hand, prior to the Closing), which any of the Company Stockholders or any of the Company Stockholder Related Parties has had, now has, or may have in the future against the Released Parties, whether known or unknown, except only the Company Stockholder Excluded Claims (the foregoing release being the “Company Stockholder Release”).
(b)    For the purpose of the Company Stockholder Release, “Company Stockholder Excluded Claims” means any Release Claims by any Company Stockholder or Company Stockholder Related Party arising under (i) his, her or its rights under the Company Stockholder Release or this Agreement, (ii) claims for indemnity under the Organizational Documents of the Company or the Company Subsidiaries or under the Company Stockholders Agreement, and (iii) any rights under any policy of insurance carried by the Company or Company Subsidiaries.
(c)    Each of the Company Stockholders hereby agrees not to, and to not cause the Company Stockholder Related Parties to, directly assert any Release Claim or demand, or file,

commence, institute or cause to be commenced any suit or proceeding of any kind, against or on behalf of any of the Released Parties, in their corporate or individual capacities, for any Release Claims released by the Company Stockholder Release.
11.15    Financing Parties. Notwithstanding anything in this Agreement to the contrary, the Company on behalf of itself, the Company Subsidiaries and each of its controlled affiliates hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Parties, arising out of or relating to, this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any agreement relating to the Financing, (c) agrees not to bring or support or permit any of its affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Party in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company, the Company Subsidiaries or its controlled affiliates in any such Proceeding shall be effective if notice is given in accordance with Section 11.3, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Financing Parties in any way arising out of or relating to, this Agreement, the Financing, or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Parties will have any liability to the Company or any of the Company Subsidiaries or any of their respective affiliates or Representatives (in each case, other than Buyer or the Company Subsidiaries) relating to or arising out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (h) waives any and all claims and causes of action against the Financing Parties relating to or arising out of this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise, (i) agrees not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any Proceeding against any Financing Party under this Agreement, the Financing or the transactions contemplated hereby or thereby, (j) agrees that the Financing Parties are express third party beneficiaries of, and may enforce, any of the provisions of this Section 11.15, and (k) agrees that the provisions of this Section 11.15 and the definitions of “Financing Entities” and “Financing Parties” (and any other provisions of this Agreement to the extent a modification thereof would affect the substance of any of the foregoing) shall not be amended in any manner adverse to the Financing Parties without the prior written consent of the Financing Entities. Notwithstanding the foregoing, nothing in this Section 11.15 shall in any way limit or modify the rights and obligations of Buyer under this Agreement or any Financing Entity’s obligations to Buyer under any Financing agreement.
11.16    Non-Recourse. Except with respect to the named parties to this Agreement, no past, present or future incorporator, organizer, manager, member, partner, stockholder, director, officer, employee, representative, agent, affiliate or attorney of any party shall have any Liability for any obligations or liabilities of such party under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereunder. The provisions of this Section 11.16 are intended to be for the benefit of, and enforceable by, any incorporator, organizer, manager, member, partner, stockholder, director, officer, employee, representative, agent, affiliate or attorney of the parties, and each such Person shall be an express third party beneficiary.
11.17    Representation by Counsel.
(a)    This Agreement constitutes notice to Buyer that the Company has engaged Womble Bond Dickinson (US) LLP as their legal counsel in connection with the negotiation, documentation, and consummation of the Transactions and Buyer hereby agrees and, following the Closing, the Company hereby agrees, that Buyer and the Company (i) each consents to the representation of the Company Stockholders and the Company Equityholders’ Representative by Womble Bond Dickinson (US) LLP in relation to the Transactions after the Closing notwithstanding the fact that Womble Bond Dickinson (US) LLP may have represented the Company, and may currently or in the future represent the Company Stockholders, the Company Equityholders’ Representative or their respective affiliates with respect to unrelated matters, and (ii) each waives any actual or alleged conflict that may arise from Womble Bond Dickinson (US) LLP representing the Company Stockholders and the Company Equityholders’ Representative or their respective affiliates against the Company, the Buyer, or any of their affiliates in litigation, arbitration, or mediation in connection with the Transactions; provided, however, that nothing in this Section 11.17 shall be construed as a waiver of any attorney-client privilege. In addition, the Buyer hereby acknowledges that its consent and waiver under this paragraph is voluntary and informed, and that the Buyer has obtained independent legal advice with respect to this consent and waiver. After the Closing, Wachtell, Lipton, Rosen & Katz is permitted to represent the Company, Buyer or any of their affiliates, in relation to the Transactions or any unrelated matter.
(b)    Notwithstanding any legal requirement to the contrary, (i) all attorney-client privileged communications between Womble Bond Dickinson (US) LLP and the Company, or their respective affiliates or their respective equity holders, officers, directors, managers, or trustees that occurred in the context of Womble Bond Dickinson (US) LLP’s representation of the Company prior to the Closing with respect to matters that are not related to the negotiation, documentation, and consummation of the Transactions will remain privileged as between Womble Bond Dickinson (US) LLP and the Company after the Closing, and (ii) any attorney-client privilege relating to the negotiation, documentation, and consummation of the Transactions that otherwise would be available to the Company Stockholders, the Company, or their respective affiliates or their respective equity holders, officers, directors, managers, or trustees (collectively, the “Confidential Communications”) will remain so privileged and neither Buyer nor the Company or the Company Subsidiaries may use any Confidential Communications in connection with any dispute that may arise between the Company Stockholders and their affiliates and Buyer or the Company and the Company Subsidiaries and their respective affiliates after the Closing. The parties agree that if the Company, and its affiliates or their respective equity holders, officers, directors, managers, or trustees leave any emails and other documents (both electronic or otherwise) that contain Confidential Communications on the Company’s servers or with the Company, such occurrence will not, in and of itself, constitute a waiver of the attorney-client privilege applicable to such documents. Notwithstanding the foregoing, if after the Closing a dispute arises between the Buyer or the Company, on the one hand, and a third party other than (and unaffiliated with) the Company Stockholders, on the other hand, then the Buyer or the Company (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of the Confidential Communications, with notice to the Company Equityholders’ Representative.
(c)    The Company Stockholders acknowledge and agree that Womble Bond Dickinson (US) LLP has exclusively represented the interests of the Company (and not any Company Stockholder) in the preparation of this Agreement (or in any agreement, certificate or other instrument delivered pursuant hereto or in connection herewith), and no Company Stockholder has relied upon or considered Womble Bond Dickinson (US) LLP as representing its interests. All Company Stockholders acknowledge and agree that they have consulted their own legal counsel as each deems necessary and appropriate.
(d)    Notwithstanding any other provision herein, this Section 11.17 shall be irrevocable, and no term of this Section 11.17 may be amended, waived or modified, without the prior written consent of the Company Equityholders’ Representative, Womble Bond Dickinson (US) LLP, and Wachtell, Lipton, Rosen & Katz (which are intended third party beneficiaries of this Section 11.17).
[Signature Pages Follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.
MASONITE CORPORATION
By:    /s/ Howard C. Heckes
    Name: Howard C. Heckes
    Title: President and Chief Executive Officer

[Signature Page to Securities Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMPANY STOCKHOLDER:

CYPRIUM INVESTORS V LP

By: Cyprium V Management LLC, its General Partner

By: Cyprium V Investment LLC, its manager

By:    /s/ Leland J. Lewis
    Name: Leland J. Lewis
    Title: Partner

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMPANY WARRANT HOLDER:

CYPRIUM INVESTORS V LP

By: Cyprium V Management LLC, its General Partner

By: Cyprium Investment Partners, LLC, its manager

By:    /s/ Leland J. Lewis
    Name: Leland J. Lewis
    Title: Partner

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMPANY STOCKHOLDER:

CYPRIUM PARALLEL INVESTORS V LP

By: Cyprium V Management LLC, its General Partner

By: Cyprium Investment Partners, LLC, its manager

By:    /s/ Leland J. Lewis
    Name: Leland J. Lewis
    Title: Partner

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMPANY WARRANT HOLDER:

CYPRIUM PARALLEL INVESTORS V LP

By: Cyprium V Management LLC, its General Partner

By: Cyprium Investment Partners, LLC, its manager

By:    /s/ Leland J. Lewis
    Name: Leland J. Lewis
    Title: Partner

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMPANY STOCKHOLDER

1492 Capital LLC

By:    /s/ Matthew A. Wilson
    Name: Matthew A. Wilson
    Title: Senior Investment Professional

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMPANY WARRANT HOLDER

1492 Capital LLC

By:    /s/ Matthew A. Wilson
    Name: Matthew A. Wilson
    Title: Senior Investment Professional

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMPANY STOCKHOLDER

Nationwide Defined Benefit Master Trust

By:    /s/ Matthew A. Wilson
    Name: Matthew A. Wilson
    Title: Senior Investment Professional

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMPANY WARRANT HOLDER

Nationwide Defined Benefit Master Trust

By:    /s/ Matthew A. Wilson
    Name: Matthew A. Wilson
    Title: Senior Investment Professional

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
COMPANY STOCKHOLDER

/s/ Bruce E. Procton
Bruce E. Procton

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
COMPANY STOCKHOLDER

/s/ Kevin MacDonald
Kevin MacDonald

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
COMPANY STOCKHOLDER

/s/ Walter Hammond
Walter Hammond

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
COMPANY STOCKHOLDER

/s/ Greg McGehee
Greg McGehee

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
COMPANY STOCKHOLDER

/s/ Lawrence P. Repar
Lawrence P. Repar

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
COMPANY STOCKHOLDER

Rose E. Procton Irrevocable Trust u/a/d 12/31/12

By:    /s/ Joseph M. Brower
    Name: Joseph M. Brower
    Title: Trustee

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
COMPANY STOCKHOLDER

Alexander M. Procton Irrevocable Trust u/a/d 12/31/12

By:    /s/ Joseph M. Brower
    Name: Joseph M. Brower
    Title: Trustee

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
COMPANY STOCKHOLDER

Jonas M. Procton Irrevocable Trust u/a/d 12/31/12

By:    /s/ Joseph M. Brower
    Name: Joseph M. Brower
    Title: Trustee

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMPANY

EPI Holdings, Inc.

By:    /s/ Bruce E. Procton
    Name: Bruce E. Procton
    Title: President

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.
COMPANY EQUITYHOLDERS’ REPRESENTATIVE

/s/ Bruce E. Procton
Bruce E. Procton